As filed with the Securities and Exchange Commission on August 4, 2008.
Registration No. 333-135330

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 4
to
FORM SB-2
on
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KH FUNDING COMPANY
(Exact name of registrant as specified in its charter)

State of Maryland	6162	52-1886133
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10801 Lockwood Drive, Suite 370
Silver Spring, Maryland 20901
(301) 592-8100
(address and telephone number of principal executive office)

Robert L. Harris, President
10801 Lockwood Drive, Suite 370
Silver Spring, Maryland 20901
(301) 592-8100
(name, address and telephone number of agent for service)

with copies to:
Andrew Bulgin, Esq.
Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
The Garrett Building
233 East Redwood Street
Baltimore, Maryland 21202

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer: ☐	Accelerated filer: ☐

Non-accelerated filer: ☐	Smaller reporting company: ☒
(Do not check if a smaller-reporting company)

This registration statement contains a combined prospectus as permitted by Rule 429. The other registration statement to which this registration statement relates was filed under Commission File No. 333-124155.

PURSUANT TO RULE 429 OF THE RULES AND REGULATIONS UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS WHICH IS A PART OF THIS REGISTRATION STATEMENT WILL ALSO BE USED IN CONNECTION WITH SECURITIES REGISTERED BY REGISTRANT’S REGISTRATION STATEMENT NO. 333-124155. IN THE EVENT ANY OF SUCH PREVIOUSLY REGISTERED SECURITIES ARE OFFERED PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT THEY WILL NOT BE INCLUDED IN SUCH PROSPECTUS.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 4, 2008

PROSPECTUS

$220,000,000 Series 3 Senior Secured Notes	$30,000,000 Series 4 Subordinated Unsecured Notes

The primary business activities of KH Funding Company, referred to in this prospectus as “KH Funding”, “we” or “our”, consist of originating, acquiring and servicing mortgage loans, and issuing interest-bearing debt securities to investors. Our business operations are conducted solely from our headquarters in Silver Spring, Maryland.

We are selling up to $220,000,000 in aggregate principal amount of Series 3 Senior Secured Notes, referred to in this prospectus as “Series 3 Notes”, made up of $170,000,000 in Demand Notes and $50,000,000 in Fixed Term Notes, described in this prospectus. We are also selling up to $30,000,000 in aggregate principal amount of Series 4 Subordinated Unsecured Notes, referred to in this prospectus as “Series 4 Notes”, described in this prospectus. As of the date of this prospectus, we have already sold approximately $45,269,421 in Series 3 Notes and approximately $3,093,833 in Series 4 Notes registered by the registration statement to which this prospectus relates pursuant to an earlier related prospectus. The Series 3 Notes and Series 4 Notes are collectively referred to in this prospectus as the “Notes”. You must purchase a minimum of $5,000 in principal amount of the Notes, although we reserve the right to waive this subscription minimum and accept a lesser amount from any investor. There is no minimum amount of Notes that must be sold under this Offering. The Notes will be offered and sold by our Chief Executive Officer, Robert L. Harris, and, after satisfying applicable issuer-agent registration requirements, our Vice President, James E. Parker. In the future, after satisfying any applicable issuer-agent registration requirements, certain of our other employees may also offer and sell the Notes. None of our selling employees will receive special compensation. We will also employ certain broker-dealer(s) on a “best-efforts” or agency basis to sell our Notes, who will receive commissions ranging from .6% to 3.5% of the sale price of any Notes sold for their selling efforts. This offering will terminate when all Notes have been sold or when we determine to terminate the offering, whichever is earlier. We do not intend to deposit the proceeds from this offering in any escrow, trust or similar account. The proceeds from the sale of any Notes will be paid directly to us for our use. There is no guaranty that we will sell any of the Notes.

The Series 3 Senior Secured Notes will be sold as either Demand Notes or Fixed Term Notes under the following terms:

$170,000,000 Demand Notes:	Demand Period[1]	Current Annual Variable Interest Rate[2]
One Day Demand Notes	One day[3]	4.50%
Thirty Day Demand Notes	Thirty days	4.75%

$50,000,000 Fixed Term Notes:	Maturity	Current Fixed Annual Interest Rate[4]
One Year Fixed Term Notes	One year from the date of issuance	5.75%
Three Year Fixed Term Notes	Three years from the date of issuance	6.10%
Five Year Fixed Term Notes	Five years from the date of issuance	6.35%

The Series 4 Subordinated Unsecured Notes will be sold as fixed term notes under the following terms:

$30,000,000 Fixed Term Notes:	Maturity	Current Fixed Annual Interest Rate[5]
One Year Fixed Term Notes	One year from date of issuance	6.50%
Three Year Fixed Term Notes	Three years from the date of issuance	6.75%
Five Year Fixed Term Notes	Five years from the date of issuance	7.25%

1.	The demand period for the Demand Notes is the number of days between the date we receive your notice to redeem all or part of your Note(s), and the date we make such redemption.
2.
The interest rates for the Series 3 Demand Notes have variable annual interest rates, which will be adjusted while the Demand Notes are outstanding as follows: One Day Note = Federal-Funds Target Rate plus 2.50%; and Thirty Day Note = Federal-Funds Target Rate plus 2.75%; unless we choose to deviate from this rate formula as stated in a future prospectus supplement or post-effective amendment.

3.	The holders of One Day Demand Notes have the option of being provided checking account privileges to access their funds. See “Description of the Notes.”
4.
The interest rates for the Series 3 Fixed Term Notes will be fixed upon issuance for the term of the Note. Generally, the rate will be set in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 3.75%; Three Year Note = Federal-Funds Target Rate plus 4.10%; and Five Year Note = Federal-Funds Target Rate plus 4.35%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000, plus 0.15%; over $500,000, plus 0.25%; and over $1,000,000, plus 0.40%. From time to time, we may choose to deviate from this rate formula and, in such case, we will file a prospectus supplement disclosing the applicable rate.

5.
The interest rates for the Series 4 Notes will be fixed upon issuance for the term of the Note. Generally, the rate will be set in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 4.50%; Three Year Note = Federal-Funds Target Rate plus 4.75%; and Five Year Note = Federal-Funds Target Rate plus 5.25%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000: plus 0.15%; over $500,000: plus 0.25% and over $1,000,000: plus 0.40%. From time to time, we may choose to deviate from this rate formula and, in such case, we will file a prospectus supplement disclosing the applicable rate.

The Series 4 Notes will be unsecured obligations of KH Funding, will be subordinate to the Series 3 Notes and any other senior indebtedness we may incur, and will be on parity with all other unsecured and subordinated indebtedness of KH Funding Company. The Notes are not listed on any national securities exchange or on the Nasdaq Stock Market, and we do not expect any trading market to develop for the Notes.

We are not a bank or depository financial institution and the Notes will not be insured against loss by the FDIC or any governmental or private agency. Investing in the Notes involves certain risks. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2008

TABLE OF CONTENTS

Prospectus Summary	3
Risk Factors	8
We have experienced net losses in recent fiscal years and may not achieve consistent profitability	8
We operate with limited capital levels and stockholders’ equity	8
The Notes are not insured against loss by the FDIC or any governmental agency	9
We do not set aside funds to redeem the Notes and must rely on our revenues from operations and other sources for redemption	9
We have the right to make a mandatory call of the Notes	9
The Indenture for the Notes does not contain financial, capital or operating covenants or impose limits on our borrowings	10
We are selling the Notes on a best efforts basis without making any arrangements for escrow of the proceeds, and all purchases of the Notes will be irrevocable	10
We may incur substantially more debt as a result of this or future offerings	10
Our One Day Demand Notes with checking account privileges allow those investors to redeem their investment with one day advance notice to KH Funding, which could increase the volatility of our cash position from time to time	10
The Series 4 Notes are unsecured and subordinate in right of repayment to the Series 3 Notes and any other senior debt we may incur	11
Your ability to liquidate your Notes is limited because of transfer restrictions and the lack of a trading market	11
Investors who purchase Notes for IRA or SEP accounts that we administer could suffer materially adverse consequences if their purchases are determined to be prohibited transactions	11
A change in market interest rates may reduce our profits and impair our ability to repay Notes	11
We are not required to sell all or any specified amount of the Notes to consummate the offering	12
Our management will have broad discretion over the allocation of the proceeds from this offering	12
As of the date of this prospectus, we were involved in an unresolved investigation by the Maryland Securities Division	12
As of December 31, 2007, we had material weaknesses in our internal control over financial reporting	13
Our assessment of the quality of loans we originate and acquire may be inaccurate	14
Our borrowers may fail to repay their loans	14
Changes in the economic conditions in our lending areas could have a material adverse impact on our financial condition, the ability of our borrowers to repay their loans and the value of the real estate and other collateral securing those loans	14
Some of the loans we make and acquire are sub-prime loans, which generally have higher delinquency and default rates than prime mortgage loans	14
We have not established a line of credit with any other lender to provide funds for operations.	15
Our allowance for loan losses may be insufficient	15
Our remedies for collecting on a defaulted loan may be inadequate	15
Our lending and investment activities are not diverse	16
Our lending activities are concentrated in the Washington/Baltimore metropolitan areas	16
We may not be able to sustain our historical levels of loan origination and acquisitions	16
Our success is dependent in part on our senior management team	17
Some of our officers and directors have invested in our investor notes and may invest in the Notes, which may create conflicts of interest	17
We have loaned significant amounts of money to some of our officers, directors and principal stockholders	17
We are indebted to some of our officers, directors and principal investors above their investments in our investor notes	17
Our Board does not have a separately-designated compensation committee, which may cause conflicts of interest with our directors and certain of our officers	18
Our lending activities subject us to the risk of environmental liabilities	18
A Warning About Forward-Looking Statements	18
Use of Proceeds	18
Management’s Discussion and Analysis of Financial Condition and Results of Operations	19
Our Business	27
Management	35
Certain Relationships and Related Transactions	39
Indemnification of Directors and Officers	40
Security Ownership of Certain Beneficial Owners and Management	40
Market for Common Equity and Related Stockholder Matters	41
Description of the Notes	42
Plan of Distribution	46
Experts	47
Legal Matters	47
Additional Information	47
Financial Statements	F-1

PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES CONTAINED IN THIS PROSPECTUS. EACH INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY PRIOR TO MAKING AN INVESTMENT DECISION IN THE OFFERED SECURITIES.

KH Funding Company

KH Funding is a Maryland corporation in its 18th year of operation. We operated as a general partnership from our founding in December 1990 until we were incorporated under the laws of the State of Maryland on June 24, 1994.

For investors, our investment services include the sale and issuance of fixed and variable rate investor notes. Holders of our investor notes are provided monthly statements that track the transactions of their investment account, such as interest earned, partial or whole redemptions, additions to principal, and the beginning and ending balance for each statement period. Holders of our investor notes are annually provided an IRS Form 1099 reporting the interest earned on their note(s). We are an approved retirement account trustee and will accept and administer purchases of our investor notes for IRA and SEP accounts.

For borrowers, our mortgage services include the direct origination of short and medium-term mortgage loans to investment property owners and small businesses, primarily in the Washington, D.C. and Baltimore, Maryland metropolitan areas. We specialize in loans that allow a borrower to buy, renovate and sell investment properties. We also provide lines-of-credit and fixed-term loans to many small businesses where we also have real estate as additional collateral for each loan. Our services include originating and buying loans and servicing the loans in our portfolio.

In addition to the direct origination of loans described above, we also buy outstanding mortgage loans from mortgage loan brokers and other mortgage lenders. These loans have been funded and the borrower is fully obligated under the mortgage note. We currently own loans secured by real estate in 18 states. Most of the loans purchased under this program are long-term mortgage loans provided by sellers of real estate to a buyer, where the buyer makes a small down payment and the seller originates a first and second mortgage loan for the buyer. We will buy the first mortgage loan and normally the seller will continue to hold the second mortgage loan. Because of the nature of seller financed transactions, the interest rates for these loans are generally higher than on most conventional mortgage loans. Our experience has been that these loans are paid off within two or three years because the borrower is able to refinance at a lower rate after having paid timely on the loan. Because market interest rates are constantly changing, however, there can be no guarantee that borrowers will continue to refinance these loans in the future.

Our net income depends largely upon our net interest income, which is the difference between interest income that we earn from our loans and investments and interest expense that we pay on our investor notes. This is discussed more fully in this prospectus under the headings “Our Business” and “Risk Factors.”

How to Contact Us

Our offices are located at 10801 Lockwood Drive, Suite 370, Silver Spring, Maryland 20901. Our telephone number is (301) 592-8100. Your may access our web site at “www.khfunding.com”. Information on our web site is not incorporated into this prospectus and should not be considered a part of this prospectus.

Summary of the Terms of the Offering

Securities	Series 3 Senior Secured Notes, or Series 3 Notes, in the form of Fixed Term Notes and Demand Notes.

Series 4 Subordinated Unsecured Notes, or Series 4 Notes, in the form of Fixed Term Notes.

Amount
We may issue up to $220,000,000 in aggregate principal amount of Series 3 Notes, consisting of $170,000,000 in Demand Notes and $50,000,000 in Fixed Term Notes, and up to $30,000,000 in aggregate principal amount of Series 4 Notes. As of the date of this prospectus, we have already sold approximately $45,269,421 in Series 3 Notes and approximately $3,093,833 in Series 4 Notes registered by the registration statement to which this prospectus relates pursuant to an earlier related prospectus.

Accounts
Once you invest in a Note, we will establish and maintain an account for your benefit. The transactions for your account, including withdrawals, additions and interest postings, will be reflected on an account statement that will be mailed to you on a monthly basis (quarterly for IRA accounts).

Interest Rates
Series 3 Demand Notes. The Series 3 One Day and Thirty Day Demand Notes have a variable annual interest rate. Currently, the rates are 4.50% and 4.75%, respectively. Generally, the interest rates for the Demand Notes will be adjusted while outstanding as follows: One Day Note = Federal-Funds Target Rate plus 2.50% and Thirty Day Note = Federal-Funds Target Rate plus 2.75%. From time to time, however, we may choose to deviate from this rate formula. We will file a prospectus supplement and post that supplement on our website, www.khfunding.com, when variable annual interest rates are adjusted. We will notify you in writing at least seven (7) days prior to any decrease in the interest rate. The notice will include a current prospectus or prospectus supplement reflecting the new rates. You will have an opportunity to make a demand election if you so desire or you can simply continue to hold the Demand Note subject to the new interest rate.

Series 3 Fixed Term Notes. The Series 3 One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes will have an annual interest rate fixed at the time of issuance. Currently, the interest rates are 5.75%, 6.10% and 6.35%, respectively. We may change the interest rate periodically for future issuances of Fixed Term Notes in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 3.75%; Three Year Note = Federal-Funds Target Rate plus 4.10%; and Five Year Note = Federal-Funds Target Rate plus 4.35%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000: plus 0.15%; over $500,000: plus 0.25% and over $1,000,000: plus 0.40%. From time to time, we may choose to deviate from this rate formula, in which case we will file a prospectus supplement and post that supplement on our website, www.khfunding.com. If we change the interest rate on any new issuances of Series 3 Fixed Term Notes, the interest rate on previously-issued Series 3 Fixed Term Notes will not be affected.

Series 4 Fixed Term Notes. The Series 4 One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes will have an annual interest rate fixed at the time of issuance. Currently, the interest rates are 6.50%, 6.75% and 7.25%, respectively. We may change the interest rate periodically for future Fixed Term Notes in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 4.50%; Three Year Note = Federal-Funds Target Rate plus 4.75%; and Five Year Note = Federal-Funds Target Rate plus 5.25%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000, plus 0.15%; over $500,000, plus 0.25%; and over $1,000,000, plus 0.40%. From time to time, we may choose to deviate from this rate formula, in which case we will file a prospectus supplement and post that supplement on our website, www.khfunding.com. If we change the interest rate on new issuances of the Series 4 Fixed Term Notes, the interest rate on previously-issued Series 4 Fixed Term Notes will not be affected.

Compounding Interest
The interest on all Notes is compounded daily. The initial effective annual yield, based upon the funds being invested for a continuous 365 days, is 4.60% and 4.86% for the Series 3 One Day and Thirty Day Demand Notes, respectively, based upon the current rate, and 5.92%, 6.29% and 6.56%, for the Series 3 One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes, respectively, based upon the current rate.

The initial effective annual yield, based upon the funds being invested for a continuous 365 days, is 6.72%, 6.98% and 7.52%, for the Series 4 One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes, respectively, based upon the current rate.

Interest Payments	You may elect to receive interest payments monthly, quarterly, semi-annually or annually. You may also elect for the interest to be accrued and added to the balance of your account.

Principal Payments	We will pay the principal amount due under each Fixed Term Note at maturity and each Demand Note upon demand after the expiration of the respective demand period.

Mandatory Call by Company	We may prepay the outstanding principal amount of Fixed Term Notes and Demand Notes at any time without penalty or premium.

Redemption by Holders
You may redeem all or some of the outstanding principal and accrued but unpaid interest balance of your Fixed Term Notes at any time in whole or in part subject to a penalty of 90 days’ interest earnings for One Year Fixed Term Notes and 60 days’ interest earnings for each year in advance of maturity that the redemption occurs for Three Year Fixed Term Notes and Five Year Fixed Term Notes. The penalty for early redemption will be calculated based on the then applicable interest rate and the amount to be redeemed. We will fund early redemption requests upon 90 days advance notice.

Collateral
The Series 3 Notes will be secured by substantially all assets of KH Funding, excluding real estate owned, will have parity with existing Series 3 Notes or other senior debt we may incur, and will rank senior to all unsecured and subordinated indebtedness of KH Funding, including Series 4 Notes.

The Series 4 Notes will be unsecured obligations of KH Funding, will be subordinate as to the payments of principal and interest to the Series 3 Notes and any other senior indebtedness we may incur, and will be on parity with all other unsecured and subordinated indebtedness of KH Funding. As of March 31, 2008, we had $38,126,151 in outstanding senior indebtedness, all of which was previously-issued Series 3 investor notes.

Use of Proceeds
We currently intend to use the net proceeds from the sale of the Notes to originate loans, to purchase loans from mortgage loan brokers, banks and other lenders and to redeem existing outstanding notes or Notes sold under this offering that come due during the period of this offering. See “Use of Proceeds” on page 18.

Plan of Distribution
We will sell the Notes on a continuous basis to the public in certain states. The Notes will be offered and sold by our Chief Executive Officer, Robert L. Harris, and, after satisfying applicable issuer-agent registration requirements, our Vice President, James E. Parker. In the future, after satisfying any applicable issuer-agent registration requirements, certain of our other employees may also offer and sell the Notes. None of our selling employees will receive special compensation. We will also employ certain broker-dealer(s) on a “best-efforts” or agency basis to sell our Notes, who will receive commissions ranging from .6% to 3.5% of the sale price of any Notes sold for their selling efforts. There is no minimum amount of Notes that must be sold under this Offering. Proceeds from the Notes will not be held in any escrow, trust or similar account. You must purchase a minimum of $5,000 in principal amount of the Notes. We reserve the right to waive this minimum and accept a lesser amount from any investor. See “Plan of Distribution” on page 46.

Book Entry Form	The Notes will be issued in book entry form only. We do not intend to issue any Note in certificated form.

Risk Factors	Purchasing the Notes involves certain risks. You should carefully review the risks described in this prospectus beginning on page 8 under the heading “Risk Factors.”

Summary Financial Data

You should consider our summary financial information set forth below together with the more detailed financial statements, including the related notes and with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	(Unaudited) Three Months Ended March 31,		As of and for the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Statement of Operations Data:
Total Interest Income	$1,214,182	$1,532,545	$6,035,475	$6,144,252	$3,534,054	$2,274,933	$1,968,514
Interest Expense	969,480	1,084,317	4,338,073	4,041,679	2,412,360	1,297,978	1,273,677
Provision for Loan Losses	79,098	45,000	510,185	312,858	251,048	266,700	146,379
Non-interest (Loss) Income	29,669	17,073	(17,086)	(78,307)	101,078	121,637	89,987
Non-Interest Expense	290,196	335,937	1,434,656	1,550,840	1,016,039	929,365	634,279
Net Income (Loss)	(94,923)	84,364	(264,525)	160,568	(44,315)	(97,473)	4,166
Per Common Share Data:
Basic Earnings (Loss) Per Share(1)	(0.04)	0.03	(0.10)	0.06	(0.02)	(0.04)	-0-
Diluted Earnings (Loss) Per Share(1)(2)	(0.04)	0.03	(0.10)	0.06	(0.02)	(0.04)	-0-
Dividends per share (1)	0	0.02	0.04	0.08	0.10	0.15	0.15

(1)	Shown in cents per share.
(2)	Shows the potentially dilutive effects of shares issuable under our stock option plan if the options are not anti-dilutive, shown in cents per share.

	(Unaudited) Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Balance Sheet Data:
Cash and marketable securities	$88,391	$2,219,420	$95,622	$4,404,162	$7,177,851	$3,328,093	$4,245,066
Loans less allowance for loan losses	45,673,108	56,274,466	47,885,188	54,704,020	40,678,941	20,144,798	15,590,526
Real estate owned	2,781,303	1,442,492	2,244,569	1,139,664	802,815	709,973	1,014,254
Other assets(1)	2,179,707	2,691,634	3,167,560	3,077,855	2,110,938	2,039,085	2,280,217
Total assets	50,722,509	62,628,012	53,392,939	63,325,701	50,770,545	26,221,949	23,090,908
Notes payable	44,796,753	53,299,293	51,219,963	61,774,343	49,681,335	24,817,403	19,980,673
Participation loans	4,258,640	0	261,764	-	-	107,248	105,636
Other liabilities(2)	1,019,449	7,862,604	872,146	133,044	174,403	101,446	1,322,686
Total liabilities	50,074,842	61,161,897	52,353,873	61,907,387	49,855,738	25,026,097	21,408,995
Stockholders equity	647,667	1,466,115	1,039,066	1,418,314	914,807	1,195,852	1,681,913
Other Financial Data:
Return on average assets(3)	(0.74)%	0.54%	(0.45)%	0.28%	(0.12)%	(0.40)%	0.02%
Return on average equity(4)	(45.02)%	23.40%	(21.53)%	13.76%	(4.20)%	(6.77)%	0.31%
Stockholders’ equity to total assets (5)	1.28%	2.40%	2.11%	2.04%	1.81%	4.56%	7.28%
Stockholders’ equity to loans outstanding (5)	1.42%	2.61%	2.17%	2.59%	2.25%	5.94%	10.79%
Loan Portfolio:
Principal funded during period	4,265,201	4,469,384	$12,412,719	$40,285,035	$37,727,240	$12,841,741	$6,875,053
Principal received during period	5,841,137	2,571,917	$17,091,098	$26,060,326	$16,733,748	$8,005,490	$6,970,257
Average interest rate for period	10.32%	10.56%	10.65%	11.05%	10.66%	10.89%	10.74%
Loan charge-offs as a percent of total portfolio at end of period (6)	0.44%	1.12%	0.86%	0.43%	0.30%	1.38%	0.75%
Investor Notes Payable:
Sale of notes during period	$851,270	$898,276	$2,321,330	$106,101,789	$120,110,831	$49,008,102	$26,630,166
Redemption of notes during period	7,853,052	10,081,768	$14,912,760	$95,933,794	$96,630,099	$44,786,895	$24,697,770
Average interest expense rate	6.91%	6.79%	7.09%	6.53%	6.03%	5.69%	6.0%

(1)	Consists of the sum of the following: accrued interest receivable, prepaid expenses, other receivables, investments—other, property and equipment-net, and other assets.
(2)	Consists of the sum of the following: other loans payable, accounts payable and accrued payroll liabilities, long-term lease liability, and escrows and security deposits.
(3)	Using average of beginning and ending balances for assets, and earnings for period (annualized).
(4)	Using average of beginning and ending balances for equity, and earnings for period (annualized).
(5)	Using period-end totals.
(6)	Annualized.

RISK FACTORS

Your investment in the Notes involves certain risks. In addition to the other information in this prospectus, you should carefully consider the risks described below and all the information contained in this prospectus before deciding whether to purchase any of the Notes.

Risks Related to the Notes and the Offering

We have experienced net losses in recent fiscal years and may not achieve consistent profitability.

In the last five fiscal years of operation, we reported net losses for quarter ended March 31, 2008 and for the fiscal years ended December 31, 2007, 2005 and 2004. We may not be able to sustain or increase profitability on a quarterly or an annual basis in the future.

We operate with limited capital levels and stockholders’ equity.

The timing and amounts of investor note redemptions are unpredictable, and our financial condition could be materially and adversely affected if we were to receive investor note redemption requests in an amount that exceeds our existing cash resources, cash inflows from loans, including unscheduled and unpredictable prepayments, proceeds from sales of Notes, and the cash we can obtain through the liquidation of our saleable assets to satisfy those redemption requests. Historically, we have attempted to hold 5% to 20% of our assets in cash and cash equivalents to fund redemptions of one day demand notes, which has historically been sufficient for us to meet our obligations, but at March 31, 2008 our cash and cash equivalents approximated only 0.1% of our total assets. Accordingly, although we expect to raise funds in this offering, there can be no guarantee that we will do so or, if we do, that the funds raised will be sufficient to meet future liquidity needs.

Capital represents the amount that a corporation’s stockholders have invested in the corporation at any point in time. Generally, a stockholder’s right to a return on his or her capital investment is subordinate to the other obligations of the corporation. Accordingly, in the event of a dissolution or liquidation of the corporation, capital is paid only after all persons who have a senior right to payment, such as preferred security holders and holders of debt, have been paid. A greater amount of capital provides a greater amount of protection to debt holders in the event of a liquidation or dissolution.

Historically, a significant portion of our working capital has come from the proceeds of sales of our investor notes, such as the Notes. We filed the original registration statement to which this prospectus relates in June 2006, but the Division of Securities of the Office of the Maryland Attorney General, referred to in this prospectus as the “Maryland Securities Division”, did not declare it effective due to the fact that we sold some of the Notes without registration in Maryland. In connection with this matter, the Maryland Securities Division required us to redeem an aggregate of $464,511.07 in investor notes that were sold to unaccredited investors, offer accredited investors the right to rescind their purchases of investor notes, and, in December 2007, enter into a Consent Order to finalize this matter. In January and May 2008, we filed amendments to the registration statement, but again the Maryland Securities Division did not declare them effective due to the fact that it is investigating the actions of a former Senior Vice President who allegedly misappropriated funds from an investor between 2004 and 2006 that were intended for her investor account. The Maryland Securities Division believes that this former Senior Vice President may have also funded an account at the Company using funds fraudulently obtained from an outside party. The Maryland Securities Division wanted time to review these matters before we proceeded with our offering. This investigation remains open and there can be no guarantee that the Maryland Securities Division will declare our registration statement effective while this investigation remains open or that it will not subsequently require us to terminate this offering or impose other sanctions as a result of its ultimate findings. For further information, see the risk factor below entitled “As of the date of this prospectus, we were involved in an unresolved investigation by the Maryland Securities Division.”

Because we sell many of our investor notes from Maryland and to Maryland residents, this delay in effectiveness severely limited our ability to strengthen our capital position during the past two years and the first quarter of 2008 and, in fact, has had a material adverse effect on our capital resources. In addition, as of March 31, 2008, our debt-to-equity ratio is approximately 77:1, and stockholders’ equity at March 31, 2008 was 1.28% of our total assets. These levels are not considered adequate to fully protect our investors against losses in the event we become insolvent or have to liquidate. See Note B to the audited financial statements presented elsewhere in this prospectus for further information.

Because of our high debt-to-equity ratio and our low stockholders’ equity position at December 31, 2007, and our inability over the past 18 months to offer investor notes to the public, the opinion issued by our auditors with respect to our audited financial statements for the year ended December 31, 2007 contained a qualification to the effect that the financial statements were audited based on the assumption that we will continue as a going concern. This opinion may be found on page F-2 of this prospectus and should be considered when reviewing our financial statements, which are also contained in this prospectus.

If we were forced to liquidate, our assets would be used first to satisfy the Series 3 Notes and any other senior debt, and then to satisfy the Series 4 Notes, our short-term borrowings, and the obligations owed to our other creditors. Any assets remaining after such distributions would be distributed pro rata to the holders of our common stock. As of March 31, 2008, we had $38,126,151 in senior debt (all of which was Series 3 Notes), $6,786,635 in Series 4 Notes, and $857,188 in short-term borrowings and other obligations.

Accordingly, holders of our securities, including the Notes, could lose all or a part of their investments if we were to become insolvent or forced to liquidate and our assets at that time were not sufficient to satisfy our obligations to those holders. See the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Liquidity and Capital Resources” for further information about this risk.

The Notes are not insured against loss by the FDIC or any governmental agency.

Neither the Federal Deposit Insurance Corporation nor any other governmental or private agency insures our common stock or our investor notes. The repayment of our investor notes is dependent solely upon our earnings, our working capital and other sources of liquidity available to us. If these sources of repayment are inadequate, investors could lose their entire investment.

We do not set aside funds in a sinking fund to redeem the Notes and must rely on our revenues from operations and other sources for redemption.

We do not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to redeem our investor notes upon maturity. Accordingly, holders of the investor notes must rely on our cash reserves, which we fund with revenues from operations, and other sources of liquidity (such as saleable loans and investment securities) for redemption. Our ability to generate revenues from operations in the future is subject to general economic, financial, competitive, legislative, statutory and other factors that are beyond our control. Therefore, funds from these sources may not be sufficient to meet our anticipated future operating expenditures and debt repayment obligations as they become due.

The holders of our one day demand notes are given the option to withdraw funds by providing one day’s advance notice to us of their redemption request, or through the use of a KH Funding-investor joint checking account provided through Bank of America and other local banks. These redemption privileges necessitate that we attempt to keep adequate cash reserves on hand to accommodate immediate redemption requests and may cause the Company to suffer severe cash fluctuations. When our cash reserves are not deemed adequate to fund potential redemptions, we must rely on our ability to quickly sell other assets, such as loans and investment securities. In an attempt to manage this potential risk, we have established “maximum balance” limits on the amount of our one day and thirty day demand notes that may be held by any one investor. Generally, no one investor may hold more than an aggregate of $250,000 in one day demand notes and no one investor may hold more than an aggregate of $500,000 in our thirty day demand notes. We reserve the right to waive, and we have waived in the past (including one $864,000 investment in our Series 3 notes in 2006), these maximum balance limits after careful analysis of the facts and circumstances, including our financial condition, the amount of demand notes that are outstanding, and the amount and due dates of our outstanding term notes. These maximum balance limits do not provide complete protection from the possibility of severe cash fluctuations or shortages.

If we were to experience a large number of redemption requests in a short period of time and our cash reserves or saleable assets were not sufficient to satisfy these requests, holders of our investor notes would not be timely paid and could lose some or all of their investments. At March 31, 2008, approximately $7.24 million of our one day demand notes were outstanding and approximately $10.28 million of our thirty day demand notes were outstanding. At that same date, we had approximately $0.09 million of cash and cash equivalents and approximately $28.83 in investment property loans and residential first mortgage loans that we believe could be sold to satisfy redemption demands. See Item 5 of Part II of this report under the heading “Liquidity and Capital Resources” for a more detailed discussion on our liquidity strategy.

We have the right to make a mandatory call of the Notes.

We may prepay the outstanding principal amount of your fixed term notes and demand notes, including the Notes sold in this offering, at any time without penalty or premium. If we do so, you may not be able to re-invest with us or elsewhere at comparable interest rates and therefore earn less interest income than you originally expected.

The Indenture for the Notes does not contain financial, capital or operating covenants or impose limits on our borrowings.

The Indenture for the Notes does not require us to maintain specified capital ratios or require us to meet financial or operating ratios such as debt to total capital, fixed charge coverage or specified levels of earnings before interest, taxes, depreciation and amortization. Although we seek to maintain adequate capital and operating ratios, the Indenture does not limit our ability to increase our debt levels through the issuance of additional Notes or otherwise so long as we are not in default of our payment obligations under the Indenture. If we incur debt beyond our ability to repay our debt you may lose all or a portion of your investment in the Notes.

We are selling the Notes on a best efforts basis without making any arrangements for escrow of the proceeds, and all purchases of the Notes will be irrevocable.

No escrow or trust account will be established and all purchases of the Notes will be irrevocable. Therefore, funds tendered by investors will not be placed in escrow and will be available for use by us immediately. The lack of an escrow arrangement, and the absence of the ability to revoke purchases, could cause greater risk to the investors in the event that insufficient funding is raised in the offering. See the section of this prospectus entitled “Description of the Notes”.

We may incur substantially more debt as a result of this or future offerings.

Our indebtedness could have important consequences to you. For example, it could:
•	increase our vulnerability to general adverse economic and industry conditions;
•	limit our ability to obtain additional financing;
•

require the dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes;

•	increase our vulnerability to interest rate increases if future debt must be incurred at higher rates of interest than currently exist;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry;
•	place us at a competitive disadvantage relative to competitors with less debt; and
•	make it difficult or impossible for us to pay the principal amount of the Notes at maturity.

We may incur substantial additional debt in the future. For example, we may need to issue additional notes in future offerings to make payments under and/or the Notes. The terms of these Notes will not prohibit us from doing so. If new debt is added to our current levels, the related risks described above would intensify.

Our One Day Demand Notes with checking account privileges allow those investors to redeem their investment with one day advance notice to KH Funding, which could increase the volatility of our cash position from time to time.

The holders of our one day demand notes (sold both in this offering and other offerings) are given the option to withdraw funds by providing one day advance notice to us of their redemption request, or through the use of a KH Funding-investor joint checking account provided through Bank of America and other local banks. These redemption privileges necessitate that we attempt to keep adequate cash reserves on hand to accommodate immediate redemption requests and may cause the Company to suffer severe cash fluctuations. When our cash reserves are not deemed adequate to fund potential redemptions, we must rely on our ability to quickly sell other assets, such as loans and investment securities. In an attempt to carefully manage this potential risk, we have established “maximum balance” limits on the amount of our one day demand notes that may be held by any one investor. Generally, no one investor may hold more than an aggregate of $250,000 in one day demand notes. We reserve the right to waive, and we have waived in the past (including one $864,000 investment in our Series 3 notes in 2006), this maximum balance limit for any investor after careful analysis of the facts and circumstances, including our financial condition, the amount of demand notes that are outstanding, and the amount and due dates of our outstanding term notes. These maximum balance limits do not provide us complete protection from the possibility of severe cash fluctuations. If we experience severe cash flow fluctuations from operations, it could impair our ability to make principal and interest payments on the Notes.

At March 31, 2008, approximately $6.90 million of our one day demand notes were outstanding and approximately $9.56 million of our thirty day demand notes were outstanding. At that same date, we had approximately $0.09 million of cash and cash equivalents and approximately $28.83 in investment property loans and residential first mortgage loans that we believe could be sold to satisfy redemption demands. See Item 5 of Part II of this report under the heading “Liquidity and Capital Resources” for a more detailed discussion on our liquidity strategy.

The Series 4 Notes are unsecured and subordinate in right of repayment to the Series 3 Notes and any other senior debt we may incur.

The Series 4 Notes are unsecured obligations of KH Funding and are subordinated to the Series 3 Notes and any other senior debt we may incur. We are offering up to $220,000,000 of senior debt from this offering and there is no limitation on the amount of senior debt we can incur. Senior debt includes any indebtedness incurred in connection with our borrowings from a bank, trust company, insurance company, or from any other institutional lender. Indebtedness does not have to be specifically designated as “senior debt” for it to constitute senior debt. As of March 31, 2008, we had no senior indebtedness other than the Series 3 Notes. If we were to become insolvent, the Series 3 Notes and any other outstanding senior debt would have to be paid in full prior to payment of Series 4 Notes in our liquidation. As a result, there may not be adequate funds remaining to pay the principal and interest on the Series 4 Notes. See the section of this prospectus entitled “Description of the Notes”.

Your ability to liquidate your Notes is limited because of transfer restrictions and the lack of a trading market.

The Notes sold under this prospectus may not be transferred without our prior written consent. In addition, there is no established trading market for the Notes. Due to the contractual restrictions and the lack of a market for the sale of the Notes, which depends upon the presence in the marketplace of both willing buyers and sellers at any given time, there can be no assurance that you will be able to sell the Notes to third parties even if we permit you to do so. See the section of this prospectus entitled “Description of the Notes”.

Investors who purchase Notes for IRA or SEP accounts that we administer could suffer materially adverse consequences if their purchases are determined to be prohibited transactions.

As a trustee, we accept and administer purchases of our Notes by certain kinds of retirement plans, such as individual retirement accounts, or IRAs, and Simplified Employee Pensions, or SEP-IRAs. IRA and SEP-IRA investors are eligible to invest in any of our Series 3 or Series 4 Notes.

The Internal Revenue Code (referred to in this prospectus as the “Code”) prohibits certain dealings between “disqualified persons” and retirement plans. These “prohibited transactions” are defined in Section 4975 of the Code. An IRA or SEP-IRA trustee and an IRA owner or SEP-IRA owner are considered “disqualified persons” for these purposes. If a prohibited transaction occurs, excise taxes, income taxes and loss of the IRA’s tax-exempt status could result.

The Employee Retirement Income Security Act of 1974 (“ERISA”) has similar rules regulating “prohibited transactions” between “parties in interest” and plans. An IRA or SEP-IRA trustee and an IRA or SEP-IRA owner are considered “parties in interest.” Under ERISA, a plan fiduciary (such as the IRA trustee) is responsible for allowing a prohibited transaction or for dealing with plan assets in the fiduciary’s own interest.

Although we believe that an investment in the Notes is not a “prohibited transaction,” we have not requested or received a legal opinion or IRS determination of the circumstances associated with the purchase of our Notes by IRAs and SEP-IRAs, and whether purchase of our Notes is considered a “prohibited transaction” under the Code or ERISA. We encourage you to contact your own professional advisors regarding this matter.

A change in market interest rates may reduce our profits and impair our ability to repay the Notes.

Rapid changes, either upward or downward, in interest rates may adversely affect our profits. Any future rise in interest rates may:

•	reduce customer demand for our products;
•	widen investor spread requirements;
•	change loan prepayment rates;
•	increase our cost of funds;
•	reduce the spread between the rate of interest we receive on loans and interest rates we must pay under our Notes; and
•	limit our access to borrowings in the capital markets.

We are subject to risks associated with decreases in interest rates because we have issued fixed rate investor notes with scheduled maturities of over one year. At March 31, 2008, we had $17.77 million of fixed rate investor notes with scheduled maturities greater than one year. If market interest rates decrease in the future, the rates paid on our outstanding fixed rate investor notes, including the Notes, could exceed the current market rate paid on interest-earning instruments. There can be no guaranty that we will be able to purchase or price interest-earning assets at levels sufficient to effectively manage the risk associated with our interest-bearing liabilities. Accordingly, if the rates paid on our fixed-term, fixed-rate investor notes, including the Notes, exceed market rates and we are not able to effectively manage these liabilities with earning assets, our profitability will likely be reduced and our ability to repay your Notes could be adversely impacted.

We are not required to sell all or any specified amount of the Notes to consummate the offering.

We are not required to sell all or any specified amount of the Notes before issuing any Notes and using the proceeds from those sales and/or terminating the offering. The offering may be completed even if substantially less than the total number of Notes offered is sold. The Notes are being sold without the services of an underwriter or broker-dealer and we may not be able to sell the entire $250,000,000 in Notes we are offering in this prospectus. If we are unable to sell a sufficient amount of Notes, we may have insufficient funds to successfully implement our growth strategy. See the section of this prospectus entitled “Plan of Distribution”.

Our management will have broad discretion over the allocation of the proceeds from the offering.

Our management will have broad discretion in determining how the proceeds of the offering will be used, and you will be relying on the judgment of our management regarding the application of these proceeds. Management’s allocation of the net proceeds will affect how our business grows. Management may not apply the net proceeds of this offering in ways that increase the value of your investment, and management might not be able to yield a significant return, if any, on any investment of the net proceeds. See the section of this prospectus entitled “Use of Proceeds”.

Risks Related to Our Business

As of the date of this prospectus, we were involved in an unresolved investigation by the Maryland Securities Division.

In March 2008, as noted above, the Maryland Securities Division informed us that it was investigating the actions of a former Senior Vice President who allegedly misappropriated approximately $74,872 from an investor who intended such funds to be placed in her investor account. We discovered the misappropriation when we were notified by another financial institution that checks made payable to us had been deposited into the Senior Vice President’s account at that institution. The aggrieved investor also contacted us to report the fact that her funds had not been credited to her account as requested. To our knowledge, this former Senior Vice President did not misappropriate any funds directly from the Company. We have instituted a policy which requires all incoming mail to be opened by a designated employee, who will deliver all funds contained therein to the accounting personnel responsible for cash entries. It must be noted, however, that any control system, no matter how well-conceived and operated, can be circumvented by the individual acts of some persons or by collusion of two or more people. In situations where an employee is circumventing our controls, we must rely, in large part, on our investors to review their monthly statements and report any irregularities. Accordingly, in spite of control systems that we believe are adequate, we may not be able to discover a fraud or take corrective action in a timely fashion. We are working diligently with the Maryland Securities Division and the aggrieved investor, along with our fidelity insurance carrier, to address this matter, but no agreement regarding restitution has yet been reached. As of the date of this prospectus, we believe the investor’s claim amounts to approximately $95,532 in misappropriated funds and interest.

In connection with this investigation, the Maryland Securities Division has also asserted its belief that this former Senior Vice President may have offered and sold our securities without being registered as an issuer-agent. It is likely that we will enter into another Consent Order with the Maryland Securities Division to address the alleged violation of the issuer-agent registration requirements, and that the Maryland Securities Division may impose a money penalty against us for this alleged violation.

In addition to the foregoing, the Maryland Securities Division believes that this former Senior Vice President established an investor account at the Company in 2006 in the name of his mother and funded that account with approximately $864,000 in funds that he misappropriated from a third party in a personal transaction. The wire transaction report we received did not indicate the account for which the funds were earmarked, but because this former Senior Vice President had apprised us that his mother intended to make this investment we relied on him for confirmation of the wire and deposited the funds into his mother’s account. Although we subsequently confirmed that the wire instructions did in fact instruct that the funds be deposited into this account, we have also learned that the instructions indicated that the funds were for further credit to the third party. The Maryland Securities Division claims that this third party has indicated that her signature on the wire instructions was forged. We have been unable to confirm any of these allegations or that any wrongdoing actually took place, and the aggrieved third party has not contacted us regarding this matter. However, the Maryland Securities Division claims that this third party has indicated that she may look to us to make her whole. If this third party makes a claim against us for these funds, we would likely be subjected to litigation and the outcome of this litigation could be unfavorable to us and our financial condition. Moreover, if the Maryland Securities Division finds that our reliance on this Senior Vice President in this particular case caused a fraud, it could impose sanctions against us, including the termination of this offering in Maryland, which would likely adversely affect the implementation of our business strategy and, thus, our financial condition.

For further information about these matters and the effects they have had on our business, please see the sections of this prospectus entitled “OUR BUSINESS—Business Strategy” and “OUR BUSINESS—Legal Proceedings”.

As of December 31, 2007, we had material weaknesses in our internal control over financial reporting.

Based on its evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2007, our management concluded that we had material weaknesses in internal control over financial reporting and that, accordingly, our internal control over financial reporting was not effective as of December 31, 2007. A “material weakness” is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses related to the following:

•
Lack of tangible audit trails, such as documentation, dates, and signatures, of the performance of control activities such as review of journal entries, reconciliation of accounts, and valuation of collateral and properties.

•	Missing supporting documentation for loan files.

•
We had one person, Mr. Harris, performing the roles of the Chief Executive Officer and Chief Financial Officer. As a result, the Company did not maintain adequate segregation of duties within our critical financial reporting applications, the related modules and financial reporting processes.

•	CEO/CFO membership on the Audit Committee of the Board of Directors, which prevented the Audit Committee from being comprised solely of independent directors during 2007.

During the first quarter of 2008, to address these material weaknesses, we made the following changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting:

•
We began to take steps to correct the lack of tangible audit trails (such as documentation, dates, and signatures) of the performance of control activities, including better review of journal entries, reconciliation of accounts, and valuation of collateral and properties.

•	We began reviewing our loan and investor files to determine whether they are complete and, where incomplete, obtaining any missing information.

•	Mr. Harris resigned as member of the Audit Committee effective January 16, 2008.

We intend to separate the CEO and CFO duties currently handled by Mr. Harris by hiring a Chief Financial Officer during 2008. Although these remedial steps were intended to make it less likely that a future financial reporting or disclosure control problem will occur, there can be no guaranty that they will, in fact, be effective. Any deficiency could result in our failure to prevent or detect a misstatement of balance sheet and income statement accounts and statements of cash flow in our interim or annual financial statements.

In addition, as discussed above, we recently instituted a policy which requires all incoming mail to be opened by a designated employee, who will deliver all investor funds received by mail to the accounting personnel responsible for cash entries. The purpose of this policy is to centralize the intake of investor funds so they can be better tracked, managed and monitored. There can be no assurance, however, that this new policy will prevent any person from misappropriating funds delivered to us in person or through the mails.

Our assessment of the quality of loans we originate and acquire may be inaccurate.

During the last five years, approximately 80% of our new loans have been purchased rather than originated by us. Before we purchase or originate loans, we perform an evaluation of the loans in order to determine whether they are suitable for our portfolio. Our initial evaluation of the loans may be flawed and actual results may be different than expected which, if unfavorable, could adversely affect our financial condition and results of operations. The majority of our loans, including those loans that are considered “sub-prime” loans, are “hard collateral” loans. A hard collateral loan is a loan in which the loan amount is equal to or less than 70% of the value of the collateral. We underwrite these loans such that, if the borrowers were to default, the underlying collateral should be adequate to cover both the principal and interest due on the loan. Nevertheless, in the future, our loan loss percentage could increase, our assessment of collateral values may be inaccurate, and/or collateral values may decrease due to changes in economic or other conditions, any of which could adversely affect our profitability. See the section of this prospectus entitled “Our Business” under the headings “Lending Activities” and “Allowance for Loan Losses” for further information.

Our borrowers may fail to repay their loans.

Almost all of our income is generated from our lending business. Thus, the primary risk associated with our business is that persons to whom we lend money will fail to repay their loans or will fail to make timely payments to us. If any our borrowers fail to repay their loans when due, then we may be unable to make payments under our outstanding investor notes, including the Notes, and our investors may lose part of all of their investments. The risks relating to the ability of our borrowers to repay their loans are discussed in more detail below. It is impossible to predict whether one of our borrowers will default or what impact any one borrower’s default may have on our business.

Changes in the economic conditions in our lending areas could have a material adverse impact on our financial condition, the ability of our borrowers to repay their loans and the value of the real estate and other collateral securing those loans.

Any negative changes that arise in the economy and/or real estate market of the areas in which we make and sell loans could have a materially adverse impact on our net income, the ability of our borrowers to make payments under their loans, and any recovery we can obtain by proceeding against the collateral securing those loans, all of which would reduce our ability to make pay our debts as they come due, including investor note redemption requests. We have made or purchased loans in Washington, D.C., the Maryland counties of Anne Arundel County, Baltimore County, Frederick County, Howard County, Montgomery County, and Prince Georges County, and Baltimore City, Maryland. The national and local real estate economies have weakened during the past two years in part due to the widely-reported problems in the sub-prime mortgage loan market. As a result, real estate values across the country have decreased and the general availability of credit, especially credit to be secured by real estate, has also decreased. These conditions have made it more difficult for real estate owners and owners of loans secured by real estate to sell their assets at the times and at the prices they desire. From 2006 to 2007, we have observed an overall decrease in the median sales price for real estate in our primary market areas of between 10% to 20%. Generally, our mortgage loans involve properties valued at less than $500,000, and these properties tend to experience smaller declines when market prices deteriorate.

Some of the loans we make and acquire are sub-prime loans, which generally have higher delinquency and default rates than prime mortgage loans.

In the last few years, we have increased our purchasing of loans originated by brokers, banks and other lenders that are considered sub-prime loans and we may to continue to expand this component of our operations in the future. At March 31, 2008, we held sub-prime loans in the amount of $4.19 million, or 9.17% of our total loans. Sub-prime loans are loans made to persons with weak credit records or reduced repayment capacities. Sub-prime mortgage loans generally have higher delinquency and default rates than mortgage loans made to prime borrowers. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the mortgage loan.

Recently, the sub-prime mortgage banking environment has experienced considerable strain from rising delinquencies and liquidity pressures. Several high profile sub-prime mortgage lenders have failed. The increased scrutiny of the sub-prime lending market is one of the factors that have impacted general market conditions, as well as several significant sub-prime mortgage originators.

If there is a major downturn in real estate values and we experience significant loan defaults, we may not be able to prevent or materially diminish an adverse affect on our financial condition or results of operations. If our underwriting and collection policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing, our business, financial condition, liquidity and results of operations could be materially and adversely impacted. For information about the manner in which we manage this risk, see the section of this prospectus entitled “Our Business” under the heading “Lending Operations”.

We have not established a line of credit with any other lender to provide funds for operations.

To fund our operations and to repay our investor notes, we rely solely on our net income from operations and funds received from investors who purchase our investor notes and, from time to time, shares of our common stock. We do not maintain any line of credit with any lender and have no present intention of establishing such a line of credit. Accordingly, if our net income and other traditional sources of funds are not sufficient to pay our debts and other obligations as they come due, our operations, and thus our financial condition and results of operations, could be materially and adversely impacted.

Our allowance for loan losses may be insufficient.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management’s estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management’s continuing evaluation of, among other things, general economic, political and regulatory conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan, the value and marketability of the collateral for the loan, loan concentrations, our loan loss experience, current loan portfolio quality. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends all of which may undergo material changes. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, our earnings and capital could be significantly and adversely affected. Although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to our non-performing or performing loans. Material additions to the allowance for loan losses would result in a decrease in our net income and capital and could have a material adverse effect on our financial condition. For detailed information about our allowance methodology, see “Allowance for Loan Losses” in the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Our remedies for collecting on a defaulted loan may be inadequate.

We may fail to collect funds from originated and acquired loans. Our ability to fully recover amounts due under the originated and acquired loans may be adversely affected by, among other things:
•	the financial failure of the borrowers;
•	adverse changes in the values of the real estate or other property that are pledged to secure our loans;
•	the purchase of fraudulent loans;
•	misrepresentations by a broker, bank or other lender;

•	third-party disputes; and
•	third-party claims with respect to security interests.

A default could require us to seek enforcement of a borrower’s guaranty, which could prove to be inadequate to fully collect the loans. Therefore, we may experience losses on acquired or originated loans in the future. These potential future losses may be significant, may vary from current estimates or historical results and could exceed the amount of our reserves for loan losses. We do not maintain insurance covering such losses. In addition, the amount of provisions for loan losses may be either greater or less than actual future write-offs of the loans relating to these provisions. Any of these events could have a materially adverse effect on our business.

As of March 31, 2008, 15 of our loans, representing $3.33 million or 7.29% of total loans, were in default and on non-accrual status. Over the past five years, the amount of loans, as a percentage of total loans, that were deemed not recoverable at the time they were written off has been 0.74%. There can be no assurance that we will experience similarly low charge-off rates in any future period.

See “Allowance for Loan Losses” in the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information about this risk.

Our lending and investment activities are not diverse.

Our operations primarily consist of, and our income is derived from, investing in mortgage loans that we purchase from brokers, banks and other lenders and from loans that we make to small businesses and individuals. In addition, we may from time to time, when it is available, invest excess cash in investment grade debt securities issued by financial companies that we hold for liquidity and investment purposes. At March 31, 2008, we had $88,391 in cash which we intend to use to fund operations rather than for investment activities. Further, we hold as investments many of the properties on which we foreclose. Most of these properties are held as rental investments. This lack of diversification, of investing only in loans, and to a lesser degree in real estate and securities, increases our exposure to the risk of loss if a substantial number of our loans become uncollectible. This increases the risk that uncollectible loans could materially affect our financial results.

Our lending activities are concentrated in the Washington/Baltimore metropolitan areas.

Our success depends in large part on the general economic conditions of the Baltimore-Washington metropolitan area. The local economic conditions in the areas have a significant impact on the demand for our loans as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of our funding sources. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets or other factors could impact these local economic conditions and, in turn, have a material adverse effect on our financial condition and results of operations.

We may not be able to sustain our historical levels of loan originations and acquisitions.

It will be necessary for us to continue adding loans to our investment portfolio because we need to re-invest proceeds of loan payoffs and invest the additional capital received from the sale of our Notes. Our ability to sustain the level of loan originations and purchases needed depends upon a variety of factors outside our control, including:
•	interest rates;
•	economic conditions in our primary market area;
•	decline in real estate values;
•	competition; and
•	regulatory restrictions.

Our success is dependent in part on our senior management team.

As a small company, our growth and success is dependent, in part, upon the continued services and experience of our executive officers. Accordingly, the loss of the services of any of our officers could disrupt our operations or delay the implementation of our strategies while we search for a replacement. We have no agreements with any of our executive officers or our other employees that prohibit them from competing with us. We maintain “key person” life insurance only on Robert L. Harris. Key person life insurance is intended to cover financial losses that result from the absence or loss of an indispensable employee. Thus, any financial difficulties we may face in the event of the death of any other member of our executive team would not be covered by insurance. Moreover, there can be no guaranty that the insurance on the life of Mr. Harris would be sufficient to cover all losses that might arise if Mr. Harris were to die.

Some of our officers and directors have invested in our investor notes and may invest in the Notes, which may create conflicts of interest.

As of March 31, 2008, our executive officers and directors held a total of $0.64 million of our senior secured investor notes that were issued in prior offerings. We expect that some of our officers, directors and principal stockholders may participate in this offering. These investments, particularly in unsecured investor notes, may create conflicts of interest in the event we experience financial difficulties, as our directors and officers may be in a position to allocate available cash as they see fit, including to satisfy obligations under our unsecured investor notes, such as the Series 4 Notes, before satisfying our other junior debt.

We have loaned significant amounts of money to some of our officers, directors and principal stockholders.

From time to time, in the ordinary course of our business, we make loans to our officers, directors and principal stockholders. At March 31, 2008, we had 12 loans receivable totaling $10,435,468, or 22.85% of all loans, to officers, directors and family members of officers and directors, and principal stockholders and entities controlled by a principal stockholders. The rates earned on these loans range from 5.99% to 12.5%, with an average weighted yield at March 31, 2008 of 8.03%, compared to an average yield earned on our loans to non-insiders of 10.32% and 10.45% for the quarters ended March 31, 2008 and 2007, respectively. Of these loans, two loans, or $184,505 at March 31, 2008, were uncollateralized bearing annual interest rates of between 10.06% and 13.5%. Six loans were made to a significant stockholder and her affiliate with an aggregate balance due at March 31, 2008 of $9.97 million, of which $180,737 is unsecured, $5,705,000 is secured by first or second mortgages on 10 apartment buildings in Baltimore, Maryland, a first mortgage on a residential property in Woodbine, Maryland, shares of KH Funding common stock and KH Funding investment accounts owned by the borrowers, $224,853 is secured by shares of KH Funding common stock, and $3,657,154 is secured by a second lien on commercial property in Langley Park, Maryland. As of December 31, 2007, this stockholder and her affiliate were past due with respect to $5.7 million of loans, and these loans were on the watch list. However, all of these loans were brought current by March 31, 2008. The terms of these loans were not renegotiated due to this default, but rather we charged and collected the default rate of interest while they remained past due. Although none of our loans to insiders were past due at March 31, 2008, no guarantees can be made as to the future financial condition of these borrowers or future changes in the values of the collateral securing their loans. We believe that each of these transactions was on terms as favorable as could have been obtained from an unrelated party and presents the same risks as our other loans, however such transactions could create, or appear to create, potential conflicts of interest which may not necessarily be resolved in our favor and could have a material adverse effect on our business, operating results and financial condition. See Note I and Note N to the audited financial statements and Note E to the unaudited financial statements presented elsewhere in this prospectus for further information about these loan concentrations.

We are indebted to some of our officers, directors and principal investors above their investments in our investor notes.

To meet short-term liquidity needs in the past, we have borrowed funds on a short-term basis from our executive officers, directors and principal investors. At March 31, 2008, the amount payable under all loans from these persons was approximately $857,188. These loans are unsecured, are payable on demand and bear interest at rates between 5.25% and 5.50% per annum, except that one loan bears interest at 8.75% per annum. As with loans to insiders, borrowings from insiders could create, or appear to create, potential conflicts of interest which may not necessarily be resolved in our favor and could have a material adverse effect on our business, operating results and financial condition.

Our Board of Directors does not have a separately-designated compensation committee, which may cause conflicts of interest with our directors and certain of our officers.

Currently, we do not have a compensation committee and do not have plans to form such a committee. Our Board of Directors makes decisions regarding compensation, including the compensation for directors and executive officers. Our Board of Directors is not entirely comprised of independent members, and our Chief Executive Officer, who also serves as our Chief Financial Officer, is a member of the Board of Directors. This situation may give rise to conflicts of interests between KH Funding and our directors and certain of our officers, which may not necessarily be resolved in our favor. This could have a material adverse effect on our business, operating results and financial condition.

Our lending activities subject us to the risk of environmental liabilities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained, or incorporated by reference, in this prospectus may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements constitute “forward-looking information” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (referred to in this prospectus as the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking statements are based on various factors and were derived using numerous assumptions. In some cases, you can identify these forward-looking statements by words like “may”, “will”, “should”, “expect”, “plan”, “anticipate”, intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” and throughout this prospectus.

USE OF PROCEEDS

If all of the Notes we are offering in this prospectus are sold, we expect proceeds to total $250,000,000 before deducting offering expenses. We currently intend to use the proceeds received from the sale of the Notes in the following manner:

Total Proceeds:	$250,000,000	(1)	100.00%

Offering Expenses:	440,000	(1)	0.18%
Operations:
Note Redemptions	75,000,000	(2)	30.00%
Loan Acquisitions	174,560,000	(3)	69.82%
Total:	$250,000,000		100.00%

(1)	Estimated amounts.
(2)
We intend to use proceeds from this offering to redeem existing investor notes we issued prior to this offering and to redeem Notes sold in this offering that may come due during the offering period. Most of the redemptions come from the high turnover in our investor notes that have checking account withdrawal privileges (as with our Series 3 One Day Demand Notes), and to a lesser degree from the Fixed Rate Notes. We have not allocated any specific amount of the proceeds to be used for Note redemptions to officers, directors, their affiliates or associates. However, many of our officers and directors, and their affiliates or associates, are also our customers. At March 31, 2008, these persons held approximately $637,000 in our investor notes. If a customer, which happens to also be an officer, director, affiliate or associate, wishes to redeem his or her investor notes, including Notes, such person will be allowed to do so in the ordinary course of business and on terms consistent with other holders of the same class of investor notes. In addition, we expect to make intermediate investments in bonds which will be converted into higher rate, liquid mortgage loans as such mortgage loans become available. However, we anticipate that such bond investments will never be more than approximately 10% of our total assets.

(3)
We intend to use net proceeds to originate loans as well as to purchase loans from brokers, banks and other lenders. These loans will typically be residential first mortgage loans at interest rates of between 9% and 12% made to a non-occupant owner (investment property loan) with an 80% loan-to-value and a 5 to 10 year balloon payment feature. In addition, we expect to make intermediate investments in bonds which will be converted into higher rate, liquid mortgage loans as such mortgage loans become available. However, we anticipate that such bond investments will never be more than approximately 10% of our total assets.

Proceeds will be used first to pay our offering expenses, and then for the redemption of our investor notes and lastly to make and purchase loans. We currently intend to use approximately 30% of the net proceeds of this offering for the redemption of our investor notes, including the Notes, as they come due, and approximately 70% of the net proceeds to make and acquire loans.

There is no minimum amount of Notes that must be sold under this offering and we do not anticipate any material changes to our planned use of proceeds if we fail to achieve the maximum $250,000,000 offering amount.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our business operations are conducted from our headquarters in Silver Spring, Maryland. Prior to 2007, our business activities consisted of purchasing mortgage loans (80% of our business) and of originating, acquiring and servicing mortgage loans (20% of our business). Since 2007, our business activities have been limited to funding existing lines of credit and draw-down loan and otherwise servicing our existing loan portfolio. To fund our operations and to satisfy our obligations under our outstanding investor notes, including redemption requests, we have traditionally relied on (i) funds received from loan pay-offs, (ii) interest and other fee income received on our loans, and (iii) funds raised through the issuance of interest-bearing debt securities to investors. However, we have not had the ability to publicly issue securities since the second quarter of 2006, so our operations have recently been funded solely through loan pay-offs, interest and other income received on our loans, and unsecured short-term borrowings. Once this offering is effective, we intend to again focus on purchasing, making and acquiring new mortgage loans.

We emphasize the acquisition and direct origination of small commercial real estate mortgage loans and investment property residential mortgage loans. We purchase first and second residential mortgage loans nationwide from other lenders and banks.

Since 1990, over 1,300 investors have purchased our investor notes. The note purchasers have been attracted primarily through word-of-mouth referrals. The proceeds from the sale of our investor notes are used for investment in real estate mortgage loans, business loans, investment grade debt securities and real property and also to redeem outstanding investor notes. As discussed elsewhere in this prospectus, our ability to sell the Notes in our principal markets was very limited during 2006, 2007 and the first quarter of 2008 due to the fact that the registration statement to which this prospectus relates, as amended, was not effective in Maryland during those periods due to the investigations by the Maryland Securities Division as discussed above. Our inability to secure an effective registration of the Notes significantly hampered our ability to raise funds for operations outside of our regular operations income.

Our net income depends largely upon our net interest income, which is the difference between interest income from loans and investments, referred to as interest-earning assets, and interest expense on our investor notes and other borrowed funds, referred to as interest-bearing liabilities. Our net interest income is significantly affected by general economic conditions, policies established by regulatory authorities and competition.

Recent Developments

In March 2008, the Maryland Securities Division notified us that it was investigating the actions of a former Senior Vice President to determine whether this ex-employee misappropriated funds from an investor and otherwise engaged in wrongful conduct. This investigation is discussed in detail above in the risk factor entitled “As of the date of this prospectus, we were involved in an unresolved investigation by the Maryland Securities Division.” and below in the section entitled “OUR BUSINESS—Legal Proceedings”.

Comparison of Financial Condition at March 31, 2008 and December 31, 2007

Assets. Total assets decreased by $2,670,430, from $53,392,939 at December 31, 2007 to $50,722,509 at March 31, 2008. The size of our loan portfolio decreased $2,212,080 ending at $45,673,108. The decrease in total assets resulted primarily from our inability to sustain historical loan growth due to a shortage in cash because of our inability to sell our investor notes and the use of loan payoff proceeds to fund investor note redemption requests.

Liabilities. Total liabilities decreased by $2,279,032, from $52,353,874 at December 31, 2007 to $50,074,842 at March 31, 2008. The net decrease was primarily due to $7,853,052 in investor note redemptions, offset by an increase of $3,996,875 in loan participations sold.

Equity. Total stockholders’ equity decreased by $391,400 from $1,039,066 at December 31, 2007 to $647,667 at March 31, 2008. The decrease was due to a net loss of $94,923 related primarily to a decrease in net interest income because of a decrease in interest earning assets and a reduced net margin, as well as to stock-based compensation of $3,523 and the repurchase of 150,000 shares of stock at $2.00 per share.

Past Due Loans. As of March 31, 2008, we held 17 loans that were more than 90 days past due but still accruing interest, compared to 18 as of December 31, 2007. The total principal and interest due on these loans was $4,783,832, compared to $5,002,259 as of December 31, 2007. Five of the loans, totaling $967,528, are first mortgage loans on which we do not expect to suffer any loss due to the underlying collateral values. The borrowers under the remaining 12 loans, totaling $3,816,304, are making scheduled payments, and we continue to accrue interest on these loans based on the underlying collateral values and payment histories. We monitor these loans on a continuous basis.

Non-Accrual Loans. As of March 31, 2008, there were 19 loans in non-accrual status with an outstanding principal balance totaling $2,830,781, compared to 13 loans as of December 31, 2007 with an outstanding principal balance of $510,697. The majority of these loans are first mortgage loans that management believes are well-collateralized based on recent valuations. In the event we have to foreclose on any of these loans, we do not expect to recognize any loss in excess of specific reserves associated with the loans. As of March 31, 2008, we had a specific reserve of $354,599 and a general reserve of $170,599 as part of our total reserve of $525,198 for anticipated and unanticipated loan losses.

Comparison of Financial Condition at December 31, 2007 and 2006

Assets. Total assets decreased $9.93 million, or 15.69%, to $53.39 million at December 31, 2007, from $63.33 million at December 31, 2006. The size of the gross loan portfolio decreased to $47.89 million at December 31, 2007 from $54.70 million at December 31, 2006. These decreases resulted primarily from loan payoffs coupled with our inability to fully implement our business strategy by raising capital through the sale of our investor notes during 2007. In addition, as part of the Consent Order we entered into with the Maryland Securities Division in December 2007, we redeemed an aggregate of $464,511 in investor notes in January 2007 that were sold to unaccredited investors without registration.

As of December 31, 2007 and 2006, non-accrual loans totaled $510,697 and $651,895, respectively.

Information related to non-performing assets and accruing past due loans are as follows:

	2007	2006
Non-accrual loans	$510,697	$651,895
Foreclosed real estate held for sale	1,568,655	325,223
Total non-performing assets	$2,079,352	$977,118

Ratio of non-performing assets to:
Total loans and foreclosed assets	4.20%	1.78%
Total assets	3.89%	1.54%

Loans 90 days or more past due and still accruing interest	$5,002,259	$1,748,342

Ratio of loans 90 days or more past due and still accruing to:
Total loans	10.45%	3.19%
Total assets	9.37%	2.76%

As of December 31, 2007 and 2006, there were loans of $5,002,259 and $1,748,342, respectively, more than 90 days past due on the books of the Company that continue to earn interest. Management believes that these loans are well-collateralized, and the borrowers, in most cases, are making scheduled payments.

As of December 31, 2007, three loans to a significant stockholder and her affiliate, with an aggregate balance due of $5.7 million, were past due and on the watch list but were brought current on February 15, 2008. These loans are secured by first or second mortgages on 10 apartment buildings in Baltimore, Maryland, a first mortgage on a residential property in Woodbine, Maryland, shares of KH Funding common stock, and KH Funding investment accounts owned by the borrowers. At the time of default, the Company chose not to call these loans and pursue collection efforts and did not renegotiate the terms of these loans. We did decide to charge, and we did collect, the default rate of interest. Over the years, we have similarly chosen not to pursue collection efforts on various loans that were in default. In determining whether to pursue collection efforts when a borrower defaults, we consider numerous factors, none of which is whether that borrower is a related party. The primary factors we consider are the value of the collateral, the plan of the defaulting borrower to repay the debt and the likelihood that the borrower will be able to follow through on that plan. In addition, we consider the costs and burdens that would be occasioned by calling the loan, such as bringing suit and/or foreclosing on the collateral. In this particular instance, we believed that the value of the collateral was sufficient to prevent a significant loss in the event that the borrower did not perform as promised and the Company was forced to proceed to collection. Furthermore, the borrower met with the Board of Directors to present her plan for brining these loans current, which the Board believed to be acceptable.

Liabilities. Total liabilities decreased $9.55 million, or 15.43%, to $52.35 million at December 31, 2007, from $61.91 million at December 31, 2006. The decrease was largely the result of the redemption of outstanding investor notes in 2007, including the notes that the Securities Division required us to redeem in January 2007.

Equity. Total stockholders’ equity decreased to $1,039,066 in 2007 from $1,418,314 in 2006 due to the payment of cash dividends to common stockholders in 2007 and the net loss of $264,525 in 2007. These dividends were suspended after the second quarter of 2007 to preserve capital.

Off-Balance Sheet Arrangements. We enter into off-balance sheet arrangements in the normal course of our business. These arrangements consist primarily of our lines-of-credit or draw-type loans. At December 31, 2007, we had $6.30 million in loans of this type, compared to $16.3 million at December 31, 2006. The unused or unfunded amount on these types of loans totaled $ .98 million at December 31, 2007, compared to $3.42 million at December 31, 2006.

In addition to our credit commitment as outlined above, we have certain contractual obligations that are discussed below under the heading “Liquidity and Capital Resources”.

Comparison of Operating Results for Three Months Ended March 31, 2008 and 2007

Net interest margin. The average yield earned on loans receivable was 10.32% for the three months ended March 31, 2008 and 10.45% for the three months ended March 31, 2007. The average rate paid on investor notes increased to 6.91% for the three months ended March 31, 2008 from 6.79% for the three months ended March 31, 2007, due primarily to an increase in the contractual rates we are required to pay on investor notes and redemptions on our lower-cost notes. Overall, the net margin on interest decreased to 3.41% for the three months ended March 31, 2008, from 3.66% for the three months ended March 31, 2007. This net margin is calculated using contractual rates and excludes fee income and expense.

Net Income/Loss. Net loss for the three months ended March 31, 2008 was $94,923, compared to net income of $84,364 for the three months ended March 31, 2007. The difference resulted primarily to a decrease in net interest income because of a decrease in interest earning assets and a reduced net margin.

Interest Income. Total interest income was $1,214,182 for the three months ended March 31, 2008, compared to $1,532,545 for the same period in 2007. The decrease in interest income was due primarily to a decrease of $312,192 in interest earned on loans between the two periods because a significant amount of our higher-rate loans have been paid off. The decrease in interest earned on loans also resulted from a decline in our loans receivable portfolio due to normal payoffs and a lack of loan originations and purchases. Interest income includes loan and fee income and interest earned on bank investments and marketable securities.

Interest Expense. Interest expense was $969,480 for the three months ended March 31, 2008, and $1,084,317 for the corresponding period in 2007. The decrease in interest expense was a result of a decrease in total investor notes payable due to increased redemptions during the period. The interest expense includes the amortization of fees paid to Brokers-Dealers in prior periods for the sale of investor Notes.

Provision for Loan Losses. Our provision for loan losses was $79,098 for the three months ended March 31, 2008, compared to $45,000 for the three months ended March 31, 2007. These provisions increased the allowance for loan losses to an amount deemed by management to be sufficient to meet all anticipated loan losses plus a general amount to meet unforeseen loan losses. The adequacy of the allowance is periodically reviewed and adjusted by management based upon past experience, the value of the underlying collateral for specific loans, known or inherent risks in the loan portfolio and current economic conditions.

Non-Interest Income. We had non-interest income of $29,669 during the three months ended March 31, 2008, compared to $17,073 for the corresponding period in 2007. The difference was due to an increase of $8,325 from rental income earned on other real estate owned.

Non-Interest Expense. Non-interest expense decreased to $290,196 for the three months ended March 31, 2008 from $335,937 for the three months ended March 31, 2007. The decrease was due to a reduction in salaries and wages, securities offering costs and administration expenses.

Income Taxes. We have elected to be treated as a Subchapter S corporation under the Internal Revenue Code and, accordingly, no income tax expense appears in our financial statements.

Comparison of Operating Results for Years ended December 31, 2007 and 2006

The average yield earned on loans receivable decreased to 10.65% for fiscal year 2007 from 11.05% for fiscal year 2006. The decrease was due primarily to the increased payoffs of higher interest rate loans during the falling interest rate environment of 2007.

The average rate paid on investor notes increased to 7.09% for fiscal year 2007 from 6.53% for fiscal year 2006. The net result was a decrease in net interest rate spread, which was 3.56% for 2007 as compared to 4.52% in 2006.

Net (Loss) Income. Net loss for the year ended December 31, 2007 was $264,525, compared to net income of $160,568 for the year ended December 31, 2006. The loss in 2007 was due primarily to $60,000 in write downs related to two real estate properties held as real estate owned that were acquired prior to 2007 to recognize a deterioration in property condition and market conditions, and mark-downs to net realizable value of two properties acquired by foreclosure in 2007. The two properties acquired in 2007 were originally booked at an aggregate fair market value of $1.55 million. Historically, we carried real estate owned on our books at market value, but beginning this year we reduced the values by an additional 10% to cover costs of sale to provide for a more conservative book value. This change resulted in a combined $155,000 write down on these two loans. Additionally, our ability to make and acquire loans in 2007 and 2006 was hampered by our inability to raise funds through the sale of our investor notes.

Interest Income. Total interest income was $6.04 million in 2007, compared to $6.14 million in 2006. The decrease resulted primarily from a decrease in loans outstanding due to the increased frequency of loan payoffs in 2007. The interest income for all periods includes point and fee income, interest earned on bank investments and marketable securities.

Interest Expense. Interest expense was $4.34 million in 2007, compared to $4.04 million for 2006. The increase resulted from an increase in the average rate paid on investor notes to 7.09% in 2007 from 6.53% in 2006. The interest expense includes fees paid to broker-dealers who sold our investor notes.

Provision for Loan Losses. The provision for loan losses, which is an expense charged to earnings to reflect currently anticipated losses in our loan portfolio, was $510,185 in 2007 and $312,858 in 2006. Our non-accrual loans were $510,697 at December 31, 2007 and $651,895 at December 31, 2006, and our foreclosed real estate held for sale was $1,568,655 and $325,223, at those same respective dates. Our allowance for loan losses, which is a balance sheet item and reflects our reserve for potential future loan losses, was $495,480 at the end of 2007 and $452,154 at the end of 2006. Relative to loan write-offs in 2007 of $466,860, our provision for loan losses of $510,185 is about 109% of our write-offs. For further information, see Note E to the audited financial statements and Note C to the unaudited financial statements presented elsewhere in this prospectus.

Non-Interest (Loss) Income. We had a non-interest loss of $17,086 in 2007 and a non-interest loss of $78,307 in 2006. The loss in 2007 was due to a write down of an investment held for sale, a loss on the sale of investment securities and losses on the sale of real estate.

Non-Interest Expense. Non-interest expense decreased to $1,434,656 in 2007 from $1,550,840 in 2006. The decrease was the result of reductions of $67,329 in investor note offering cost expenses and $62,246 in real estate maintenance expenses.

Income Taxes. KH Funding has elected to be treated as a Subchapter S corporation under the Internal Revenue Code and accordingly no income tax items appear in the financial statements. An S Corporation is an IRS tax classification for a domestically owned corporation with no more than 100 owners who have elected to pay taxes under Subchapter S of the Internal Revenue Code. An S corporation receives the protection of the corporate form, but is taxed like a partnership; it is exempt from the corporate income tax, but its profits flow directly to the stockholders, where they are taxed as personal income.

Liquidity and Capital Resources

To make and acquire loans, to satisfy redemption requests from holders of our investor notes and to otherwise fund operations, we depend on the availability of cash and cash equivalents. During the first quarter of 2008, our primary sources of cash were principal and interest payments on loans (61.7%), proceeds from the sales of participation interests in loans (30.6%), rental income (0.2%), and the proceeds from the sale of investor notes (6.5%). For the year ended December 31, 2007, our primary sources of cash were principal and interest payments on loans (43.6%), proceeds from the sales of participation interests in loans (0.5%), income from our investments (0.1%), rental income (0.1%), and the proceeds from the sale of investor notes and other loans (52.5%).

While maturities and scheduled amortization of loans and investments are predictable sources of funds, the sale of investor notes and mortgage loan prepayments are unpredictable and greatly influenced by interest rate trends, economic conditions and competition. Our one day demand notes are a major cause of turnover in our cash positions. During the first quarter of 2008 and the year ended December 31, 2007, we received approximately $5.84 and $17.09 million, respectively, in loan payments, which included unscheduled prepayments and payments due at maturity. For these same periods, we paid approximately $7.85 and $14.91 million, respectively, in net investor note redemptions.

If funds are not readily available to meet our liquidity needs, we historically have sold available-for-sale investment securities and, recently, have sold some of our mortgage loans. We generally buy and originate more loans than are readily saleable, but we try to structure our acquisitions so that we have the ability to sell these loans and increase our cash position in a relatively short period of time. It should be noted, however, that the national and local real estate economies have weakened during the past two years in part due to the widely-reported problems in the sub-prime mortgage loan market. These problems have had the effect of decreasing the amount of credit that is available to borrowers. As a result, sellers of real estate and loans secured by real estate have found it more difficult in recent years to sell their assets at the times and at the prices they desire. We, and our ability to liquidate assets to satisfy liquidity needs, could be adversely impacted by this uncertain real estate market. At March 31, 2008 and December 31, 2007, we had no available-for-sale investment securities, compared to $594,006 and $581,149 at March 31, 2007 and December 31, 2006, respectively. The decline in available-for-sale securities resulted primarily from the sale of these securities during 2007 to fund operations and the fact we are not actively investing in marketable securities because their rates have remained constant, while the Federal-Funds Target Rate was increasing, therefore reducing the margin and making them a less attractive investment option. We expect to begin investing in marketable securities again when corporate bond rates increase, but in the meantime, we are investing more in lower yielding loans that can be sold quickly.

Management believes that the risk of not being able to fund investor note redemption requests exists only if the requests for redemption exceed the amount of readily available cash (i.e., if our liquidity is insufficient to fund redemptions). Upon the sale of an investor note, the funds for redemption are immediately available. Part of our investment strategy is to invest proceeds of sales of our investor notes into higher yielding, less liquid investments, such as mortgages, in which case the funds are available, just not immediately. Only holders of one day demand investor notes can ask for funds sooner than 30 days after investment, and we make an effort to keep funds available for these requests. Holders of thirty day demand investor notes can ask for funds sooner than 90 days after investment. All other types of investor notes are redeemable upon maturity, or prior to maturity on 90 days advance notice, subject to a penalty. We strive to maintain sufficient liquidity to meet all anticipated redemption requests. To this end, we normally hold 5% to 20% of our assets in cash and cash equivalents to fund redemptions of one day demand notes, which has historically been sufficient for us to meet our obligations.

The tables below illustrates the sales of investor notes versus redemptions for the years indicated:

Year	Notes Sold	Notes Redeemed	Percentage
2003	$26,630,166	$24,697,770	92.74%
2004	$49,008,102	$44,786,895	91.39%
2005	$120,110,831	$96,630,099	80.45%
2006	$106,101,789	$95,933,794	90.42%
2007	$2,321,330	$14,912,760	642.42%

Period	Notes Sold		Notes Redeemed	Percentage
First Quarter 2008	$851,270	(1)	$7,853,052	N/A
Note: (1) Amount represents transfers between investor accounts to accommodate redemption requests and account consolidations, and funds that were deposited by existing account holders with checking account privileges but immediately refunded.

The maturities of our outstanding investor notes are as follows:

	Balance
Series 3 Demand Notes	December 31, 2007	March 31, 2008
One Day	$7,519,914	$6,797,166
Thirty Day	13,848,001	$9,564,774
Series 3 Fixed Term Notes:
Due within 1 year	9,748,504	$8,476,709
Due in 1 to 3 years	6,227,802	$6,081,740
Due in 3 to 5 years	7,129,547	$7,068,427
Series 4 Fixed Term Notes:
Due within 1 year	2,122,904	$2,075,447
Due in 1 to 3 years	337,031	$342,579
Due in 3 to 5 years	4,417,792	$4,505,945
Subtotal	51,351,495	$44,912,787
Unamortized brokerage costs	(131,532)	(116,033)
Total investor notes, net	$51,219,963	$44,796,754

All one, three and five year fixed term investor notes are redeemable upon maturity, or prior to maturity on 90 days advance notice, subject to a penalty. These features were designed to provide us with ample notice for redemptions.

At March 31, 2008, our outstanding one-day demand notes totaled $6.80 million and our outstanding thirty-day demand notes totaled $13.85 million. As stated elsewhere in this prospectus, however, our ability to sell the Notes in our principal markets during 2006, 2007 and the first quarter of 2008 was very limited due to delays in registering this offering with the Maryland Securities Division. Our cash and cash equivalents, which is the primary source of funds to pay interest on and redeem our investor notes, have been significantly impacted by this delay. At March 31, 2008, cash and cash equivalents were $88,391, or 0.17% of total assets, a historically low level, compared to $95,622 at December 31, 2007 and $1,625,414 at March 31, 2007. Overall our cash dropped due to the fact that redemptions of our investor notes during the first quarter of 2008 and fiscal year 2007 exceeded sales of investor notes during those periods due to our limited ability to sell investor notes. During 2007, we accepted loans (Other loans payable) from some of our existing security holders in the net amount of $.70 million. At March 31, 2008, we held more than $28.83 million in residential and commercial mortgage loans that we believe could be sold within a short period of time for the purpose of satisfying investor note redemption requests. Further, we held $3.94 million in business line-of-credit loans and second lien loans at March 31, 2008, which earn higher yields than the first trust loans and can also be sold, although generally they take longer to sell and are sold at a discount. See Note B and Note D to our audited financial statements and Note D to the unaudited financial statements included elsewhere in this prospectus for additional information about our liquidity.

We intend to continue to expand our operations through future public offerings of investor notes marketed by us and select, contracted broker-dealers and from the private placement of our common stock. We expect that we will be able to attract more investors who are interested in our longer-term fixed rate investor notes. We are now offering trust services for IRA accounts through our Trust Services Department. We intend to expand these services and believe that IRA investors generally look for investments of a longer-term nature, which complements our preferred mode of investing. We also intend to increase our capital level as a percent of total assets through the private sale of stock from time-to-time. However, there is no assurance that such transactions will occur.

Although we have used the net proceeds from our investor note offerings received in prior years to fund new loans, during the past few years about 80% of the loans added to our portfolio have been purchased. We intend to continue the expansion of this wholesale component of our operations and have it be a major part of our loan acquisition strategy. This increased wholesale component should enable us to expand our operations and increase our net profit with a limited amount of additional personal and expense because we anticipate that only a minimal expansion of our administrative functions will be needed to support an increased wholesale component in our operations.

Additionally, we intend to increase our purchase of loans that have characteristics we believe make them more attractive for purchase on the secondary market. Such characteristics include full documentation, higher credit scores and lower debt-to-income ratios for the borrowers. To increase our investment and portfolio activity, we plan to identify and utilize additional brokers, lenders and banks as sources for our loan acquisitions.

Known Trends, Events or Uncertainties

Impact of Inflation and Interest Rates. Our financial statements and notes thereto, presented elsewhere herein, have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is generally to increase the value of underlying collateral for the loans we make. Unlike typical industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our financial performance than the effects of inflation generally have on the typical industrial companies.

Stockholders’ Equity. Total stockholders’ equity has decreased as a percentage of total assets over the last seven years, from 10.6% at December 31, 1999 to 1.28% at March 31, 2008. During the period ending March 31, 2008, we experienced an operating loss of $94,923 combined with stock repurchases of $300,000 resulting in an ending balance in stockholders equity of $647,667. Our Board suspended the payment of stock dividends after the second quarter of 2007 to help maintain equity levels.

Critical Accounting Policies

The SEC has issued guidelines on the disclosure of critical accounting policies, which are those policies that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Our significant accounting policies are disclosed in Note A to the audited financial statements presented elsewhere in this report. Management believes the following significant accounting policies also are considered critical accounting policies:

Loan Impairment. A loan is considered impaired when, based on available information or current events, it is probable that we will be unable to collect scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not considered impaired. We measure impairment on a loan by loan basis using the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market value, or the fair value of the collateral if the loan is collateral-dependent. However, impairment is based on the fair value of the collateral if it is determined that foreclosure is probable.

Allowance for Loan Losses. We periodically evaluate the adequacy of the allowance for loan losses based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that might affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions. While we use information available in establishing the allowance for loan losses, evaluation or assessments are inherently subjective and future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is a material estimate that is particularly susceptible to significant change in the near term.

Recent Accounting Pronouncements

Pronouncements Adopted

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. This statement amends SFAS No. 133 and SFAS No. 140 by: permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifying which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; establishing a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifying that concentrations of credit risk in the form of subordination are not embedded derivatives; and amending SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The statement is effective for fiscal years beginning after September 15, 2006. The adoption of this standard did not have a material impact on our financial condition, results of operations or liquidity.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140. This statement amends SFAS No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. It requires an entity to recognize a servicing asset or servicing liability each time an obligation is undertaken to service a financial asset by entering into a servicing contract in certain situations and requires all separately recognized servicing assets and liabilities to be initially measured at fair value, if practicable. The statement permits the choice between the “amortization method” and the “fair value measurement method” for the subsequent measurement of the servicing assets or liabilities and allows for a one-time reclassification of available-for-sale securities to trading securities at initial adoption. The statement also requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. The statement is effective for fiscal years beginning after September 15, 2006. The adoption of this standard did not have a material impact on our financial condition, results of operations or liquidity.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. In May 2007, the FASB issued FASB Interpretation No. 48-1, Definition of Settlement in FASB Interpretation No. 48, which provides guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. These interpretations are effective for fiscal years beginning after December 15, 2006. The adoption of these interpretations did not have a material impact on our financial condition, results of operations or liquidity.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We adopted this standard effective January 1, 2008, with no material impact on our financial condition, results of operations or liquidity.

Pronouncements Issued But Not Yet Effective

In September 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 requires the recognition of a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods as defined in SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. The EITF reached a consensus that Bank Owned Life Insurance policies purchased for this purpose do not effectively settle the entity’s obligation to the employee in this regard and, thus, the entity must record compensation costs and a related liability. Entities should recognize the effects of applying this Issue through either, (a) a change in accounting principle through a cumulative-effective adjustment to retained earnings or to other components of equity or net assets in the balance sheet as of the beginning of the year of adoption, or (b) a change in accounting principle through retrospective application to all prior periods. This Issue is effective for fiscal years beginning after December 15, 2007. The adoption of this standard is not expected to have a material impact on our financial condition, results of operations or liquidity.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Liabilities.” SFAS 159 permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This pronouncement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. We do not expect the implementation of SFAS 159 to have a material impact on our financial position or results of operations.

On November 5, 2007, the SEC released Staff Accounting Bulletin (“SAB”) 109, Written Loan Commitments Recorded at Fair Value Through Earnings. This SAB supersedes SAB 105 and expresses the current view that, consistent with the guidance in SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. Management has evaluated the effects of the rule and does not anticipate a material impact on our financial statements.

In December 2007, the FASB issued SFAS 141, Revised 2007 (SFAS 141R), “Business Combinations.” SFAS 141R’s objective is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after December 15, 2008. We do not expect the implementation of SFAS 141R to have a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141 (revised 2007), Business Combinations. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Management does not anticipate the adoption of this standard to have a material impact on our financial statements.

OUR BUSINESS

General

We conduct mortgage banking operations from our headquarters in Silver Spring, Maryland. Our primary business activities consist of originating, acquiring and servicing mortgage and business loans. We emphasize the direct origination of small commercial real estate mortgage loans and investment property residential mortgage loans. We also purchase first and second mortgage loans secured by residential real estate from other lenders and banks around the country. Over the past few years, our lending activities have focused primarily on purchasing, rather than originating, loans. Due to funding constraints, however, our lending activities since the beginning of 2007 have been limited to funding existing lines of credit and draw-down type loans. To fund our operations, we rely on interest income generated from our lending and investment activities and from proceeds from sales of interest bearing debt securities, or investor notes, to investors, such as the Notes.

Our net income depends largely upon our net interest income, which is the difference between interest income we earn from our loans and investments, referred to as interest-earning assets, and interest expense that we pay on investor notes and other borrowed funds, referred to as interest-bearing liabilities. Our net interest income may be affected by general economic conditions, policies established by regulatory authorities and competition.

Operations

We operate from a suite of offices located in Silver Spring, Maryland. We act as a mortgage banker or purchaser of mortgage and business loans and perform the record keeping, loan administration and servicing functions with regard to our assets and liabilities. For example, our mortgage loan servicing includes collecting payments, paying property taxes and insurance, and if necessary, instituting foreclosure procedures. We also administer our program of selling fixed and variable rate debt securities of varying maturities. In addition, in February 2003 we were approved by the Internal Revenue Service as a retirement account trustee. We accept and administer purchases of our investor notes for IRA and SEP accounts. Currently, these services are provided by KH Funding personnel that have other responsibilities; however, we intend to expand these trust services in the future.

Our assets of $50.72 million at March 31, 2008 consist primarily of cash, mortgage loans, real property and investment securities. In the normal course of business we collect the income generated by the assets; receive funds from investors; handle the redemption of investor notes; and maintain and track the receipts, disbursements and balances on escrow accounts established by our borrowers.

The following tables sets forth certain information relating to our net interest spread for the five years ended December 31, 2007 and for the quarter ended March 31, 2008. The average yield and cost of funds are derived by dividing interest income or interest expense by the average balance (exclusive of nonaccrual loans and of unamortized fees and costs) of loans receivable or investor notes, respectively, for the years shown. The interest categories are at contract rates and exclude the amortization of related fee income and expense.

Year Ended	Average Yield Loan Portfolio	Cost of Funds Investor Notes	Net Interest Rate Spread
12/31/2003	10.74%	6.00%	4.74%
12/31/2004	10.89%	5.69%	5.20%
12/31/2005	10.66%	6.03%	4.63%
12/31/2006	11.05%	6.53%	4.52%
12/31/2007	10.65%	7.09%	3.56%

Quarter Ended	Average Yield Loan Portfolio	Cost of Funds Investor Notes	Net Interest Rate Spread
March 31, 2008	10.32%	6.91%	3.41%

Technology

We maintain an off-site secondary location which has full back-up operability with up-to-date information. The software we use to track our loan portfolio is used commercially by over 300 other subscribers. Our investment account software was made to our specifications to allow us to service the holders of our investor notes in an efficient and timely manner.

Customer Service

We provide monthly statements and timely, personal service to our investors, which have always cultivated a good “word-of-mouth” referral system. We have developed and made available to our investors on-line access to their accounts at our Internet website, www.khfunding.com. The website allows investors to view their account information at anytime, such as account balances, maturity dates and recent transactions. Access to the website allows investors to complete transfers from one account to another account, order wire transfers, and request withdrawals.

Business Strategy

Our business strategy is to grow and enhance our profitability by increasing our portfolio of mortgage and business loans. We anticipate that the funds necessary to carry through with this strategy will come from our lending activities and proceeds of sales of our investor notes, such as the Notes. In addition, we may seek to raise funds through private sales of our capital stock.

Starting in the fourth quarter of 2004, we expanded the distribution for our investor notes by engaging in strategic alliances with several major financial services firms throughout the country. We currently have signed selling agreements with three broker-dealers registered with The Financial Industry Regulatory Authority (“FINRA”) with a network of over 1,200 registered representatives in the Midwest and West. These alliances have given us the ability to sell our investor notes through a network of financial intermediaries in defined geographic locations. Through the middle of 2006, our distribution plan has been very successful, establishing close to 700 new investment accounts providing us with over $25,000,000 in funds. In 2006, sales by these broker-dealers established approximately 522 new investment accounts and provided over $11 million in funds. We plan to further increase our distribution network, and are currently in negotiations with other broker-dealers interested in distributing our investor notes in parts of the United States where we are not currently represented.

Our business strategy has been hampered in recent years because of our inability to obtain an effective registration statement for our Notes in Maryland and, thus, raise funds through the sale of the Notes in or from Maryland, our largest market. This delay was primarily the result of two investigations instituted by the Maryland Securities Division. The first investigation related to our unregistered sale in 2006 of Notes from Maryland. In connection with this investigation, the Maryland Securities Division required us to redeem an aggregate of $464,511.07 in investor notes that were sold to unaccredited investors, offer accredited investors the right to rescind their purchases of investor notes, and enter into a Consent Order in December 2007 finalizing this matter. The second investigation, which is on-going, relates to certain alleged unlawful acts taken by a former Senior Vice President and is described in detail above in the risk factor entitled “As of the date of this prospectus, we were involved in an unresolved investigation by the Maryland Securities Division.” and below in the portion of this section entitled “Legal Proceedings”. We are cooperating fully with the Maryland Securities Division to resolve this on-going investigation.

We intend to continue managing our assets and maintaining strict collection procedures for any problem assets in order to increase our profitability. We expect to realize more operating efficiencies and cost controls as we invest the proceeds from future offerings, as we do not expect significant additional personnel or facilities will be needed.

Market Area and Credit Risk Concentration

Our lending activities are concentrated primarily in Washington, D.C., the Maryland counties of Anne Arundel County, Baltimore County, Frederick County, Howard County, Montgomery County, and Prince Georges County, and Baltimore City, Maryland and, to a lesser degree, Northern Virginia. We also purchase residential mortgage loans from banks and other lenders in other states. Loans in these areas made up 95% of our total loan portfolio at March 31, 2008, and our average loan size was approximately $240,000. Overall, since December 31, 2006, we have observed a 10% to 20% decrease in the median sales price for real estate in these markets.

Competition

We face significant competition both in making loans and in attracting investor funds. Our competition for loans comes principally from commercial banks, mortgage companies, insurance companies and other financial service companies; often these are local (and sometimes smaller) independent loan companies or individuals. Our competition for investor funds has historically come from competitors offering uninsured products, such as the mutual fund industry, securities and brokerage firms and insurance companies, as well as insured money market accounts and certificates of deposit at commercial banks.

Our experience has been that in originating loans and acquiring loans, there has been increased competition from large institutions. We do not believe that this trend is material to our financial condition or operations at this point. However, if this trend continues, it is possible that we may have difficulty originating or obtaining loans that meet our standards or that we will have difficulty competing with these larger originators, which often enjoy a lower cost of funds.

We believe that we will continue to be able to attract investors to our investment products. Our one, three and five year fixed term investor notes are priced at rates that are normally more than 200 basis points (2%) above insured investments for a similar term at commercial banks. Our one day and thirty day investor notes are competitively priced with other uninsured investments that have similar features such as checking account and withdrawal features. We provide holders of our one day demand notes with KH Funding-investor joint checking accounts through Bank of America and other local banks to access their funds (this feature is not offered to South Carolina residents). The checking account privileges are exclusively for funds invested in investor notes and allow the holders of one day demand notes to execute redemption or investment requests conveniently, quickly and with less expense than by wire transfer or the mail. The holder may write a check against the account, which reduces the note balance. The holder may add to their investment by making deposits at the bank through which the checking accounts are provided.

Lending Activities

Our loan portfolio consists primarily of real estate-backed loans that we have originated or acquired from other lenders. We also have business loans that we originated. A small portion of our portfolio contains loans for consumer purposes such as auto and personal loans, and loans for business purposes secured by assets such as stock and other investments.

Over the past five years, about 80% of our the loans added to our portfolio have been purchased from other lenders rather than originated by us. Due to our inability to raise substantial amounts of cash through the public offering of our investor notes since the middle of 2006, however, our lending activities during the past 18 months have been limited to funding existing lines of credit and draw-down type loans. Our strategy is to resume the origination and purchase of loans, with a continued focus on purchases, once we have sufficient cash resources to do so.

Our mortgage lending activities are limited to “hard collateral” loans regardless of whether the loan is originated by us or acquired from another lender. Accordingly, we concentrate primarily on the loan-to-value (“LTV”) ratio when making or acquiring a loan. We target loans where the value of the real estate collateral is in the “average” range relative to other nearby properties because these properties tend to experience smaller price declines when local real estate values deteriorate due to market conditions.

Some of the mortgage loans we make and acquire are considered “sub-prime loans”. Sub-prime mortgage loans generally have higher delinquency and default rates than mortgage loans made to prime borrowers. At March 31, 2008, our sub-prime loans represented 9.17% of our total loans. We attempt to manage the risks associated with sub-prime loans using risk-based mortgage loan pricing, appropriate underwriting policies, appropriate loan collection methods, and reliance on the “hard-collateral” value of the underlying collateral for each loan. We believe that our exposure to problems in the sub-prime market is limited as a result of several factors. First, we believe that we underwrite sub-prime mortgage loans to a higher standard than the failing and delinquent loans from the more aggressive lenders in the mortgage industry. Second, we do not offer the loan products that are receiving the harshest criticism from regulators, commentators and Congress. Notably, as a general matter, the sub-prime loans that we originate or purchase have LTV ratios of 70% or less at the time they are made, as opposed to ratios of 95% or higher allowed by many sub-prime lenders. In addition, we do not offer so-called “teaser” rate adjustable loans, low or no document or “stated income” loans.

We have developed underwriting policies to control the inherent risks in the origination and acquisition of loans. The policies address approval limits, loan-to-value ratios, appraisal requirements, debt service coverage ratios, loan concentration limits and other matters relevant to loan underwriting.

We rely on community contacts as well as referrals to originate loans. We maintain a list of brokers, banks and lenders from whom we acquire loans.

First Mortgage Lending

Direct Origination. We originate first mortgage loans primarily for investment (rented) residential real estate and small commercial properties. The loans we originate normally have a LTV ratio of 80% or less and are made to investors, or “non-occupant owners”. We use credit scores to determine the creditworthiness of the borrowers. Credit scores are determined by complex computer programs which take into consideration many factors. There are three companies that are the primary providers of credit reports and credit scores for individuals. We generally obtain credit reports and/or credit scores from all three companies, and are a member of one, Equifax. Credit scores range from the 400’s to the 800’s. The lower the credit score, the lower the creditworthiness of the individual. Credit scores below 600 will generally indicate a sub-prime borrower. A credit score of 600 to 680 is a borrower that pays their bills but not always on time, and a credit score above 680 is a creditworthy borrower. Lenders adopt different guidelines for acceptability regarding credit scores. For us, a credit score of 580 to the 800’s (the highest score possible) is within the range of acceptability in order to make or acquire a loan, however, we prefer the credit score to be in the mid-600’s and above. The borrowers with a score below the mid-600’s must provide us with a reason, or reasons, which mitigate the below mid-600’s score.

Acquired Loans. The first mortgage sub-prime loans we acquire generally have LTV ratios of 70% or less. The majority of these loans are for the purchase of owner-occupied properties and the interest rates are usually between 9.5% to 11.5%. Our loan portfolio has none of the aggressive Adjustable-Rate-Mortgage loan products that are currently causing much of the concern regarding sub-prime borrowers in the mortgage lending industry. The first mortgage loans we acquire that are not sub-prime loans are primarily secured by non-owner occupied properties and made to investors at LTV ratios of 80% or less, where the purpose of the loans is typically to allow the investor to rehabilitate and lease or sell the property.

At March 31, 2008, we had $32,548,243 in direct origination first mortgage loans and $9,997,421 in purchased first mortgage loans.

Second Mortgage Lending

Direct Origination. The majority of the second mortgage loans we have originated are debt consolidation loans and are secured by owner-occupied properties. We typically do not hold the first mortgage on these properties. The LTV ratios on these loans can be as high as 100%. The borrowers’ credit scores generally start at 580 and average in the low 600s. We have originated very few of these loans in the past few years and do not anticipate that we will make many of these loans in the future.

Acquired Loans. We only acquire second mortgage loans if they have a total LTV ratio of less than 80%. We formerly purchased loans with LTV ratios of up to 125%, but we discontinued that practice in 2000. We also greatly curtailed purchasing stand-alone second mortgage loans in 2000, as we would prefer to also own the first mortgage when an acquired loan has a combined LTV ratio greater than 80%. However, if borrowers have a credit score in the low to mid 600s or higher, we will purchase a stand-alone second mortgage loan, although we do not do so very often.

The second mortgage loan portion of our loan portfolio represented only 2% of our total loan portfolio at March 31, 2008.

Business Lending

We directly originate loans to small businesses. We do not acquire small business loans. Most of the loans we make of this type are for businesses generating less than $1,000,000 in gross revenue. If the business owns real estate, we will obtain a lien on the property(ies) owned by the business as part of our loan. We will also normally place a lien on the primary residence of the owner(s) of the business. We are still a hard collateral lender when we make business loans, i.e., we are still more collateral-sensitive when making business loans than we are "cash flow" sensitive. In other words, if we are considering a loan for a development stage or start-up business and we find the business plan or the results of operations for the business borrower to be acceptable, and the credit score of the borrower to be at the high end of our range of acceptability, then we will make the loan provided we are adequately secured with real estate collateral. Generally, the cash flow will not be present at the time the loan is closed, but will be expected to develop with the use of the loan proceeds. However, we do require that the borrowers have good credit and a reasonable ability to repay the loan. In the instances in which a business has accounts receivable as a primary source of repayment we will obtain a lien on the accounts receivable.

Other Assets Lending

Some of the loans in our portfolio are not secured by real estate or business assets. Automobiles and investor notes secure the majority of these loans. These types of loans are generally made to borrowers with whom we have a long-standing relationship.

Unsecured Lending

Less than 1% of our loan portfolio represented unsecured loans at March 31, 2008. The majority of these loans are for small amounts, under $5,000, made to borrowers with whom we have a long-standing relationship, or who have been referred to us by our trusted customers. A few of these loans are to borrowers, with whom we originally had a collateralized loan, but the collateral has been foreclosed upon and the balances represent the deficiency.

The following table sets forth the composition of our loan portfolio by collateral type in dollar amounts for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
Loans By Collateral Type	2007	2006
Residential Real Estate First Mortgage	$11,441,120	15,403,919
Business Assets and Commercial Real Estate First Mortgage	3,049,002	2,948,930
Residential Investment Property First Mortgage	30,711,891	33,023,531
Residential Real Estate Second Mortgage	750,253	1,153,487
Other Assets (Auto, Stock)	1,719,596	1,978,712
Other Loans (Over Equity, Medical and Unsecured)	417,008	407,751
Total loans receivable	48,088,870	54,916,330

Unearned fees and other	291,798	239,844
Less allowance for loan losses	(495,480)	(452,154)
Total loans receivable, net	$47,885,188	54,704,020

Loan Approval Procedures and Authority

Our Chief Executive Officer may approve any loan up to and including $500,000. Our Chief Executive Officer and another member of our Board of Directors together must approve all loans over $500,000.

Security of Loan Collateral Procedures

We have no internal appraisers and, as such, we rely on independent appraisers to determine the value of collateral underlying a loan. For commercial property mortgage loans, in addition to an independent appraisal, we generally require an environmental site assessment to be performed. We also require title and hazard insurance on the property for all first and second mortgage loans. We require a recorded deed of trust or mortgage. In addition, we may require borrowers to make payments to a mortgage escrow account for the payment of property taxes and insurance. We monitor these loans to ensure that all applicable taxes and insurance are timely paid.

Non-Performing Assets

Non-performing assets consist of non-accrual loans and real estate owned and held for sale. Loans that are delinquent for more than 90 days are evaluated for collectibility and placed in non-accrual status when management determines that future earnings on the loans may be impaired. While in non-accrual status, collections on loans, if any, are recorded as collection of loan principal and no interest is recorded.

Loans in non-accrual status totaled $3,329,467 and $497,136 at March 31, 2008 and 2007, respectively, and $510,697 and $651,895 at December 31, 2007 and 2006, respectively.

At March 31, 2008, we had loans of $4,783,832 which were more than 90 days past due and for which we continue to accrue interest, compared to $5,002,259 at December 31, 2007 and $1,634,946 at March 31, 2007. We believe that these loans are adequately collateralized and that both the principal and the related accrued interest are collectible.

Real estate owned represents property acquired by foreclosure, deed in lieu of foreclosure or purchase, and consists of rental and held for sale real estate. At March 31, 2008, we had held for sale real estate owned of $2,110,631 which are considered non-performing assets, compared to $1,568,655 at December 31, 2007 and $1,568,655 at March 31, 2007. At March 31, 2008, we had held for rent real estate owned of $670,672, compared to $675,914 at December 31, 2007 and $810,347 at March 31, 2007.

Allowance for Loan Losses

We maintain an allowance for loan losses to absorb losses from the loan portfolio, which is based on management’s continuing evaluation of the quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of the collateral, past and anticipated loss experience, and the amount of non-performing loans. The allowance is increased by corresponding charges to provision for loan losses, and by recoveries of loans previously written-off. Write-off of a loan decreases the allowance. The adequacy of the allowance is periodically reviewed and adjusted by management based upon past experience, the value of the underlying collateral for specific loans, known or inherent risks in the loan portfolio and current economic conditions.

The most common known risk in the loan portfolio is a non-performing or impaired loan (i.e., the loan is more than 90 days late and the possibility of collection is remote). If we have specific knowledge or some other reason to consider a loan impaired, management reviews the loan to determine if an impairment loss is required. Collections on the loan reduce the balance of the impaired asset.

If the non-accrual loan begins performing again, then it is reclassified as a performing asset and will accrue interest retroactively from the last date interest had been previously accrued.

If the impaired loan is only partially recovered, or if after all legal remedies have been exhausted no recovery, or no additional recovery, is available, then the un-recoverable portion is written off against the loan loss allowance and the balance of the loan loss allowance is decreased by the amount of the loan being written-off.

Our historical loan loss experience is as follows:

Year Ended December 31,	Average Total Loans	Write-Offs Net of Recoveries	Percent
2003	$15,900,842	$111,278	0.70%
2004	$17,676,284	$244,389	1.38%
2005	$32,473,227	$114,568	0.35%
2006	$49,784,567	$230,495	0.46%
2007	$51,330,764	$466,859	0.91%

Our non-performing assets were as follows:

	12/312007	12/31/2006
Loans on non-accrual status	$510,697	$651,895
Real estate held for sale	1,568,655	325,223
Total nonperforming assets	$2,079,352	$977,118
Loans 90 days past due and still accruing interest	$5,002,259	$1,748,342

Management believes that all of the loans 90 days past-due which are still accruing interest are adequately collateralized (based on recent appraisals) and the evaluation of guarantees. Management does not anticipate the loss of principal or accrued interest receivable on these loans.

Governmental Regulations

Federal and State Licensing and Supervision

We may from time to time be subject to federal and state laws and regulations relating to banking or lending operations. These regulations may:
•	require us to obtain and maintain additional licenses and qualifications;
•	Subject us to supervision of and examination by regulatory agencies;
•	limit the interest rates, fees and other charges that we are allowed to collect;
•	limit or prescribe other terms of our loan arrangements with borrowers; and/or
•	subject us to potential claims, defenses and other obligations.

USA PATRIOT Act

Congress adopted the USA PATRIOT Act (the “Patriot Act”) on October 26, 2001 in response to the terrorist attacks that occurred on September 11, 2001. Under the Patriot Act, certain financial institutions are required to maintain and prepare additional records and reports that are designed to assist the government’s efforts to combat terrorism. The Patriot Act includes sweeping anti-money laundering and financial transparency laws and required additional regulations, including, among other things, standards for verifying client identification when opening an account and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. The Patriot Act currently has limited application to our business, in that it requires us to report certain client account information to the federal Financial Crimes Enforcement Network (“FinCEN”) if and to the extent requested by FinCEN. In the future, amendments to this law, and/or regulations promulgated thereunder, may impose additional burdens on us.

Governmental Monetary and Credit Policies and Economic Controls

The earnings and growth of the lending industry and ultimately of KH Funding are affected by the monetary and credit policies of governmental authorities, including the Board of Governors of the Federal Reserve System (the “FRB”). An important function of the FRB is to regulate the national supply of credit in order to control recessionary and inflationary pressures. Among the instruments of monetary policy used by the FRB to implement these objectives are open market operations in U.S. Government securities, changes in the federal funds rate, changes in the discount rate of member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth of bank loans, investments and deposits and may also affect interest rates charged on loans or paid for deposits. The monetary policies of the FRB authorities have had a significant effect on the operating results of lending institutions in the past and are expected to continue to have such an effect in the future. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the FRB, no prediction can be made as to possible future changes in interest rates or loan demand or their effect on our business and earnings.

Federal Securities Laws

We are subject to information reporting and other requirements of the Exchange Act. The federal Sarbanes-Oxley Act of 2002 and the regulations adopted in furtherance thereof made several changes to the Exchange Act to which we are subject. These changes impose additional requirements and restrictions on us, including, among other things, restrictions on loans to and other transactions with insiders, additional disclosure requirements in the reports and other documents that we file with the SEC, and other corporate governance requirements.

Environmental Laws.

Certain environmental regulations may affect our operations. For example, our ability to foreclose on the real estate collateralizing our loans may be limited by environmental laws which pertain primarily to commercial properties that require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or chemical releases on the property. In addition, the owner or operator may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and cleanup costs relating to the contaminated property. While we would not knowingly make a loan collateralized by real property that was contaminated, it is possible that the environmental contamination would not be discovered until after we had made the loan.

Future Legislation

Periodically, the federal and state legislatures consider bills with respect to the regulation of financial institutions. Some of these proposals could significantly change the regulation of the financial services industry. We cannot predict whether such proposals will be adopted or their effect on us if they are adopted.

Although we believe that we are currently in compliance with statutes and regulations applicable to our business, there can be no assurance that we will be able to maintain compliance with existing or future governmental regulations. The failure to comply with any current or subsequently enacted statutes and regulations could result in the suspension of our business activities and/or the suspension or termination of the licenses on which we rely to conduct our business, and such suspension or termination could have a materially adverse effect on us. Furthermore, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could limit our activities in the future or significantly increase the cost of regulatory compliance.

Insurance

We maintain the following types of insurance for the benefit of KH Funding:
•	Bankers Bond: fidelity and theft coverage of $500,000;
•	Mortgage Impairment: covers losses to properties when the borrower’s policy has expired;
•	Property Damage-Vacant Properties: covers losses to properties immediately after we take title, if they are vacant;
•	Liability Coverage-Vacant Properties: covers liability losses to individuals at vacant properties after we take title;
•	Key Man Life: $2.7 million payable to KH Funding in the event of the death of Robert L. Harris;
•	Key Man Disability: $12,000 per month payable for one year to KH Funding in the event of the disability of Robert L. Harris
•	Umbrella Liability: $2 million in excess liability coverage above any primary liability coverage that we maintain;
•	Landlord Policies for Individual Rental Properties: basic insurance for rented properties;
•	Health Insurance: maintained for the benefit of the employees; and

•	Business Owners Policy: comprehensive business and liability coverage
•	Director’s and Officer’s Liability: insurance protecting our directors and officers against liabilities arising in the course of their service to us.

Personnel

At March 31, 2008, we had six full-time employees (working more than 30 hours per week) and three part-time employees (working fewer than 30 hours per week).

Legal Proceedings

On March 8, 2005, we were notified that a lawsuit had been filed against us (in the Circuit Court of Montgomery County, Maryland) by SBM Financial, LLC (“SBM”). SBM claims to operate a business similar to ours and that we have intentionally interfered with its ability to retain their existing investors. We believe that this lawsuit has no merit, and we expect it to have no material impact on our financial condition or results of operations.

On or about March 5, 2008, the Maryland Securities Division informed us that it is investigating several possible violations of the Maryland Securities Act by the Company and one of our former Senior Vice Presidents. We are cooperating fully with the Maryland Securities Division to resolve this investigation.

First, the Maryland Securities Division believes that a former Senior Vice President (who resigned in December 2007) offered and sold our investor notes from Maryland without being registered as an issuer-agent in Maryland. We anticipate that the Maryland Securities Division will require us to enter into a Consent Order addressing this alleged violation and may impose a civil money penalty against us.

Second, the Maryland Securities Division believes that this former Senior Vice President misappropriated approximately $74,872 in checks from an investor between 2004 and 2006 which she tendered to this Senior Vice President for deposit into her investor account but which he instead deposited into his personal accounts. Upon learning of this incident, we restricted the Senior Vice President’s duties and handling of any investor funds. We have since instituted policies to reduce the risk that misappropriations by employees will occur in the future. We have set aside funds that we believe are sufficient to address the investor’s claim and are also pursuing coverage under our policy of fidelity insurance.

Third, during the second quarter of 2008, the Maryland Securities Division notified us that it was investigating whether this former Senior Vice President funded his mother’s account at the Company using approximately $864,000 that he wrongfully obtained from a third party in a personal transaction with that party. We had no knowledge of any possible wrongdoing with respect to this third party, who has neither contacted us with respect to these funds nor made a claim to the funds, and we are not aware that any wrongdoing has in fact been committed with respect to this matter. Further, we believe that any liability related to these funds, if any, rests solely with the former Senior Vice President.

We are at times, in the ordinary course of business, a party to legal actions normally associated with a lending institution.

MANAGEMENT

Directors and Executive Officers

Our Board of Directors is currently made up of four directors, who are elected to annual terms and until their successors are elected and qualified. On February 13, 2008, one director, Dr. Mervyn Feldman, died. The Board has not yet decided whether to elect a replacement or eliminate the vacancy by permanently reducing the number of directors to four. Executive officers are appointed by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

The following table sets forth the names, ages and positions of our current directors and executive officers:

Name	Age	Position(s)
Robert L. Harris	58	Chief Executive Officer, President, acting Chief Financial Officer and Director
James E. Parker	59	Vice President
Louise B. Sehman	73	Secretary
Ronald L. Nicholson	53	Vice President-Accounts and Loan Administration
Jack H. Breskow	78	Director
Alvin Shapiro	76	Director
Jeremiah P. Connor	68	Director

ROBERT L. HARRIS, age 58, was a founder of KH Funding Company in 1990 when he also began his service as Managing General Partner and then President. He has been the President, Chief Executive Officer and a director of KH Funding since its incorporation in 1994, and has served as interim Chief Financial Officer since October 5, 2007. Prior to founding KH Funding, Mr. Harris owned and operated businesses and managed commercial and corporate real estate for various firms in Maryland. He attended the Citadel Military College and Montgomery College.

JAMES E. PARKER, age 59, joined KH Funding Company in 1997 and serves as Vice President. Mr. Parker’s duties include serving as our office manager and providing accounting assistance. From March 2006 to April 2007, Mr. Parker served as the Chief Financial Officer and Treasurer of KH Funding, and from November 2003 to March 2006, he served as Vice President of Investor Relations and Trust Services. Mr. Parker was an assistant controller of a lumber and supply company before joining us. He earned a Bachelor of Science from the University of Maryland.

LOUISE B. SEHMAN, age 73, joined KH Funding Company in 1992. She has served as our Corporate Secretary since 1994 and handles various bookkeeping functions. Ms. Sehman was a payroll supervisor for a convenience store chain before joining us. She attended the University of Maryland. Ms. Sehman retired as our Chief Financial Officer and Treasurer effective March 31, 2006.

RONALD L. NICHOLSON, age 53, joined KH Funding Company in 1996. He has served as the Vice President of Accounts and Loan Administration since joining the Company. Mr. Nicholson’s duties include periodically reviewing loan accounts to ensure that our borrowers are complying with the conditions of their loans and assisting in the underwriting of new loans.

JACK H. BRESKOW, age 78, has served as a director of KH Funding Company since its incorporation in 1994. Mr. Breskow has served as Secretary of Jack H. Breskow and Associates, Ltd. since 1989, which provides business, estate and financial planning services to its clients. Since 1953, Mr. Breskow has also served as a registered representative of Lincoln Financial Advisors Corporation, a registered broker-dealer and investment adviser firm. He is a Certified Life Underwriter and Accredited Estate Planner.

ALVIN SHAPIRO, age 76, has served as a director of KH Funding Company since 2005. Mr. Shapiro has served as president of A & S Shapiro Pension Consultants, Inc., a third-party administrator of business pension plans, since 1997. Since 1973, Mr. Shapiro has also served as a registered representative of Chapin Davis, Inc., a broker-dealer firm. He holds a Series 6 license and the insurance industry designations of CLU and CHFC. Mr. Shapiro received an MBA from John Hopkins University and a Bachelor of Science Degree in Finance from American College.

JEREMIAH P. CONNOR, age 68, has served as a director of KH Funding Company since 2005. Mr. Connor is currently a partner of Connor & Assoc. CPA’s, P.C. and has served with that firm since 1986. Mr. Connor is a Certified Public Accountant with over 35 years of accounting experience. Mr. Connor is a distinguished member of state and national CPA organizations. He graduated with a Bachelor of Commercial Science from Benjamin Franklin University.

DR. MERVYN FELDMAN, age 73, served as a director of KH Funding Company from 1998 until his death on February 13, 2008.  Dr. Feldman maintained an active medical practice specializing in podiatry. He attended Wilson Teachers College and the Pennsylvania College of Podiatric Medicine.

Board Committees

The Board of Directors has a standing Audit Committee, whose members are Messrs. Connor and Shapiro (Chairperson). Until January 16, 2008, Mr. Harris also served on the Audit Committee. The Audit Committee is responsible for reviewing the audit policy and program and recommending any policy changes to the Board of Directors, and the appointing, replacing, compensating, and overseeing the Company’s independent registered public accounting firm each year. The Audit Committee meets with the external auditors, reviews all of our SEC filings, oversees our internal control structure and reports to the Board of Directors on the findings. During 2007, the Audit Committee met four times. The Board of Directors has adopted a written charter for the Audit Committee. The Board has determined that each of Messrs. Connor and Shapiro is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of the SEC’s Regulation S-B.

Since we are a privately-held company, we are not required to have either a Nominations or a Compensation Committee. As a privately-held company with a board consisting of a majority of independent directors, we currently believe that the Board as a whole can adequately fulfill the responsibilities of a Nominations and Compensation committees. Our independent directors review and approve executive compensation policies and practices, review the salaries and the bonuses of the officers, including the Chief Executive Officer and Chief Financial Officer, and administer our stock option plan and other benefit plans. Our Chief Executive Officer provides input on the salaries of our other executive officers and employees. Should the circumstances change, the Board may form one or both of these committees in the future.

Director Independence

The Board of Directors has determined that each of our current directors, except for Robert L. Harris who serves as our Chief Executive Officer and Chief Financial Officer, is an “independent director” as that term is defined by Section 803A(2) of the American Stock Exchange Company Guide. Additionally, both Messrs. Connor and Shapiro satisfy the audit committee independence requirements of Section 803B(2) of the American Stock Exchange Company Guide.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to our executive officers, including without limitation, our principal executive officer and principal financial officer. A copy of our Code of Ethics is posted on our website, www.khfunding.com. In addition, a copy of our Code of Ethics will be provided without charge to any person upon request. Requests should be directed to our Corporate Secretary at KH Funding, 10801 Lockwood Drive, Suite 370, Silver Spring, Maryland 20901. You may also request a copy by calling us at (301) 592-8100.

Director Compensation

The following table provides information about compensation paid to or earned by our directors during 2007 who are not also named executive officers (as defined below).

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jack H. Breskow	900	0	0		900
Dr. Mervyn Feldman (deceased)	0	0	0		0
Alvin Shapiro	1,200	0	0		1,200
Jeremiah P. Connor	1,200	0	0	2,800	4,000

(1)
Amounts calculated using the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments”. See Note A to the audited financial statements under the heading “Stock Based Compensation” contained elsewhere in this prospectus regarding assumptions underlying valuation of equity awards.

(2)	There were no options outstanding for purchase of shares by the above named directors at December 31, 2007.
(3)	The amount represents fees paid for accounting advice rendered to the Company.

During 2007, the Board held four meetings. Directors receive either (i) $300 in cash or (ii) an outright grant of $300 worth of our common stock for each Board meeting attended. No additional fees are paid for attendance at any Committee meetings.

Executive Compensation

The following table sets forth the total remuneration for services in all capacities awarded to, earned by, or paid to our President and Chief Executive Officer, sometimes referred to in this prospectus as the “named executive officer” for each of the last two completed fiscal years. No other person who served as an executive officer during 2007 earned total compensation in excess of $100,000 for 2007 (or would have earned in excess of such amount had they been an executive officer as of December 31, 2007). We do not maintain any non-equity incentive compensation, pension or other retirement, or non-qualified deferred compensation plans for our executive officers.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Robert L. Harris,	2006	123,900	2,283	0	4,715	0	130,898
President/CEO/CFO(1)	2007	132,291	2,383	0	0	0	134,674

(1)	Mr. Harris also serves as a director of KH Funding for which he receives standard director compensation as discussed above. However, he did not accept any director compensation in 2007 or 2006.
(2)
On July 10, 2006, Mr. Harris was granted an option to purchase 50,000 shares of our common stock under our 2005 Incentive Stock Option Plan. The options have an exercise price of $3.30 per share, which equaled the estimated fair market value of the shares on the grant date-$3.00- plus a 10% premium. The options vest in three equal annual installments commencing one year after the grant date and expire on July 10, 2011. The amount shown reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) of awards pursuant to the Plan. Assumptions used in the calculation of this amount are included in Note J to our audited financial statements for the fiscal year ended December 31, 2007 presented elsewhere in this report.

Employment Arrangements

Executive officers are employed on an at-will basis and are not parties to any written employment agreement. Our employment arrangements entitle the executive, while employed, to an annual salary and participation in the bonus, equity and other plans discussed above, as well as health, dental and life insurance programs in place for executives from time to time.

For 2008, Mr. Harris is entitled to an annual salary of $132,291.

Bonus Program

All of our employees, including Mr. Harris, are entitled to an annual bonus equal to one-half of one week’s pay, based on their salary levels for that year.

Equity Compensation Plans

We maintain two equity compensation plans for executive officers and employees: (i) the 1998 Stock and Incentive Plan; and (ii) the 2005 Equity Incentive Plan.

The 1998 Stock and Incentive Plan was approved by the Board of Directors and its stockholders in 1998 and was replaced by the 2005 Equity Incentive Plan. The plan provided for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and/or performance units to key employees designated by the Board or its designated committee. Awards vested, were exercisable and terminated in accordance with the individual terms of the award agreements granting such awards. Awards could be payable in shares of our common stock, cash, or other securities, as determined by the Board and set forth in the award agreement. Awards were subject to adjustment and acceleration of vesting under certain specified conditions.

The 2005 Equity Incentive Plan was approved by the Board of Directors and our stockholders in 2005 and expires on January 27, 2015. The plan provides for the grant of incentive stock options to our officers and employees, and non-qualified stock options, stock bonus grants and/or restricted stock purchase grants to directors, officers, employees and consultants. Awards vest, are exercisable and terminate in accordance with the individual terms of the award agreements granting such awards. Awards are payable in shares of our common stock. Awards are subject to adjustment and acceleration of vesting under certain specified conditions. At adoption, we reserved 1,000,000 shares of common stock for future issuances under this plan.

The following table sets forth for the named executive officer certain information about equity awards under all plans that remained unexercised at December 31, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Robert Harris	150,000	0	2.00	9/30/2009
	16,666	33,334	3.30	7/10/2011
(1) The options vest in two equal annual installments commencing on July 10, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, in the ordinary course of our business, we enter into loan transactions (both as lender and borrower) with related persons (as defined in Item 404 of the SEC’s Regulation S-B), including our directors and executive officers, persons who beneficially own more than 5% of our outstanding common stock, and the family members and other affiliates of such persons. All such transactions are consummated on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers. During 2007, we obtained approximately $24.6 million in short-term funds from 28 persons, some of whom were directors and executive officers. Of these transactions, the only loans that exceeded the disclosure threshold in Item 404 of Regulation S-B were three loans from our Secretary in the aggregate amount of $296,424, which are payable on demand and bear interest at an annual rate of 7.6%.

Since January 1, 2006, we purchased, in the aggregate, loans totaling $9.07 million and $.89 million, respectively, from Eweb Funding Group, LLC and American Industry Group, LLC, which are controlled by Solomon Kaspi (a person holding more than 5% of our outstanding common stock). These loans were purchased at prices between 98% and 103.5% of par, depending on the creditworthiness of the borrowers, the collateral securing the loans, the interest rate payable on the loans, and other credit-related variables. All of these transactions were consummated on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with unrelated lenders.

Additionally, we have sold investor notes to related persons. Details relating to outstanding investor accounts of these persons are provided in the following table:

INVESTOR NOTE ACCOUNTS

Investor	Relationship	Account Opening Date	Investment Type	Beginning Balance	Balance as of 3/31/08	Highest Balance During Period 1/1/2006 – 3/31/2008	Interest Rate
Mervyn Feldman*	Director	May 1998	Series 3	$17,239	$15,288	$42,949	6.00%
Mervyn Feldman*	Director	September 2000	Series 3	$486,725	$471,172	$549,711	6.25%
Mervyn Feldman*	Director	August 2001	Series 3	$14,715	$2,632	$43,596	6.00%
Mervyn Feldman*	Director	January 2003	Series 3	$21,393	$433	$40,389	6.00%
Mervyn Feldman*	Director	April 1998	Series 3	$52,769	$36,636	$73,415	6.25%
James Parker	Officer	June 1998	Series 3	$69,954	$117	$102,731	6.00%
Doug Kelly	Stockholder	January 1998	Series 3	$1,287	$4,734	$158,331	6.25%
Louise Sehman	Officer	May 1999	Series 3	$14,503	$9,613	$17,519	6.25%
Jin S. Kim	Stockholder	October 1998	Series 4	$220,155	$(10,725)	$262,775	7.75%
Jin S. Kim	Stockholder	April 2002	Series 3	$8,192	$10,022	$10,022	7.85%
Richard Allen	Stockholder	March 1999	Series 2	$2,118	$0	$2,232	9.06%
Richard Allen	Stockholder	October 2000	Series 3	$621,645	$1,466	$629,301	6.25%
Solomon Kaspi	Stockholder	November 2004	Series 4	$35,885	$47,007	$47,007	9.00%
Solomon Kaspi	Stockholder	November 2004	Series 4	$40,817	$66,657	$66,657	9.00%
Solomon Kaspi	Stockholder	June 2002	Series 3	$6,723	$9,779	$1,997,804	6.25%
Solomon Kaspi	Stockholder	April 2004	Series 4	$3,182	$4,045	$4,045	8.00%
Solomon Kaspi / AIG	Stockholder	January 2003	Series 3	$21,917	$4,156,605	$4,533,792	6.25%
Jack Breskow	Director	May 1999	Series 3	$2,694	$522	$13,133	6.00%
Eufrosyne Breskow	Stockholder	August 2001	Series 3	$5,180	$683	$27,755	6.00%
Jack Breskow	Director	August 2001	Series 3	$3,117	$223	$12,467	6.00%
Robert Harris	CEO	January 1991	Series 3	$4,543	$2,751	$219,471	6.25%
* Deceased

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation, as amended, and Bylaws require us to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a director, an officer, an employee, or an agent of the Corporation. Our Bylaws further require us to pay the expenses of directors and officers who are forced to defend a civil, criminal, administrative, or investigative action, suit, or proceeding in advance of the final disposition of any such action. Notwithstanding these obligations, the Maryland General Corporation Law generally prohibits us from indemnifying or advancing expenses to any director, officer, employee or agent who acted in bad faith or received an improper benefit in connection with a claim or suit. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (referred to in this prospectus as the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the best of our knowledge, information as of March 31, 2008 relating to the beneficial ownership of our common stock by (i) each person or group known by us to own beneficially more than five (5%) of the outstanding shares of our common stock; (ii) each of our directors, director nominees, and named executive officers (as defined below); and (iii) all of our directors and executive officers as a group, and includes all shares of our common stock that may be acquired within 60 days of March 31, 2008. The address of each of the persons named below is the address of KH Funding except as otherwise indicated. Such beneficial ownership includes securities owned by or for the spouse, children or certain other relatives of the identified persons as well as other securities as to which the person has or shares voting or investment power. The same shares may be beneficially owned by more than one person.

Name	Number of Shares		Percent of Class as of March 31, 2008
Directors and Named Executive Officers
Robert L. Harris, President, CEO and Director	514,000	(1)	19.97%
Jack H. Breskow, Director	39,700	(2)	1.55%
Jeremiah P. Connor, Director	0		0
Dr. Mervyn Feldman, Director (deceased)	97,478	(3)	3.79%
Alvin Shapiro, Director	600		*

All Directors and Executive Officers as a Group (7 persons)	651,778	(4)	25.31%

5% Stockholders
Solomon Kaspi 267 Kentlands Blvd. Gaithersburg, MD	167,168		6.49%
Christine Nuyen 267 Kentlands Blvd, Gaithersburg, MD	166,666		6.47%
Carlos Saenz 267 Kentlands Blvd, Gaithersburg, MD	166,666		6.47%
Richard Allen 7224 Armat Drive, Bethesda, MD	165,000		6.41%

Douglas Kelly 11120 Arroyo Drive, Rockville, MD	170,000	6.60%
Jin S. Kim 34 Piney Meetinghouse Ct, Potomac, MD	516,700	20.07%
All 5% Stockholders as a group (6 persons)	1,352,200	52.51%
Total: Directors, Executive Officers, and 5% Stockholders	2,003,978	77.82%

* Constitutes less than 1%
(1) Includes (i) 315,000 shares of common stock held directly and (ii) options to purchase 200,000 shares of common stock.
(2) Includes 37,500 shares of common stock held by spouse.
(3) Includes 95,778 shares of common stock held with spouse.
(4) Includes options to purchase 141,250 shares of common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market, Holders and Dividends

As of March 31, 2008, there were 52 holders of record of our common stock holding 2,574,981 shares. There is no established trading market for the shares of our common stock, and transactions are infrequent and privately negotiated by the buyer and seller in each case. Management cannot predict whether any market will develop in the near future. The following table sets forth, to the extent known to us, the high and low sales prices for the shares of our common stock for each quarterly period of 2006, 2007 and 2008.

	2006		2007		2008
	High	Low	High	Low	High	Low
First Quarter	$3.00	$3.00	No sales		No sales
Second Quarter	No sales		$2.60	$2.60	N/A	N/A
Third Quarter	No sales		No sales		N/A	N/A
Fourth Quarter	$2.60	$2.60	No sales		N/A	N/A

Cash dividends on shares of our common stock are at the discretion of the Board of Directors, based upon such factors as operating results, financial condition, capital adequacy, statutory requirements, and stockholder return. Accordingly, there can be no assurance that dividends will be declared in the future. The Board suspended paying quarterly dividends after the second quarter of 2007 to preserve capital. The following table sets forth the dividends declared on our common stock for each quarterly period in 2006, 2007 and 2008, stated in cents per share.

	2006	2007	2008
First Quarter	$0.02	$0.02	$0.00
Second Quarter	0.02	0.02	N/A
Third Quarter	0.02	0.02	N/A
Fourth Quarter	0.02	0.00	N/A

Equity Compensation Plan Information

The following table contains information about these equity compensation plans as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	80,000	$3.18	850,000

Equity compensation plans not approved by security holders (2)	161,250	$2.00	N/A

Total	241,250	$2.39	850,000

(1)	Securities were granted under our 2005 Equity Incentive Plan, which was approved by stockholders in 2005.
(2)
Securities issued under compensation plans not approved by stockholders include stock options and common stock purchase warrants issued to employees and non-employees (such as directors, consultants, advisors, vendors, customers, suppliers and lenders) in exchange for services or other consideration provided to us. Both stock options and warrants permit the recipient to purchase shares of our common stock upon the exercise of the option or warrant and the payment of the exercise prices specified in those grants. These issuances were not made pursuant to any formal policy or plan, but instead were issued on such terms and conditions as the Board of Directors determined appropriate at the time of grant or sale.

DESCRIPTION OF THE NOTES

We are offering up to $220,000,000 in aggregate principal amount of Series 3 Senior Secured Notes, consisting of $170,000,000 in Demand Notes and $50,000,000 in Fixed Term Notes, and $30,000,000 in aggregate principal amount of Series 4 Subordinated Unsecured Notes in the form of Fixed Term Notes. The Demand Notes have demand periods of one day or 30 days. The Fixed Term Notes have maturity dates of one year, three years or five years. We will not establish a sinking fund for the payment of the Notes.

The Notes are being issued under an Indenture, as supplemented and amended, with Wells Fargo Bank, National Association, serving as the trustee. Wells Fargo Bank, National Association provides general banking financial services. Their office location and telephone number is 213 Court Street, Suite 703, Middletown, Connecticut 06457 and (860) 704-6216. The terms of the Notes include those terms stated in the indenture and those terms incorporated by reference to the Trust Indenture Act of 1939. The Notes are subject to all the terms and conditions of the Indenture and the Trust Indenture Act of 1939.

The Notes are issued in book entry only form and clear through Wells Fargo Bank. We do not intend to issue the Notes in certificated form. The record of beneficial ownership of the Notes will be maintained and updated by us through the establishment and maintenance of accounts. You will receive periodic statements indicating any transactions or activity in your account. You must purchase a minimum of $5,000 in principal amount of the Notes. We reserve the right to waive this minimum and accept a lesser amount from any investor. The applicable interest rates of the Notes are connected to the Federal-Funds Target Rate. The Federal-Funds Target Rate is set by the Federal Open Market Committee, a monetary policy action committee of the Federal Reserve Board, and is the interest rate at which depository institutions lend balances at the Federal Reserve to other depository institutions overnight. The Federal-Funds Target Rate is widely published and can be found in most newspapers and financial periodicals.

Interest Rates/Redemption and Payment Procedures

The Series 3 One Day Demand Notes and the Thirty Day Demand Notes will have a variable annual interest rate, with the current interest rates being 4.50% and 4.75%, respectively. Generally, the interest rates for the Demand Notes will be adjusted while outstanding as follows: One Day Note = Federal-Funds Target Rate plus 2.50% and Thirty Day Note = Federal-Funds Target Rate plus 2.75%. From time to time, however, we may choose to deviate from this rate formula. The variable annual interest rates for the Series 3 Demand Notes will be adjusted periodically by us by filing a post-effective amendment to the registration statement to which this prospectus relates or a prospectus supplement, which will be posted on our website at www.khfunding.com. The interest rate on the Series 3 One Day and Thirty Day Demand Notes will not be less than 2.0% per year and will not adjust more than 1.0% in any 90-day period.

We will notify you in writing at least seven (7) days prior to any decrease in the interest rate. The notice will include a current prospectus or prospectus supplement reflecting the new rates. The holder will have ample opportunity to make a demand election if they so desire or they can simply continue to hold the Series 3 Demand Notes with the new interest rate.

The Series 3 One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes will have an annual interest rate fixed at the time of issuance, with the current interest rates being 5.75%, 6.10% and 6.35%, respectively. We may change the interest rate periodically for future Series 3 Fixed Term Notes, and such changes will generally be in accordance with changes in the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 3.75%; Three Year Note = Federal-Funds Target Rate plus 4.10%; and Five Year Note = Federal-Funds Target Rate plus 4.35%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000: plus 0.15%; over $500,000: plus 0.25% and over $1,000,000: plus 0.40%. From time to time, however, we may choose to deviate from this rate formula, in which case we will file a post-effective amendment to the registration statement to which this prospectus relates or a prospectus supplement, which will be posted on our website at www.khfunding.com.

The Series 4 One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes will have an annual interest rate fixed at the time of issuance, with the current interest rates being 6.50%, 6.75% and 7.25%, respectively. We may change the interest rate periodically for future Series 4 Fixed Term Notes, and such changes will generally be in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 4.50%; Three Year Note = Federal-Funds Target Rate plus 4.75%; and Five Year Note = Federal-Funds Target Rate plus 5.25%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000: plus 0.15%; over $500,000: plus 0.25% and over $1,000,000: plus 0.40%. From time to time, however, we may choose to deviate from this rate formula, in which case we will file a post-effective amendment to the registration statement to which this prospectus relates or a prospectus supplement, which will be posted on our website at www.khfunding.com.

If we change the interest rates payable on Series 3 and Series 4 Fixed Term Notes to be issued after the date of this prospectus to reflect changes in the applicable interest rates, such changes will not apply to or affect the interest rates payable on any previously-issued Fixed Term Notes.

We will give you a written notice mailed at least seven (7) days prior to the maturity date of any Series 3 or Series 4 Fixed Term Note held by you reminding you of the pending maturity of the Note. If we do not state our intention to repay the Note in such notice, you must choose to:

(1)	redeem the Note;

(2)	extend the Note; or

(3)	transition the Note into a new account.

We will send such a notice approximately every 30 days for at least 90 days. If after 90 days we have not received a response from the investor, we will redeem the Note. Under such circumstance, we will continue to pay interest on the Note during the period from the maturity date to the redemption date at the rate being paid on the Note immediately prior to its maturity. If we give notice to you of our intention to repay a Note at maturity, no interest will accrue on the Note after the maturity date. Otherwise, if you choose to redeem the Note, we will pay interest on the Note during the period from the maturity date to the redemption date at the rate being paid on the Note immediately prior to its maturity.

Interest on the Notes will compound daily and you may choose to be paid interest monthly, quarterly, semi-annually or annually. Each Note will accrue interest at the specified interest rate for the Note and the interest will be payable on each interest payment date following the issue date for the Note until the principal balance of the Note becomes due and payable. Any installment of interest payable on a Note that is caused to be punctually paid or duly provided for by us on the applicable payment date will be paid to you:

(1)	by check mailed to your address as it appears in our register; or

(2)	by crediting your account in an amount equal to the interest due on the balance of your account.

Each Series 3 Fixed Term Note and Series 4 Fixed Term Note will have a stated maturity of principal. The principal of each Fixed Term Note will be paid in full no later than the maturity date thereof unless the term of the Note is extended or the Note becomes due and payable at an earlier date by acceleration, redemption or otherwise. We may prepay the outstanding principal amount of your Fixed Term Notes and Demand Notes at any time without penalty or premium. Interest on your Note will be due and payable on each payment date at the interest rate applicable to your Note for the period related to the payment date. We will have the right to increase or decrease the interest rate paid on the Demand Notes at any time by filing a post-effective amendment to the registration statement of which this prospectus forms a part or a prospectus supplement as discussed above.

If you hold a Series 3 Fixed Term Note or a Series 4 Fixed Term Note, you may require us to redeem, in whole or in part subject to a penalty, the Fixed Term Note held by you by delivering to us an irrevocable redemption election or by executing a draft in a form provided by or approved by us. Upon receipt of your redemption election, we will designate a redemption date for your Note, which will be within ninety business days after we receive your redemption election. We will pay you a redemption price equal to your outstanding principal balance plus accrued but unpaid interest, less a penalty of 90 days’ interest earnings for One Year Fixed Term Notes and 60 days’ interest earnings for each year in advance of maturity that the redemption occurs for Three Year Fixed Term Notes and Five Year Fixed Term Notes, on the redemption date. No interest will accrue on a Note redeemed by you for any period of time after the redemption date and after we have tendered the redemption price to you.

If you hold a Series 3 Demand Note, you may require us to redeem, in whole or in part, the Demand Note held by you by delivering to us an irrevocable redemption election or by executing a draft in a form provided by or approved by us. Upon receipt of your redemption election, we will designate a redemption date for your Note, which will be within one business day after our receipt of your redemption election for One Day Demand Notes and thirty calendar days after our receipt of your redemption election for Thirty Day Demand Notes. We will then pay to you a redemption price equal to your outstanding principal balance plus accrued but unpaid interest on the redemption date. No interest shall accrue on a Note redeemed by you for any period of time after the redemption date for and after we have tendered the redemption price to you.

The holders of One Day Demand Notes are provided KH Funding-investor joint checking accounts through Bank of America and other local banks to access their funds. These checking account privileges are exclusively for funds invested in our Notes and allow the holders of One Day Demand Notes to execute redemption or investment requests conveniently, quickly and with less expense than by wire transfer or the mail. The holder may make a redemption by writing a check against the account, which reduces the balance of their investment account, or the holder may add to their investment account by making deposits at the bank through which the checking accounts are provided. An investor of One Day Demand Notes must execute a subscription agreement in connection with his/her /its initial investment and establishment of an investment account with checking account privileges. The subscription agreement serves for the term of that account and KH Funding automatically provides notice of any and all interest rate changes by a rate supplement prospectus filed with the SEC, posted on our website and mailed to the investor. If the investor later makes an additional investment to that same account by making deposits through the checking account, the investor does not have to execute a new subscription agreement. However, if the investor later makes an additional investment but instructs that the investment is for a new/separate account with checking account privileges, then the investor must execute a new subscription agreement.

These subscription agreement procedures are with respect to the Series 3 One Day Demand Notes only. In connection with investments in the Series 3 Thirty Day Demand Notes or Series 3 or Series 4 One Year Fixed, Three Year Fixed and Five Year Fixed Notes, each investor must execute a new subscription agreement for each investment, whether the investment is to an existing account or a new account. Also, each purchase of any Note, by any means (checking account deposit, wire transfer or mail), represents the sale of a new security, only occurs pursuant to a valid registration statement, and is deducted from the amount of securities registered on that registration statement.

Collateral for Series 3 Secured Notes

The Series 3 Notes will be secured by substantially all assets of KH Funding, excluding real estate owned, but including, without limitation, all accounts, chattel paper, documents, equipment, general intangibles (including payment intangibles, trademarks, patents, copyrights, tax refunds), goods, instruments (including promissory notes), inventory, investment property, letter-of-credit rights, and supporting obligations, wherever located, as now or hereafter existing, arising or acquired, and all proceeds (including insurance proceeds) and products of the foregoing, will have parity with existing Series 3 Notes or other senior debt we may incur, and rank senior to all unsecured and subordinated indebtedness of KH Funding. The Series 4 Notes will be unsecured and will rank junior to the Series 3 Notes and any other senior indebtedness we may incur, and on parity with all other unsecured and subordinated indebtedness of KH Funding.

Events of Default

The indenture provides that each of the following constitutes a default by us:

(1)	default in the payment of interest when due on the Notes and continuation of the default for 30 days (whether or not prohibited by the subordination provisions of the indenture);

(2)	default in payment of principal when due on the Notes and continuation of the default for 30 days (whether or not prohibited by the subordination provisions of the indenture);

(3)
failure by us to observe or perform any covenant, condition or agreement with respect to the liquidation, consolidation or merger or other disposition of substantially all of our assets (after notice and provided such default is not cured within sixty days after receipt of notice);

(4)	failure by us to comply with certain other agreements and covenants of the indenture (after notice and provided such default is not cured within 60 days after receipt of notice); and

(5)	certain events of bankruptcy or insolvency.

If any event of default occurs and is continuing, the trustee or the holders of at least twenty-five percent (25%) of the principal amount of the outstanding Notes may declare the unpaid principal and any accrued interest of the Notes to be due and payable immediately. However, with respect to the Series 4 Notes, if any senior debt is outstanding, a declaration of this kind will not become effective until the earlier of:

(1)	five business days after receipt by representatives of any senior debt of such written notice of acceleration; or

(2)	the date of acceleration of any senior debt.

In the case of an event of default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, holders of a majority of the principal amount of the Notes may direct the trustee in its exercise of any trust or power.

The holders of a majority of the aggregate principal amount of the Notes by notice to the trustee may, on behalf of the holders of all of the Notes, waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest or principal on any Notes of non-consenting holders.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required upon becoming aware of any default by us to deliver to the trustee a statement specifying the default.

Defeasance

The indenture will terminate (except that certain obligations under the indenture will survive its termination) when all outstanding Notes have been paid in full and we have paid any other sums payable by us under the indenture. In addition, we may terminate all of our obligations under the indenture if:

(1)
we irrevocably deposit in trust with the trustee or at the option of the trustee, with a trustee reasonably satisfactory to the trustee and us under the terms of an irrevocable trust agreement that is satisfactory to the trustee, money or U.S. Government Obligations sufficient (as certified by an independent public accountant designated by us) to pay principal and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by us under the indenture, provided that

(i)	the trustee of the irrevocable trust will have been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations to the trustee, and

(ii)	the trustee will have been irrevocably instructed to apply the money or the proceeds of the U.S. Government Obligations to the payment of the principal and interest with respect to the Notes;

(2)	we deliver to the trustee a certificate stating that we have complied with all the conditions of satisfaction and discharge of the indenture; and

(3)	no event of default or event that could become an event of default with respect to the Notes has occurred and is continuing on the date of our deposit.

PLAN OF DISTRIBUTION

We are offering, on a continuous basis, up to $220,000,000 in aggregate principal amount of Series 3 Notes, made up of $170,000,000 in Demand Notes and $50,000,000 in Fixed Term Notes, and up to $30,000,000 in aggregate principal amount of Series 4 Notes. As of the date of this prospectus, we have already sold approximately $45,269,421 in Series 3 Notes and approximately $3,093,833 in Series 4 Notes registered by the registration statement to which this prospectus relates pursuant to an earlier related prospectus. Our present intention is to require a minimum investment of $5,000 in principal amount of the Notes, but we reserve the right to waive this subscription minimum and accept a lesser amount from any investor. There is no minimum amount of Notes that must be sold under this Offering. No escrow accounts will be utilized. The proceeds from the sale of any Notes will be paid directly to us for our use without restrictions. The Notes will be issued in book entry form and, accordingly, you will not be issued a physical certificate for a Note.

KH Funding proposes to offer the Notes in California, Colorado, the District of Columbia, Florida, Iowa, Maryland, New Jersey, New York, North Dakota, South Dakota, Virginia and Wisconsin, upon registration in each respective state. We filed a Registration Statement on Form SB-2 (File No. 333-135330), and three post-effective amendments thereto, with the SEC, of which this prospectus is a part, to register our offering of the Notes. We have also filed a registration statement and amendments with each of the states to register offers and sales of the Notes in those states. We may not offer or sell the Notes until the registration statement and all amendments thereto are declared effective by the SEC and until the related registration statement and amendments filed with each of the foregoing states are declared effective by those states.

The Notes will be offered and sold in certain states by Mr. Robert L. Harris, our Chief Executive Officer, and, when all applicable state issuer-agent registration requirements have been satisfied, James E. Parker, our Vice President. In the future, subject to compliance with all applicable issuer-agent registration requirements, some of our other employees may also offer and sell the Notes. The activities of Messrs. Harris and Parker, and any other employees, as sales representatives are restricted to transactions with respect to the securities of KH Funding. None of these employees will receive special compensation in connection with their activities in offering and selling the Notes. Our employees who offer and sell the Notes will rely on Rule 3a4-1 under the Exchange Act, as an exemption from registration as a broker-dealer.

KH Funding also employs the services of FINRA-registered broker-dealers for purposes of offering the Notes on a “best-efforts” or agency basis. We currently have signed selling agreements with Capital Financial Services, Spencer Edwards Inc. and CapWest Securities, Inc., with a network of over 1,200 registered representatives in the Midwest and West. We plan to further increase our broker network, and are currently in negotiations with several other broker-dealers interested in distributing our Notes in parts of the United States where we are not currently represented. KH Funding pays the broker-dealer(s) a commission, which ranges from .6% to 3.5% of the sale price of any Notes sold through the broker-dealer(s). All commissions are due upon sale of the Notes except with respect to the sale of the Series 3 One Day and Thirty Day Demand Notes, where the commissions are payable quarterly and calculated on the average daily balance for the respective previous quarter. A small residual commission, paid on Three Year and Five Year Fixed Term Notes sold that have remained in the hands of the holder, are also calculated as a percentage of the initial purchase payment for such Note and paid quarterly after the first anniversary of sale. A commission becomes payable only upon acceptance by KH Funding of the application to purchase a Note, and after payment for such Note has been verified and cleared. KH Funding makes payment of all commissions then payable by the 15th of each calendar month.

KH Funding has agreed to indemnify the broker-dealer(s) against specific liabilities, including liabilities under the Securities Act, for losses caused by our breach of the selling agreements with the broker-dealers or any misstatement by us of a material fact in this prospectus upon which the broker-dealer relies.

We may reject any order, in whole or in part, for any reason. Your order is irrevocable upon receipt by us. In the event your order is not accepted, we will promptly refund your funds, without deduction of any costs and without interest. We expect that orders, if rejected, will be refunded within two business days after receipt. Once your order has been accepted, the applicable funds will be promptly deposited in our account. We will send a receipt to you as soon as practicable after acceptance of your order. You will not know at the time of placing an order whether we will be successful in completing the sale of any or all of the debt securities being offered. We reserve the right to withdraw or cancel the offering at any time. In the event of such withdrawal or cancellation, orders previously received will be irrevocable and no funds will be refunded except in accordance with the provisions of the Note issued for such previously received orders.

We do not know whether our officers and directors will purchase any of the Notes. However, a majority of our current officers and directors have participated in previous offerings of our investor notes. All sales, past and future, to officers, directors, affiliates or associates are done on the same terms and conditions as notes sold to other persons. However, resales and certain other transfers of Notes by persons who are deemed to be “affiliates” of KH Funding (as defined in Rule 405 under the Securities Act) may be limited. Generally, our affiliates may sell their Notes only pursuant to an effective registration statement covering such resales, pursuant to Rule 144 under the Securities Act, or pursuant to another exemption from registration.

EXPERTS

The financial statements of KH Funding Company appearing in this prospectus have been audited by the independent registered public accounting firm of Stegman & Company. Their reports are included in the financial statements appearing in this prospectus and are included by us in reliance upon those reports given upon the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

Certain matters with respect to the Notes offered by this prospectus were passed upon for us by our legal counsel, Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland. Counsel’s opinion as to the legal issuance of the Notes is included as Exhibit 5 to the registration statement of which this prospectus is a part.

ADDITIONAL INFORMATION

We filed a registration statement on Form SB-2, and three post-effective amendments thereto, to register with the SEC the Notes to be issued in this offering. This prospectus is part of that registration statement, as amended. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the amended registration statement or the exhibits to that registration statement. For further information with respect to us and the Notes, we refer you to the registration statement, all amendments thereto, and the exhibits that were filed therewith, which may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or viewed at the SEC’s website. Copies of all or any part of the registration statement, as amended, may be downloaded from the SEC’s Internet website (www.sec.gov) or obtained from the SEC upon payment of the prescribed fee.

We are subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website. You may also read and copy any document we file with the SEC at its Public Reference Room.

Upon request, we will provide you with a copy of the annual reports to stockholders that we send to the holders of our securities.

* * *

FINANCIAL STATEMENTS
KH Funding Company

Report of Independent Registered Public Accounting Firm	F-2
Audited Financial Statements:
Balance Sheets as of December 31, 2007 and 2006	F-3
Statements of Operations for the years ended December 31, 2007 and 2006	F-4
Statements of Changes in Stockholders’ Equity for the years ended December 31, 2007 and 2006	F-5
Statements of Cash Flows for the years ended December 31, 2007 and 2006	F-6
Notes to Audited Financial Statements for years ended December 31, 2007 and 2006	F-7

Unaudited Interim Financial Statements:
Balance Sheets as of March 31, 2008 (unaudited) and December 31, 2007	F-19
Statements of Operations for the three months ended March 31, 2008 and 2007 (unaudited)	F-20
Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2008 and 2007 (unaudited)	F-21
Statements of Cash Flows for the three months March 31, 2008 and 2009 (unaudited)	F-22
Notes to Unaudited Interim Financial Statements for the three months ended March 31, 2008 and 2007 (unaudited)	F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
KH Funding Company
Silver Spring, Maryland

We have audited the accompanying balance sheets of KH Funding Company (the “Company”) as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As is more fully explained in Note B to the financial statements, the Company has not yet gained approval from the Securities Division of the Office of the Maryland Attorney General to offer and sell certain investor notes from Maryland or to Maryland residents. Although the Company is presently able to meet its current liquidity needs, this delay and resulting inability to raise capital through sales of investor notes presents a significant risk that the Company may have difficulty meeting its future liquidity needs, which include making and acquiring loans, redeeming outstanding investor notes, and paying other operational expenses. This risk would be realized if the Company were to receive investor note redemption requests, the timing and amounts of which are unpredictable, in amounts that exceed its cash resources, cash inflows from loans, including unscheduled and unpredictable prepayments, and the cash it can obtain through the liquidation of saleable assets. Additionally, stockholders’ equity at December 31, 2007 has decreased to 1.95% of total assets which we believe is inadequate to fully protect against potential losses. Although the Company has been able to meet its liquidity needs in the past through sources other than investor note proceeds, the Company’s current situation raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Stegman & Company

Baltimore, Maryland
April 10, 2008

KH Funding Company

Balance Sheets as of December 31,

	2007	2006

Assets
Cash	$95,622	$3,823,013
Investments available for sale
Marketable securities - at fair value	-	581,149
Other	25,436	50,872
Loans receivable, less allowance for loan losses of (2007) $495,480 and (2006) $452,154	47,885,188	54,704,020
Accrued interest receivable	2,668,649	1,961,683
Other receivables	106,944	611,397
Prepaid expenses	208,550	294,496
Property and equipment-net	141,993	143,419
Real estate owned
Rental property	675,914	814,441
Held for sale	1,568,655	325,223
Other assets	15,988	15,988
Total Assets	$53,392,939	$63,325,701

Liabilities and Stockholders’ Equity

Liabilities
Notes and accrued interest payable	$51,219,963	$61,774,343
Other loans payable	702,094	-
Accounts payable and accrued expenses	32,827	591
Escrows and security deposits	101,383	111,064
Long term liabilities	35,842	21,389
Participation loans	261,764	-
Total Liabilities	52,353,873	61,907,387

Stockholders’ Equity
Common stock (5,000,000 shares authorized; 2,724,981 shares (2007) and 2,726,951 shares (2006), issued and outstanding; $0.01 par value)	27,250	27,269
Paid-in capital	1,730,911	1,879,783
Accumulated deficit	(533,645)	(269,120)
Subscription note receivable	(185,450)	(185,450)
Accumulated other comprehensive loss	-	(34,168)
Total Stockholders’ Equity	1,039,066	1,418,314

Total Liabilities and Stockholders’ Equity	$53,392,939	$63,325,701

The accompanying notes are an integral part of these statements.

KH Funding Company

Statements of Operations for the years ended December 31,

	2007	2006
Interest Income
Interest and fees on loans	$6,004,398	$5,983,972
Interest on bank accounts	5,810	129,314
Interest on investments-marketable securities	25,267	30,966
Total interest income	6,035,475	6,144,252

Interest Expense
Interest and fees on notes	4,144,889	4,041,679
Interest on other loans	192,467
Interest on participation loans	717	-
Total interest expense	4,338,073	4,041,679

Net interest income	1,697,402	2,102,573

Provision for Loan Losses	510,185	312,858

Net interest income after provision for loan losses	1,187,217	1,789,715

Non-interest (Loss) Income
Rental income	67,947	55,822
Loss on sale of real estate owned	(20,736)	(156,482)
Loss on sale of securities	(52,567)	2,500
Impairment of investment held for sale	(25,436)
Other	13,706	19,853
Total non-interest loss	(17,086)	(78,307)

Non-interest Expense
Salaries and wages	475,123	450,970
Professional fees	206,773	218,541
Offering costs	156,368	223,697
Administration	104,865	81,656
Real estate maintenance	110,161	76,748
Insurance	77,033	75,739
Depreciation	60,471	59,062
Rent	115,164	118,359
Bank Charges	48,723	31,290
Impairment of real estate held for sale	60,000	155,659
Other	19,975	59,119
Total non-interest expense	1,434,656	1,550,840

Net (Loss) Income	$(264,525)	$160,568

Basic earnings (loss) per share	$(0.10)	$0.06
Diluted earnings (loss) per share	$(0.10)	$0.06
Cash dividends paid per common share	$0.04	$0.08

The accompanying notes are an integral part of these statements.

KH Funding Company

Statements of Changes in Stockholders’ Equity
For the years ended December 31, 2007 and 2006

	Common Stock		Paid-in	Accumulated	Subscription Note	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Receivable	(Loss) Income	Equity
Balance at January 1, 2006	2,555,556	25,556	1,603,852	(429,688)	(185,450)	(99,463)	914,807

Additional Stock Sold	121,495	1,214	363,270				364,484

Stock Redemptions	(3,000)	(30)	(7,170)				(7,200)

Stock Options Exercised	40,000	400	79,600				80,000

Stock Issued to Board Members and Employees for Services	12,900	129	38,571				38,700

Stock-based compensation expense			16,000				16,000

Dividends Paid $.08 per share			(214,340)				(214,340)

Comprehensive Income
Net income for the year ended December 31, 2006				160,568			160,568
Change in fair value of investments						65,295	65,295

Total Comprehensive Income							225,863

Balance at December 31, 2006	2,726,951	$27,269	$1,879,783	$(269,120)	$(185,450)	$(34,168)	$1,418,314

Additional Stock Sold	330	4	856				860
Stock Redemptions	(2,300)	(23)	(4,577)				(4,600)
Stock Based Compensation Expense			18,878				18,878

Dividends Paid $0.06 per share			(164,029)				(164,029)

Comprehensive Loss
Net loss for the year ended December 31, 2007				(264,525)			(264,525)
Change in fair value of investments						34,168	34,168

Total Comprehensive Loss							(230,357)

Balance at December 31, 2007	2,724,981	27,250	1,730,911	(533,645)	(185,450)	0	1,039,066

The accompanying notes are an integral part of these statements.

KH Funding Company

Statements of Cash Flows
For the years ended December 31,

	2007	2006
Cash from Operating Activities:
Net (loss) income	$(264,525)	$160,568
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	60,471	59,063
Amortization of loan fees	(122,718)	(175,234)
Provision for loan losses	510,185	312,858
Share-based compensation expense	18,878	54,700
Loss on sale of securities and property and equipment	52,567	(2,500)
Loss on sale of real estate owned	20,736	156,482
Impairment of real estate held for sale	60,000	155,659
Loss on impairment of investments	25,436	-
Changes in operating assets and liabilities:
Accrued late charges	(10,052)	(22,955)
Prepaid expenses	907	(178,135)
Interest receivable	(796,598)	(550,182)
Interest payable (included in notes payable)	2,005,603	1,960,572
Accounts payable and accrued expenses	32,237	(2,140)
Accrued Interest on investments	-	(6,077)
Decrease in prepaid offering costs	85,040	258,401
Deferred loan origination costs	7,174	(16,862)
Unamortized brokerage fees	31,448	(35,559)
Long term lease liability	14,453	21,390
Prepaid loan expenses	78,940	(223,314)
Net Cash provided by Operating Activities	1,810,182	1,926,735

Cash Flows from Investing Activities:
Principal repayments from borrowers	17,091,098	26,060,326
Loans made to borrowers	(11,524,219)	(31,651,635)
Purchase of loans	(888,500)	(8,633,400)
Purchase of marketable securities and other investments	-	82,755
Payments related to real estate owned (purchases and improvements)	(11,135)	(490,598)
Proceeds from sale of marketable securities and other investments	562,750	-
Proceeds (payments) for other receivables	594,085	(440,536)
Purchase of property and equipment, net	(41,888)	(39,541)
Proceeds from sale of real estate owned	485,258	143,927
Net Cash Provided (Used) by Investing Activities	6,267,449	(14,968,702)

Cash Flow from Financing Activities:
Proceeds from investor notes	2,321,330	106,101,789
Principal payments on investor notes	(14,912,760)	(95,933,794)
Proceeds from other loans payable	24,643,643	-
Payments on other loans payable	(23,941,549)
Proceeds from sales of common stock	860	444,484
Increase in participation loans	261,765	-
Payment of dividends	(164,029)	(214,340)
Redemption of common stock	(4,600)	(7,200)
Decrease in escrow and security deposits payable	(9,682)	(105,201)
Net Cash (Used) Provided by Financing Activities	(11,805,022)	10,285,738

Net (Decrease) Increase in Cash	(3,727,391)	(2,756,229)

Cash Balance , beginning of year	3,823,013	6,579,242
Cash Balance , end of year	$95,622	$3,823,013

Supplemental cash flows information:
Interest paid	$4,030,905	$2,081,077
Transfer of loans to other real estate owned	$1,676,922	$325,137

The accompanying notes are an integral part of these statements.

KH Funding Company

Notes to Financial Statements
For the Years Ended December 31, 2007 and 2006

NOTE A—SUMMARY OF SIGNIFICANT POLICIES

Nature of Operation

KH Funding Company (the “Company”) operated as a general partnership from its founding in December 1990 until July 1, 1994, at which date it incorporated. The Company is an authorized mortgage lender in the State of Maryland, and provides lending services in the Washington, DC and Baltimore, MD metropolitan areas, primarily to small businesses and individuals and also purchases mortgage loans nationwide. The lending services the Company provides include originating, buying and selling loans and servicing its loans in house.

Use of Estimates in Preparing Financial Statements

In preparing financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain amounts have been reclassified in the 2006 financial statements to conform with the 2007 presentation.

Investments Available for Sale

Most of the Company’s investments are considered available for sale instruments and are recorded in compliance with Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” The cost of securities sold is determined by the specific identification method. Purchase premiums and discounts are recognized in interest income using the interest method over the term of the securities. Net unrealized holding gains and losses are reported as accumulated other comprehensive income, a separate component of stockholders’ equity. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in a write-down of the individual security to its fair market value; write-downs are reflected in earnings as a realized loss on available-for-sale securities. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent or ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Receivable and Allowance for Loan Losses

Loans receivable are stated as unpaid principal balance net of any discounts, premiums, unamortized deferred fees and payments in process, less the allowance for loan losses.

Interest income from loans receivable is recognized using the interest method whereby interest income is recognized based upon the effective rate based upon outstanding principal. Loan origination fees received from borrowers are deferred and amortized into income over the established average life of related loan under a method which approximates the effective interest rate method. Loan premiums and discounts are also amortized into interest income under the same method.

The Company pays fees to third parties in connection with the acquisition of loans. These costs are amortized against interest income over the estimated average life of the loans under a method which approximates the effective interest rate method.

The Company incurs direct loan origination costs in its direct lending activities. It also incurs direct costs when it acquires loans. These direct costs are capitalized and amortized against interest income over the estimated average life of the loans under a method which approximates the effective interest rate method.

The allowance for loan losses is increased for charges to income and decreased for charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known or inherent risks in the portfolio, adverse situations which may affect the borrower’s ability to repay, the estimated value of underlying collateral and current economic conditions. It is reasonably possible that the Company’s allowance for loan losses could change in the near term.

The allowance for loan losses is the result of an estimation done pursuant to either Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies, or SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The allowance consists of a specifically allocated component and a general unallocated component.

The specific allowances are established in cases in which management has identified significant conditions or circumstances related to a loan that leads management to believe the probability that a loss may be incurred in an amount different from the amount determined by general allowance calculation described below.

The general unallocated component of the allowance is calculated by applying loss factors to corresponding categories of outstanding homogenous loans in an attempt to reduce the difference between estimated losses inherent in the portfolio and observed losses. The Company originates loans for various loan categories to include 1st Trust Real Estate, 2nd Trust Real Estate, Investment, Business Assets, etc. Each category has a specific percentage loss history for the past five years. Based on this percentage loss history, the Company reserves a similar percentage for the current balance of loans by category. These percentages, quantified in dollar amounts, comprise our general allowance for loan losses. Environmental factors are also considered in the calculation but are not a material component of the allowance.

Loans that are delinquent for more than three months are evaluated for collectibility and placed in non-accrual status when management determines that future earnings on that loan may be impaired. While in non-accrual status, collections on loans, if any, are recorded as collection of loan principal and no interest is recorded.

Impaired Loans and Allowance for Loan Losses

Under the provisions of SFAS Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan, a loan is considered impaired if it is probable that the company will not collect all principal and interest payments according to the loan’s contractual terms. The impairment of the loan is measured at the present value of the expected cash flows using the loan’s effective interest rate, or the loan’s observable market price. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loans principal balance. Interest income on the other nonaccrual loans is recognized only to the extent of interest payments received.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of three to 30 years, primarily using the straight-line method for financial statement purposes.

Real Estate Owned

Real estate owned represents property acquired by foreclosure, deed in lieu of foreclosure or purchase and is initially recorded at the lower of cost or fair market value at the date of acquisition. In order to determine the fair value, we obtain an opinion of value from a licensed real estate professional. The difference between cost and fair value at the time of foreclosure is charged to the allowance for loan losses. Subsequent impairment of value is charged to operations. Costs relating to the improvements of the property are capitalized. Holding costs are charged to expense as incurred. Subsequent to the foreclosure the property is advertised for rent or sale. Management makes the determination of whether to hold, rent or to sell the property on a case-by-case basis. Buildings held for rental are depreciated over 30.5 years. Real estate owned which is held for sale is not depreciated. Impairment changes are recognized when the fair value of the property falls below its carrying value.

Notes Payable

We offer several different types of investor notes to our investors. Some notes are sold directly by us and many are sold through brokers. When brokers are involved, the Company pays brokerage fees which it capitalizes and amortizes into interest expense over the life of related notes.

Income Taxes

The Company has elected under Subchapter S of the Internal Revenue Code to be treated as an S Corporation for tax purposes, and accordingly, items of income and loss are taxed to the stockholders. Therefore, no provision for income taxes is necessary in the financial statements.

Earnings Per Share

Basic earnings per share is derived by dividing net income available to common stockholders by the weighted-average number of common shares outstanding and does not include the effect of any potentially dilutive common stock equivalents. Diluted earnings per share is derived by dividing net income by the weighted-average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options. For this calculation the effect of 150,000 options have been excluded for 2006, as their effect would be antidilutive. For 2007, all 241,250 options have been excluded because they would be antidilutive given the net loss in that year.

	Year Ended December 31,
	2007	2006
Basic :
Net (loss) income (attributable to common stock)	$(264,525)	$160,568
Average common shares outstanding	2,726,210	2,684,454
Basic earnings (loss) per share	$(0.10)	$0.06

Diluted :
Net (loss) income (attributable to common stock)	$(264,525)	$160,568
Average common shares outstanding	2,726,210	2,684,454
Dilutive effect of stock options	-	101,892
Average common shares outstanding - diluted	2,726,210	2,786,346
Diluted earnings (loss) per share	$(0.10)	$0.06

Stock Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, (“SFAS 123(R)”) using the prospective method as the standard. Because the Company’s shares are not publicly traded, we used the Minimum Value Method to value our stock-based compensation. Under that method, we will recognize as compensation expense over the service (or vesting) period of the grantees. In addition, at January 1, 2006, the adoption date of SFAS 123(R), the Company had no unvested options outstanding.

Comprehensive Income

Comprehensive income includes all changes in stockholders’ equity during a period, except those relating to investments by and distributions to stockholders. Our comprehensive income consists of net earnings and unrealized gains and losses on investments available-for-sale. Accumulated other comprehensive income is displayed as a separate component of stockholders’ equity.

NOTE B – GOING CONCERN

The accompanying financial statements have been prepared by the Company in accordance with the accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. In June 2006, the Company filed with the Securities and Exchange Commission (the “SEC”) and with several state securities regulators a registration statement covering an aggregate of $250,000,000 of Series 3 and Series 4 investor notes. This registration statement was declared effective by the SEC, but has not yet been declared effective by the Division of Securities of the Office of the Maryland Attorney General (the “Maryland Securities Division”). On January 23, 2008, the Company filed an amendment to this registration statement to update it and so that the Company could renew its investor note selling efforts. Again, although this amendment was declared effective by the SEC, the Maryland Securities Division has not yet declared this amendment effective. Until the Maryland Securities Division declares this amendment effective, the Company is unable to sell any of these investor notes from Maryland or to any Maryland resident. Because the Company’s sale of investor notes is largely dependent on its ability to offer them from Maryland and/or to Maryland residents, this registration delay presents a significant risk that the Company may have difficulty meeting, or even the inability to meet, its future liquidity needs. The Company requires cash to make and acquire loans, redeem outstanding investor notes, and pay other operational expenses. During 2007, the Company’s cash receivables from loan repayments—unscheduled prepayments and payments at maturity ($17.1 million)—exceeded its net investor note redemptions ($12.6 million) by approximately $4.5 million. Although the Company anticipates that it will continue to receive unscheduled and scheduled loan payments on a going-forward basis, there can be no guaranty that income generated from loans in the future will exceed the amounts needed to fund redemption requests and pay other operational expenses. Additionally, stockholders’ equity at December 31, 2007 has decreased to 1.95% of total assets, which the Company believes to be inadequate to fully protect it against potential losses. Accordingly, because both future income from loans and cash needed for operations, including investor note redemptions, are uncertain and because the Company cannot predict when, if at all, its amended registration will be declared effective in Maryland, there is substantial doubt about the Company’s ability to continue as a going concern.

Management is diligently working with the Maryland Securities Division to ensure that its amended registration statement is declared effective so that it may sell its investor notes from Maryland and to Maryland residents. Until such approval is obtained, management intends to carefully monitor and manage the Company’s assets and liquidity needs.

NOTE C—INVESTMENT SECURITIES - AVAILABLE FOR SALE

As of December 31, 2007, the Company had no marketable securities. However, securities available for sale consists of the following at December 31, 2006:

	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Corporate Bonds (net of premiums)	$615,317	$-	$(34,168)	$581,149
Other	-	-	-

Totals	$615,317	$-	$(34,168)	$581,149

The corporate bond position held at December 31, 2006 was sold in total on August 24, 2007, incurring a loss of $52,267.

NOTE D—OTHER INVESTMENTS

The Company has invested excess funds in several development stage companies. Because the Company maintains a minority position in these investments and cannot exert control the investments are accounted for under the cost method of accounting whereby only cash transactions effect the carrying value. There is no readily determinable market value for these investments. Management periodically reviews their status to determine if there has been any impairment to their value.

During 2007, an additional write down of the remaining investment reduced the carrying value at December 31, 2007 by $25,436.

The carrying value of Other Investments, consisting of one investment, was $25,437 and $50,872 at December 31, 2007 and 2006, respectively.

NOTE E—LOANS RECEIVABLE

Loans receivable consist of 186 collateralized loans and eight uncollateralized loans for 2007, and 219 collateralized loans and ten uncollateralized loans for 2006. The loans receivable originate from various individuals and businesses ranging in balance from $1,199 to $3,648,645 for 2007 and $599 to $2,718,081 for 2006, bearing interest rates ranging from 3.99% to 24% in 2007 and from 3.99% to 24% in 2006, with a weighted-average yield of 10.65% and 11.05%, respectively. The balance of uncollateralized loans was $570,301 at December 31, 2007 and $529,103 at December 31, 2006.

Loan origination fees received from borrowers are deferred and amortized into interest income over the estimated average life of the loans under a method which approximates the effective interest rate method. The unamortized loan origination fees, which are included as a reduction to loans receivable balance, were $57,670 and $180,388 at December 31, 2007 and 2006, respectively.

The Company pays fees to third parties in connection with the acquisition of loans. These costs are amortized against interest income over the estimated average life of the loans under a method which approximates the effective interest rate method. Unamortized costs were $309,147 and $388,089 at December 31, 2007 and 2006, respectively.

The Company incurs direct loan origination costs in its lending activities. These costs are capitalized and amortized against interest income over the estimated average life of the loans under a method which approximates the effective interest rate method. Unamortized direct loan origination costs were $33,677 and $44,796 at December 31, 2007 and 2006, respectively.

 Loans Receivable by Collateral Type

The Company’s loans receivable portfolio at December 31 consists of the following loans:

	2007	2006
Primary Collateral Type	Amount	Amount

Residential Real Estate First Trust	$11,441,120	$15,403,919
Business Assets and Commercial Real Estate First Trust	2,648,265	2,648,193
Residential Investment Property First Trust	30,711,891	33,023,531
Residential Real Estate Second Trust	750,253	1,153,487
Other Assets (Auto, Stock)	1,719,596	1,978,712
Other Loans (Over Equity, Medical and Unsecured)	817,745	708,488
Total loans receivable, gross	48,088,870	54,916,330

Unearned fees and other	291,798	239,844
Less allowance for loan losses	(495,480)	(452,154)
Total loans receivable, net	$47,885,188	$54,704,020

Loan maturities as of December 31, 2007 are as follows:

Year Ending December 31,
2008	$31,964,559
2009	1,882,516
2010	1,935,202
2011	3,958,956
2012	130,856
2013 and thereafter	8,216,781
Total loans receivable, gross	$48,088,870

The fair value of the gross loans receivable is estimated to be $48,397,430 and $54,885,547 at December 31, 2007 and 2006, respectively. These estimates are based on discounted cash flows using the year end average interest for loans, assuming a mid-year pay-off of such loan in the year due.

At December 31, 2007, the Company had outstanding loan balances to one borrower and her affiliated entities in the aggregate amount of $9,979,364, which represented 20.75% of loans outstanding at that date. Approximately $401,000 of these loans is unsecured, $5,705,000 is secured by first or second mortgages on 10 apartment buildings in Baltimore, Maryland, a first mortgage on a residential property in Woodbine, Maryland, the shares of Company common stock and Company investment accounts owned by the borrowers, $224,862 is secured by shares of Company common stock, and $3,648,645 is secured by a second lien on commercial property in Langley Park, Maryland. Management believes that this concentration is adequately collateralized based on current appraisals.

The Company issues lines-of-credit or draw-type loans. At December 31, 2007, the Company had $6.30 million in loans of this type. The unused or unfunded amount on these types of loans totaled $ .98 million at that date. This amount represents approved loan dollars which borrowers may use at their discretion.

Analysis of Loan Loss Reserves

Analysis of the allowance for loan loss is as follows:

Year Ending December 31,	2007	2006
Beginning balance	$452,154	$369,791
Provision for loan losses	510,185	312,858
Loans charged off	(466,859)	(230,495)
Recovery of loans previously charged off	-	-
Ending balance	$495,480	$452,154

Loans in non-accrual status totaled $510,697 and $651,895 at December 31, 2007 and 2006, respectively.

At December 31, 2007 and 2006, the Company had loans of $5,002,259 and $1,748,342, respectively, which were more than 90 days late and for which the Company continues to accrue interest. Management believes that these loans are adequately collateralized and that both the principal and the related accrued interest are collectible.

	12/31/07	12/31/06
Total recorded investment in impaired loans at the end of the period	$510,697	$651,895
Amount of that recorded investment for which there is a related allowance for credit losses	$510,697	$631,289
Amount of related allowance for credit losses associated with such investment	$306,815	$285,316
Amount of that recorded investment for which there is no related allowance for credit losses	$-	$20,606

	12/31/07	12/31/06
The average recorded investment in impaired loans during the period	$581,296	$744,142
The related amount of interest income recognized within that period when the loans were impaired	$-	$-
The amount of income recognized using a cash basis during the time within that period that the loan was impaired	$-	$-

NOTE F—PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31:

	2007	2006
Furniture and equipment	$84,335	$84,335
Automobiles	61,516	26,671
Computer software	101,022	93,979
Leasehold improvements	18,813	18,813

Total property and equipment-cost	265,686	223,798
Less: Accumulated depreciation	123,693	80,379
Property and equipment - net	$141,993	$143,419

Depreciation expense related to property and equipment for the years ended December 31, 2007 and 2006, totaled $43,314 and $36,245, respectively.

NOTE G—REAL ESTATE OWNED

Real estate owned currently consists of rental and held for sale real estate.

	2007	2006
Rental property:
Buildings	$436,269	$550,686
Less: Accumulated Depreciation	51,910	46,375
	384,359	504,311
Land-rental property	291,555	310,130
Total rental	$675,914	$814,441
Held for Sale:
Buildings	$1,065,405	$264,473
Land	503,250	60,750
Total held for sale	$1,568,655	$325,223

Depreciation expense related to rental property for the years ended December 31, 2007 and 2006 totaled $17,157 and $22,817, respectively.

NOTE H—NOTES PAYABLE, INTEREST EXPENSE AND TYPES OF NOTES

Information related to investor notes payable at December 31, 2007 and 2006 is as follows:

	2007	2006
Number of notes payable	1,345	1,876
Highest balance	$2,992,200	$1,997,804
Lowest balance	$1	$8
Lowest interest rate	5.25%	4.00%
Highest interest rate	9.15%	9.15%
Weighted average interest rate	7.26%	6.53%
Number of accounts greater than $100,000	106	137
Value of accounts over $100,000	$29,193,921	$33,732,440

The carrying values of the notes payable approximate their fair value.

The maturity date of the notes payable are as follows:

Year Ending December 31,
2008	35,586,676
2009	5,022,924
2010	3,424,369
2011	3,949,751
2012	3,316,403
2013	51,372
Subtotal	51,351,495
Unamortized brokerage costs	(131,532)
Total Notes and accrued interest payable	$51,219,963

The maturity date is considered to be the date on which the note first becomes a demand note. Included in the due in 2008 category is $7,519,915 on one-day demand notes, which the investor can immediately withdraw and $13,861,052 that requires a 30 days notice before withdrawal can be made.

The Company has three classes of notes payable—Series 2, 3 and 4 notes. Series 2 notes were sold in private offerings by the Company from inception through November 2, 2003. Series 3 and 4 notes were offered and sold pursuant to registration statements filed by the Company with the SEC. The Series 3 notes are senior to all other debt of the Company and are secured with a priority lien on the assets of the Company. The Series 4 notes join the Series 2 notes in right of payment and both are subordinate to senior debt of the Company.

As of December 31, 2007, notes payable outstanding by class of securities is as follows:

Series II	Privately issued subordinated debt	$-
Series III	Publicly issued senior debt	44,488,976
Series IV	Publicly issued subordinated debt	6,862,519
Subtotal		51,351,495
Unamortized brokerage costs		(131,532)
Total Notes and accrued interest payable		$51,219,963

The Company’s notes are sold directly by the Company and through brokers. For those notes sold through brokers, the Company pays brokerage fees which it capitalizes and amortizes into interest expense over the life of the related notes. The unamortized brokerage costs were $131,532 and $162,981 at December 31, 2007 and 2006, respectively.

For the year ended December 31, 2007 and 2006, interest expense totaled $4,338,073 and $4,041,679, respectively, and interest paid totaled $4,030,905 and $2,081,077, respectively.

NOTE I—RELATED PARTY TRANSACTIONS

The following related party transactions exist as of the dates shown below:

•
Included in loans receivable at December 31, 2007 and 2006 are 12 notes totaling $10,649,192 and 14 notes totaling $9,571,428, respectively, from officers, stockholders and entities controlled by a stockholder. The interest rates on these notes range from 5.99% to 12.5%.

•
Included in the notes payable at December 31, 2007 and 2006 are 66 notes totaling $11,437,449 and 63 notes totaling $7,421,423, respectively, which are held by officers and stockholders. These notes were all issued at the rate in effect for the applicable term selected as of the date each note was issued.

•
There is a loan of $185,450, shown in the equity section of the Balance Sheet as a contra-equity, made to the Company’s CEO for the purchase of 100,000 shares of stock in the Company. The interest rate on this loan is 7%. The stock has a book value of about $49,000 and a fair value of approximately $200,000 as of December 31, 2007. At December 31, 2007 and 2006, all payments under this loan had been timely made and the there was no accrued interest receivable on this loan.

All of the above transactions were consummated on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers.

Included in the notes receivable listed above are five loans in the aggregate amount of $9.98 million to a trust for the benefit of a significant stockholder. These loans were made during the year ended December 31, 2006. The proceeds of these loans were used to purchase real estate which serves as security for the loans. The Company holds a first or second lien position with respect to the collateral securing approximately $9.75 million of these loans as well as other real and personal collateral . The loans bear interest at 8% per annum and have some variable up-side features. Additional interest is earned on certain loans if the rental income the borrower receives from the property exceeds certain allowable expenses. In addition, upon the sale of certain the real property(ies) (or components thereof), the Company is to receive one quarter or one-half, depending on the specific property, of any gain after adjusting for certain costs and commissions. The loans do not have any variable down-side features which would cause interest to be lower than the stated rate on each loan. Under the terms of the loans any refinancing or sale of the properties must be approved by the Company in advance. During the year ended December 31, 2006, the Company recognized $80,445 in additional interest from the above loan features. The Company recognizes such additional interest earned through variable up-side loan features only when the additional interest is collected.

NOTE J—WARRANTS, OPTIONS AND OTHER STOCK ISSUED

Stock Option Plans

The Company has granted stock options to employees, stockholders and directors. Prior to 2006, all options granted vested on the day they were granted. All options granted in 2006 were issued under the 2005 Equity Incentive Plan. These options, which are incentive stock options, vest over three years in three equal annual installments.

In 2006, options to purchase 100,000 shares of common stock were issued at $3.00 per share and options to purchase 50,000 shares were issued at $3.30 per share. In 2006, 40,000 previously issued options were exercised at $2.00 per share, having an intrinsic value of $40,000 at that time. In 2007, 60,000 options expired and 170,000 options were forfeited by a former Senior Vice President. The following depicts option activity for the years ended December 31, 2007 and 2006:

	Number of Shares	Weighted-Average Exercise Price	Aggregate Intrinsic Value
Options outstanding at January 1, 2006	361,250	$2.07
Options granted-2006	150,000	3.10
Options expired-2006	-	-
Options exercised-2006	(40,000)	2.00	$40,000
Options outstanding at December 31, 2006	471,250	2.40	$282,750
Options granted-2007	-	-
Options expired or forfeited -2007	230,000	2.41
Options exercised-2007	-	-
Options outstanding at December 31, 2007	241,250	$2.39	$-

At December 31, 2007, 187,917 of the Company’s outstanding options were exercisable. The weighted average exercise price of these options is $2.17 and the weighted average remaining contractual life was two years. The remaining 53,333 stock options vest over a period of three years and will be fully vested by July 11, 2011. The combined weighted average exercise price for the total 241,250 options outstanding at December 31, 2007 was $2.39. Options to purchase 80,000 shares were granted under the 2005 Incentive Stock Option Plan. All of the other options outstanding were granted outside of any stockholder approved stock option plan of the Company.

A summary of stock options outstanding and exercisable at December 31, 2007 by exercise price is as follows:

		Weighted Average
		Remaining
	Number	Contractual Life	Number
Exercise Price	Outstanding	(in years)	Exercisable
$2.00	161,250	1.75	161,250
3.00	30,000	3.54	10,000
3.30	50,000	3.54	16,667
	241,250		187,917

The weighted fair value of options granted during December 31, 2006 was $0.61. No options were granted during 2007.

The fair value of options granted was calculated using the Black-Scholes option pricing model. The 150,000 options granted to employees in the year ended December 31, 2006 vest ratably each year over a three year period. Seventy thousand of these options were forfeited during 2007. The options vesting in 2007 and 2006 gave rise to a $18,878 and $16,000 charge to income in these years, respectively. The amount of approximately $21,136 in future compensation costs for options outstanding will need to be recognized as these options vest in future periods. The weighted average and other assumptions used in the Black-Scholes model were during the year ended December 31, 2006 were as follows:

Dividend yield	2.67%
Weighted average volatility	22.4%
Weighted average risk-free interest rate	5.03%
Weighted average expected life in years	5 years

The value of stock granted to employees and to non-independent directors (for their Board service) for the year ended December 31, 2006 was $18,600 and 20,100, respectively, a total of $38,700. No stock was granted during 2007.

NOTE K—NONLOAN COMMITMENTS AND CONTINGENCIES

Lease Commitment

In October 2005, the Company expanded its office facilities to approximately twice the original size. A new 10-year lease, which will expire October 31, 2015, was signed at that time. The following is a schedule by years of approximate future minimum payments under the lease as of December 31, 2007:

Year Ending December 31,
2008	$102,426
2009	106,522
2010	110,784
2011	115,208
2012	119,822
Thereafter	365,780
Total	$920,542

Total rent expense under operating leases totaled $115,164 and $118,359 for the years ended December 31, 2007 and 2006, respectively.

NOTE L—LOAN PARTICIPATION AND OFF BALANCE SHEET LOAN COMMITMENTS

The Company entered into a loan participation agreement during 2007 pursuant to which it sold a $261,764 participation interest, with monthly interest only payments due to the participants.

Credit commitments are agreements make loans to borrowers in the ordinary course of business. The Company does not have such agreements. However, the Company does make line-of-credit type loans, which enable borrowers to draw down on their approved loans as needed. At December 31, 2007, the Company had $6.30 million in loans of this type. Loans of this type had unused or unfunded approved amount of $.98 million at that date.

NOTE M— TRUST ACTIVITIES

The Company became a trustee of IRA accounts in February 2003. The IRA accounts are self-directed. A portion of the assets under the trust have been invested in investor notes. As a trustee, the Company is subject to Section 1.408-2(e) of the Internal Revenue Code and is subject to reviews by IRS examiners. No such review occurred in 2004. The Company underwent a review in 2005 and is not aware of any issues resulting from such review.

Year Ending December 31,	2007	2006
Total Assets under Trust	$7,516,324	$7,785,921
Portion of Assets Invested in KH Funding Notes Payable	$7,041,324	$7,206,921
Portion of Assets Invested in Outside Investments	$475,000	$579,000

NOTE N — LOAN CONCENTRATIONS

The Company makes loans to a number of different business and individuals; however, it does have a concentration of loans, directly or indirectly, with two of its stockholders. At December 31, 2007, the Company had approximately $9.98 million, or 21%, of its loans and interest receivable directly or indirectly with one stockholder and an entity owned by that stockholder. The Company also purchases loans from two companies owned by another stockholder. At December 31, 2007 and 2006, approximately $6.15 million and $11.80 million, respectively, of the Company’s loans and interest receivable were loans of this type. As is mentioned in Note I - Related Party Transactions, the above loans were consummated on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions.

KH FUNDING COMPANY
BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Cash	$88,391	$95,622
Investments available for sale:
Nonmarketable securities	25,437	25,437
Loans receivable, less allowance for loan losses of $525,198
(March 31,2008) and $495,480 (December 31,2007)	45,673,108	47,885,188
Accrued interest receivable	1,648,680	2,668,649
Other receivables	200,046	106,944
Prepaid expenses	157,951	208,549
Property and equipment - Net	131,605	141,993
Real estate owned:
Rental property	670,672	675,914
Held for sale	2,110,631	1,568,655
Other assets	15,988	15,988

Total Assets	$50,722,509	$53,392,939

Liabilities and Stockholders’ Equity

Liabilities
Notes and accrued interest payable	$44,796,753	$51,219,963
Other loans payable	857,188	702,094
Accounts payable and accrued expenses	33,262	32,827
Escrows and security deposits	89,107	101,383
Long-term liabilities	39,892	35,842
Participation loans	4,258,640	261,764

Total Liabilities	50,074,842	52,353,873

Stockholders’ Equity
Common stock (5,000,000 shares authorized; 2,574,981 shares (March 31,2008) and 2,724,981 shares (December 31,2007) issued and outstanding, $0.01 par value)	25,750	27,250
Paid-in capital	1,435,935	1,730,911
Accumulated deficit	(628,568)	(533,645)
Subscription note receivable	(185,450)	(185,450)

Total Stockholders’ Equity	647,667	1,039,066

Total Liabilities and Stockholders’ Equity	$50,722,509	$53,392,939

The accompanying notes are an integral part of these statements.

KH FUNDING COMPANY
STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended March 31,
	2008	2007
Interest Income
Interest and fees on loans	$1,214,137	$1,515,829
Interest on bank accounts	45	5,334
Interest on investments —marketable securities	-	11,382
Total interest income	1,214,182	1,532,545

Interest Expense
Interest and fees on notes	869,777	1,006,434
Interest on other loans	91,635	77,883
Interest on participation loans	8,068	-
Total interest expense	969,480	1,084,317

Net interest income	244,702	448,228
Provision for Loan Losses	79,098	45,000
Net Interest Income after Provision for Loan Losses	165,604	403,228

Non-interest Income
Rental income	22,430	14,105
Other	7,239	2,968
Total non-interest income (loss)	29,669	17,073

Non-interest Expense
Salaries and wages	86,877	113,187
Professional fees	49,959	30,477
Offering costs	32,780	47,402
Administration	16,703	38,707
Real estate maintenance	21,172	24,575
Insurance	17,105	12,567
Depreciation	15,630	14,045
Rent	29,819	29,005
Bank charges	13,755	8,640
Stock based compensation	3,523	7,500
Other	2,873	9,832
Total non-interest expense	290,196	335,937
Net (Loss) Income	$(94,923)	$84,364

Basic earnings per share	$(0.04)	$0.03
Diluted earnings per share	(0.04)	0.03
Cash dividends paid per common share	-	0.02

The accompanying notes are an integral part of these statements.

KH FUNDING COMPANY
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2008 and 2007

	Common Stock		Paid-In	Accumulated	Subscription Note	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Receivable	(Loss) Income	Equity

Balances at January 1, 2007	2,726,951	$27,269	$1,879,783	$(269,120)	$(185,450)	$(34,168)	$1,418,314

Additional stock issued				–	–	–
Dividends Declared			(54,538)				(54,538)
Stock Based Compensation Expense	–	–	7,500	–	–	–	7,500

Comprehensive income
Net income for period ended March 31, 2007	–	–	–	84,364	–	–	84,364
Change in fair value of investments	–	–	–	–	–	10,475	10,475

Total Comprehensive Income for the Period	–	–	–	–	–	–	94,839

Balances at March 31, 2007	2,726,951	$27,269	$1,832,745	$(184,756)	$(185,450)	$(23,693)	$1,466,115

Balances at January 1, 2008	2,724,981	$27,250	$1,730,911	$(533,645)	$(185,450)		$$1,039,066

Stock Redemption	(150,000)	(1,500)	(298,500)	–	–	–	(300,000)
Stock Based Compensation Expense			3,523				3,523

Net loss for period ended March 31, 2008	–	–	–	(94,923)	–	–	(94,923)

Balances at March 31, 2008	2,574,981	$25,750	$1,435,934	$(628,568)	$(185,450)		$$647,666

The accompanying notes are an integral part of these statements.

KH FUNDING COMPANY
STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the three months ended March 31,
	2008	2007
Cash from Operating Activities
Net (loss) income	$(94,923)	$84,364
Adjustments to Reconcile Net Income to Net Cash from Operating Activities:
Depreciation	15,630	14,045
Amortization of loan fees	(7,500)	(27,000)
Provision for loan losses	79,098	45,000
Stock based compensation expense	3,524	7,500
Changes in Operating Assets and Liabilities
Accrued late charges	(6,677)	(2,954)
Prepaid expenses	32,554	(8,811)
Interest receivable	1,019,969	(165,760)
Interest payable (included in notes payable)	563,072	670,409
Accounts payable and accrued expenses	435	3,654
Accrued interest on investments	-	(9,000)
Prepaid offering costs	18,045	26,420
Deferred loan origination costs	3,450	3,000
Unamortized brokerage fees	15,500	7,784
Long term lease liability	4,050	3,777
Prepaid loan expenses	25,797	2,053
Net Cash Provided by Operating Activities	1,672,024	654,481

Cash Flows from Investing Activities
Principal repayments from borrowers	5,841,137	2,571,917
Loans made to borrowers	(4,265,201)	(4,469,384)
Proceeds from sale of marketable securities and other investments	-	(2,382)
(Payments) collections for other receivables	(93,102)	576,422
Purchase of property and equipment	-	(7,044)
Payments on real estate owned	-	(500)

Net Cash Provided by (Used in) Investing Activities	1,482,834	(1,330,971)

Cash Flows from Financing Activities
Proceeds from investor notes	851,270	898,276
Proceeds from other loans	155,094	7,714,066
Principal payments on investor notes	(7,853,052)	(10,081,768)
Increase in participation loans	3,996,875	-
Increase (decrease) in unapplied deposits	-	30,250
Redemption of common stock	(300,000)	-
Payment of dividends	-	(54,538)
Decrease in escrow and security deposits	(12,276)	(27,395)

Net Cash Used in Financing Activities	(3,162,089)	(1,521,109)

Net Decrease in Cash	(7,231)	(2,197,599)

Cash Balance, beginning of period	95,622	3,823,013

Cash Balance, end of period	$88,391	$1,625,414

Supplemental Cash Flow Information:
Interest paid	$406,407	$413,908
Transfer of loans to real estate owned	$541,976	$306,922

The accompanying notes are an integral part of these statements.

KH Funding Company
Notes to Interim Financial Statements
For the Three Months Ended March 31, 2008 and 2007
(Unaudited)

BASIS OF PRESENTATION

The financial statements of KH Funding Company (the “Company”) conform to accounting principles generally accepted in the United States of America (“GAAP”) and to prevailing practices within the Company’s industry. The accompanying interim financial statements are unaudited; however, in the opinion of management all adjustments necessary to present fairly the financial position at March 31, 2008, the results of operations for the three-month periods ended March 31, 2008 and 2007, changes in stockholders’ equity for the three-month periods ended March 31, 2008 and 2007, and cash flows for the three-month periods ended March 31, 2008 and 2007, have been included. All such adjustments are of a normal recurring nature. The amounts as of December 31, 2007 were derived from audited financial statements. The results of operations for the three-month period ended March 31, 2008 are not necessarily indicative of the results to be expected for any other interim period or for the full year. This Quarterly Report on Form 10-Q should be read in conjunction with the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007.

The financial statements contemplate continuation of the Company as a going concern. As discussed in Note B to the audited financial statements presented in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, the Company has experienced significant delays in obtaining an effective registration statement covering the offer and sale of its investor notes. On May 5, 2008, the Company filed a new amendment to its registration statement with the SEC and several state securities regulators covering the offer and sale of investor notes, but this amendment has not yet been declared effective. This delay, if it continues, presents a significant risk that the Company may have difficulty meeting its future liquidity needs. The Company requires cash to make and acquire loans, redeem outstanding investor notes, and pay other operational expenses. Although the Company anticipates that it will continue to receive unscheduled and scheduled loan payments on a going-forward basis, there can be no guaranty that income generated from loans in the future will exceed the amounts needed to fund redemption requests and pay other operational expenses. Additionally, stockholders’ equity at March 31, 2008 has decreased to 1.3% of total assets, which the Company believes to be inadequate to fully protect it against potential losses. Accordingly, because both future income from loans and cash needed for operations, including investor note redemptions, are uncertain and because the Company cannot predict when, if at all, its registration statement covering the offer and sale of investor notes will be declared effective, there is substantial doubt about the Company’s ability to continue as a going concern.

SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Significant Accounting Policies and Estimates

Note A of to the audited financial statements contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 describes the significant accounting policies used in the preparation of the Company’s financial statements.

Nature of Operations

The Company conducts operations from its headquarters in Silver Spring, Maryland. Its primary business activities consist of originating, acquiring and servicing mortgage loans, and issuing interest-bearing debt securities to investors. The Company purchases residential first and second mortgage loans nationwide from other lenders and banks. The Company also directly originates small commercial real estate mortgage loans and investment property residential mortgage loans.

Use of Estimates in Preparing Financial Statements

In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Earnings Per Share

Basic earnings per share is derived by dividing net income available to common stockholders by the weighted-average number of common shares outstanding and does not include the effect of any potentially dilutive common stock equivalents. Diluted earnings per share is derived by dividing net income by the weighted-average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options. As of March 31, 2008 and March 31, 2007, the Company had outstanding stock options to purchase 241,250 and 411,250 shares of common stock, respectively. For the three months ended March 31, 2008 and 2007, options to purchase 241,250, and 50,000 shares, respectively, were excluded from the computation of dilutive earnings per share as their effect would have been anti-dilutive.

	For The Three Months Ended March 31,
	2008		2007
	(unaudited)
Basic:
Net (loss) income (attributable to common stock)		$(94,923)	$84,364
Weighted average common shares outstanding		2,574,981	2,726,951
Basic earnings per share	$	(0.04)	$0.03

Diluted:
Net (loss) income (attributable to common stock)		$(94,923)	$84,364
Weighted average common shares outstanding		2,574,981	2,726,951
Dilutive effect of stock options		-	98,750

Weighted average common shares outstanding-diluted		2,574,981	2,828,701
Diluted earnings per share		$(0.04)	$0.03

Income Taxes

The Company has elected under Subchapter S of the Internal Revenue Code to be treated as an “S Corporation” for tax purposes. Accordingly, items of income and loss are taxed to the Company’s stockholders and no provision for income taxes is necessary in the financial statements.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). This statement provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. SFAS 157 applies under those previously issued pronouncements that prescribe fair value as the relevant measure of value, except SFAS No. 123(R) and related interpretations and pronouncements that require or permit measurement similar to fair value but are not intended to measure fair value. This pronouncement is effective for fiscal years beginning after November 15, 2007. The adoption of this standard did not have a material impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115, which generally permits the measurement of selected eligible financial instruments, including investment securities, at fair value as of specified election dates and the reporting of unrealized gains or losses on those instruments in earnings at each subsequent reporting date. Generally, the fair value option may be applied on an instrument by instrument basis, but once applied, the election is irrevocable and is applied to the entire instrument. The statement is effective for fiscal years beginning after November 15, 2007, with early adoption permitted as of the beginning of the fiscal year that begins on or before November 15, 2007. The adoption of this standard did not have a material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS 141(R), “Business Combinations (Revised 2007) (“SFAS 141R”). SFAS 141R replaces SFAS 141, “Business Combinations”, and applies to all transactions and other events in which one entity obtains control over one or more other businesses. SFAS 141R requires an acquirer, upon initially obtaining control of another entity, to recognize assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under SFAS 141 whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. SFAS 141R requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under SFAS 141. Under SFAS 141R, the requirement of SFAS 146, “Accounting for Costs Associated with Exit of Disposal Activities”, would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of SFAS 5, “Accounting for Contingencies”. SFAS 141R is expected to have a significant impact on the Company’s accounting for business combinations closing on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB Statement No. 51” (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements”, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as a minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS 160 requires consolidated net income to be reported at amounts that include amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amount of consolidated net income attributable to the parent and to the non-controlling interest. SFAS 160 is effective for the Company on January 1, 2009 and is not expected to have a significant impact on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 is intended to enhance the current disclosure framework previously required for derivative instruments and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to include how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for and their impact on an entity’s financial position, results of operations, and cash flows. This standard is effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. Although the Company does not currently utilize derivative instruments, it is currently evaluating the impact of this new standard on its financial position, results of operations and cash flows.

NOTE C— LOANS RECEIVABLE, IMPAIRED LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans Receivable

Loans receivable are stated as unpaid principal balance net of any deferred fees and payments in process, less the allowance for loan losses.

Interest income from loans receivable is recognized using the interest method whereby interest income is recognized using the loan’s effective rate based upon outstanding principal. Loan origination fees received from borrowers are deferred and amortized into income over the established average life of related loans under a method which approximates the effective interest rate method. Loan premiums and discounts are also amortized into interest income under the same method.

The Company pays fees to third parties in connection with the acquisition of loans. These costs are amortized against interest income over the estimated average life of the loans under a method which approximates the effective interest rate method.

The Company incurs direct loan origination costs in its direct lending activities. These costs are capitalized and amortized against interest income over the estimated average life of the loans under a method which approximates the effective interest rate method.

Impaired Loans

Under the provisions of SFAS Nos. 114 and 118, Accounting by Creditors for Impairment of a Loan, a loan is considered impaired (or nonaccrual) if it is probable that the company will not collect all principal and interest payments according to the loan’s contracted terms. The impairment of the loan is measured at the present value of the expected cash flows using the loan’s effective interest rate, or the loan’s observable market price. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan’s principal balance. Interest income on the other nonaccrual loans is recognized only to the extent of interest payments received.

Information with respect to impaired loans and the related allowance for loan losses is shown below:

	March 31, 2008	December 31, 2007
	(unaudited)
Total recorded investment in impaired loans	$3,329,468		$510,697
Amount of that recorded investment for which there is a related allowance for loan losses	$3,329,468		$510,697
Amount of related allowance for loan losses associated with such investment	$354,599		$306,815
Amount of that recorded investment for which there is no related allowance for loan losses	$-	$

	For the three months ended March 31, 2008	For the year ended December 31, 2007
(unaudited)
Average recorded investment in impaired loans during period	$1,920,083	$581,296
Related amount of interest income recognized within period when loans were impaired	$–	$–
Amount of income recognized using cash basis during time within period that loan was impaired	$–	$–

At March 31, 2008 and December 31, 2007, the Company had loans of $4,783,832 and $1,634,947, respectively, which were more than 90 days past due and for which the Company continues to accrue interest. The Company believes that these loans are adequately secured and that both the principal and the related accrued interest are collectible.

Analysis of the allowance for loan losses is as follows:

	For the three months ended March 31, 2008	For the three months ended March 31, 2007
	(unaudited)	(unaudited)
Beginning balance	$495,480	$452,154
Provision for loan losses	79,098	45,000
Loans charged off	(49,380)	(152,638)
Ending Balance	$525,198	$344,516

NOTE D—INVESTMENTS

Other investments available for sale of $25,437 at March 31, 2008 and December 31, 2007 consist of an equity investment in a private company. The cost of this non-marketable security approximates the fair value of this investment.

NOTE E—RELATED PARTY TRANSACTIONS

Included in notes receivable at March 31, 2008 and December 31, 2007, are 10 notes totaling $10,435,468 and 12 notes totaling $10,694,192, respectively, from officers, stockholders and entities controlled by a stockholder. These notes all have annual maturities and are due in full on the maturity date unless extended by the Company. The interest rates on these notes range between 5.99% and 12.5%. The majority (93.6%) of these notes receivable were due from one stockholder and its related interests, who owed $9,767,866 as of March 31, 2008.

Included in the notes payable and other loans payable balances at March 31, 2008 and December 31, 2007, are 64 notes totaling $7,318,707 and 66 notes totaling $11,437,449, respectively, which are held by officers and stockholders. These notes were issued at the rates in effect for the applicable terms selected as of the date the notes was issued.

During the three months ended March 31, 2008, the Company had short-term net borrowings of $155,093 from five stockholders and holders of investment notes. These borrowings are included with Other Loans Payable on the balance sheet. These loans are due and payable upon demand.

There is a note receivable of $185,450 included in other receivables, shown on the balance sheet at March 31, 2008 and December 31, 2007 as contra-equity, made to the Company’s CEO for the purchase of 100,000 shares of stock in the Company, which secures the loan. The interest rate on this loan is seven percent. At March 31, 2008 and December 31, 2007, all payments under this loan had been timely made and the there was no accrued interest receivable on this loan.

Included in the notes receivable at March 31, 2008 are six loans in the amount of $9,767,866 to a trust for the benefit of a significant stockholder. The majority of these loans ($9.54 million) were made prior to the period ending March 31, 2008. The proceeds of these loans were used to purchase real estate which serves as security for the loans. The Company holds a first or second lien position with respect to the collateral securing approximately $9.75 million of these loans as well as other real and personal collateral . The loans bear interest at 8% per annum and have some variable up-side features. Additional interest is earned on certain loans if the rental income the borrower receives from the property exceeds certain allowable expenses. In addition, upon the sale of certain the real property(ies) (or components thereof), the Company is to receive one quarter or one-half, depending on the specific property, of any gain after adjusting for certain costs and commissions. The loans do not have any variable down-side features which would cause interest to be lower than the stated rate on each loan. Under the terms of the loans any refinancing or sale of the properties must be approved by the Company in advance. During the quarters ended March 31, 2008 and 2007, the Company recognized $0 in additional interest from the above loan features. The Company recognizes such additional interest earned through variable up-side loan features only when the additional interest is collected.

All of the above transactions were consummated on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers.

During the three months ended March 31, 2008, the Company purchased 150,000 shares of its common stock held by Robert L. Harris, Chief Executive Officer and President, at $2.00 per share, for a total of $300,000.

NOTE F—STOCK BASED COMPENSATION

The Company has granted stock-based compensation awards to employees and directors. Awards may consist of common stock or stock options. The Company’s stock options have five-year terms and vest over three years in three equal annual installments. The stock options provide for option exercise prices equal to or greater than the fair market value of the common stock at the date of the grant, as determined by the Board on the grant date.

No stock options were granted during the three months ended March 31, 2008 or 2007. The Company accrues related compensation expenses as its options vest in accordance with SFAS 123(R), Share-Based Payment. The Company recognized $3,523 and $7,500 stock-based compensation expense during the three months ended March 31, 2008 and 2007, respectively, from the vesting of stock options issued in earlier periods. Stock-based compensation includes the value of stock granted to directors for their service, which was $0 and $7,500, respectively, for the three months ended March 31, 2008 and 2007.

A summary of stock option activity during the three months ended March 31, 2008 and related information is included in the table below:

	Number of Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2008	241,250	$2.39		$–
Granted	–
Exercised	–
Forfeited or expired	–			–

Outstanding at March 31, 2008	241,250	2.39	2.09	–

Exercisable at March 31, 2008	187,917	2.17	1.75	–

NOTE G—COMMITMENTS AND CONTINGENT LIABILITIES

Off-Balance Sheet Arrangements

  The Company enters into off-balance sheet arrangements in the normal course of its business. These arrangements consist primarily of lines-of-credit and draw-type loans. At March 31, 2008, the Company had $5.67 million in loans of this type. The unused or unfunded amount on these types of loans totaled $.90 million as of March 31, 2008.

You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to distribute or sell securities in any jurisdiction where the distribution or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

$220,000,000

Series 3 Senior
Secured Notes
(Demand Notes and Fixed Term Notes)

$30,000,000

Series 4 Subordinated
Unsecured Notes
(Fixed Term Notes)

PROSPECTUS

KH Funding Company

August 4, 2008

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)	the act or omission of the director was material to the matter giving rise to such proceeding and

(A)	was committed in bad faith or

(B)	was the result of active and deliberate dishonesty;

(2)	the director actually received an improper personal benefit in money, property, or services; or

(3)	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The Maryland General Corporation Law also permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)	a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

KH Funding Company (“KH Funding”) has provided for indemnification of directors, officers, employees and agents in Article VI of its Byblaws (the “Bylaws”). The relevant provisions of the Bylaws read as follows:

Section 6.1. Indemnification to Extent Permitted by Law. The Corporation shall indemnify to the full extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a Director, Officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or is or was serving at the request of the Corporation as a trustee or administrator or in any other fiduciary capacity under any pension, profit sharing, or other deferred compensation plan, or under any employee welfare benefit plan of the Corporation.

Section 6.5. Certain Persons not to be Indemnified. Notwithstanding the provisions of this Article, the Corporation may not indemnify any bank, trust company, investment adviser, or actuary against any liability which that entity or person may have by reason of acting as a “fiduciary” of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act, as amended from time to time) established for the benefit of the Corporation’s employees.

The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its Articles of Incorporation the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent:

(1)	the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)
a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

KH Funding has limited the liability of its directors and officers for money damages in Article TENTH of its Articles of Incorporation, as amended, and in Section 6.2 of its Bylaws. Article TENTH of the Charter reads as follows:

TENTH: To the full extent permitted under the Maryland General Corporation Law as in effect on the date hereof, or as hereafter from time to time amended, no director or officer shall be liable to the Corporation or to its stockholders for money damages for any breach of any duty owed by such director or officer to the Corporation or any of its stockholders. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer or former director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

Section 6.2 of the Bylaws reads as follows:

Section 6.2. Payment of Expenses in Advance of Final Disposition of Action. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative, or investigative action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of that action, suit, or proceeding, on the conditions and to the extent permitted by law.

As permitted under Section 2-418(k) of the Maryland General Corporation Law, KH Funding’s Bylaws permit it to purchase insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not KH Funding would have the power to indemnify such persons under the provisions of Maryland law governing indemnification. KH Funding has purchased director’s and officer’s liability insurance.

Item 25. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the notes specified in this Prospectus. The following table sets forth the estimated expenses to be incurred in connection with the offering of the notes:

Description	Amount (1)
SEC Registration Fees	$25,000
State Blue Sky Filing Fees	25,000
NASD Fees	25,000
Trustee Fees	10,000
Commissions	200,000
Printing Fees and Expenses	25,000
Legal Fees	100,000
Accounting Fees	20,000
Advertising Fees	10,000
Total	$440,000

(1) All expenses are estimated except for SEC Registration fees.

Item 26. Recent Sales of Unregistered Securities.

The following information relates to sales by KH Funding within the past three fiscal years of securities without registration pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

Issuances of Capital Stock

On January 1, 2006, KH Funding granted a total of 12,900 shares of common stock to members of the Board of Directors and certain employees of KH Funding. KH Funding did not receive any cash in connection with these grants. These shares of stock were issued under the 2005 Incentive Stock Option Plan without registration under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.

On February 1, 2006, KH Funding completed a private placement to an existing security holder of 495 shares of the common stock of KH Funding at a purchase price of $3.00 per share. Net proceeds to KH Funding were $1,485. This sale was consummated without registration under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.

On March 31, 2006, KH Funding completed a private placement of 91,000 shares of the common stock of KH Funding at a purchase price of $3.00 per share. Net proceeds to KH Funding were $273,000. This sale was consummated without registration under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Also, on March 31, 2006, options were exercised which resulted in the purchase of 40,000 shares of common stock at an exercise price of $2.00 per share, with net proceeds to KH Funding of $80,000. were consummated without registration under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On June 30, 2006, KH Funding completed a private placement of 30,000 shares of the common stock of KH Funding at a purchase price of $3.00 per share. Net proceeds to KH Funding were $90,000. were consummated without registration under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.

On April 26, 2007, KH Funding completed a private placement of 330 shares of the common stock of KH Funding at a purchase price of $2.60 per share. Net proceeds to KH Funding were $858. were consummated without registration under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.

Grants of Stock Options

In addition, within the past three fiscal years, KH Funding granted options to purchase 250,000 shares of common stock with exercise prices of between $2.25-3.30 per share, to employees pursuant to our 2005 Equity Incentive Plan. Specific information about these grants is set forth in the following table:

Date of Grant	Exercise Price	Number of Shares
1/27/2005	$2.25	100,000
7/10/2006	$3.00	100,000
7/10/2006	$3.30	50,000

No underwriters were used in any of the foregoing transactions. These issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) as a transaction by an issuer not involving a public offering.

Short-Term Borrowings

During 2007, KH Funding borrowed approximately $24.6 million in short-term funds from 28 persons and their affiliates, of which amount approximately $23.9 million had been repaid as of December 31, 2007. Information about these loans are provided in the following table:

Initial Interest Rate	Number of Loans	Aggregate Loan Amount
0.00%	10	$490,347
6.00%	7	4,131,289
6.25%	15	13,967,004
6.50%	3	321,211
6.75%	1	16,050
7.25%	1	3,600
7.35%	1	5,000
7.60%	1	182,110
8.25%	1	187,421
8.50%	1	267,741
8.75%	1	8,000
9.15%	2	1,876,891
10.00%	1	3,189,989
		$24,643,653

Each borrowing was independently negotiated with the lender. All lenders are holders of KH Funding common stock and/or investment notes and some of them are directors and/or executive officers of KH Funding. Although KH Funding believes that such borrowings did not constitute the sale of “securities” within the meaning of the Securities Act, KH Funding believes that these borrowings, if deemed to be the sale of “securities”, qualified for the exemption from registration provided by Section 4(2) of the Securities Act.

Item 27. Exhibits.

The exhibits filed or furnished with this registration statement are listed in the Exhibit Index which immediately follows the signatures hereto, and such Exhibit Index is hereby incorporated herein by reference.

Item 28. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any additional or changed material information on the plan of distribution;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)-(d).N/A

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) N/A

(g) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant had duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Silver Spring, State of Maryland, on August 4, 2008.

KH FUNDING COMPANY
/s/ Robert L. Harris
Robert L. Harris, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of August 4, 2008, in the capacities indicated:

Name	Title

/s/ Robert L. Harris
Robert L. Harris	President, Chief Executive Officer, Chief Financial Officer and Director

/s/ Jack H. Breskow*
Jack H. Breskow	Director

/s/ Alvin Shapiro*
Alvin Shapiro	Director

/s/ Jeremiah P. Connor*
Jeremiah P. Connor	Director

* By:	/s/ Robert L. Harris
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
3.1(i)	Articles of Incorporation of KH Funding Company (Incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form SB-2 filed on June 26, 2003, File No. 333-106501)
3.1(ii)	Articles of Amendment of KH Funding Company (Incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form SB-2 filed on June 26, 2003, File No. 333-106501)
3.2	Bylaws of KH Funding Company (Incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form SB-2 filed on June 26, 2003, File No. 333-106501)
4.1
Indenture by and between KH Funding Company, as Issuer, and Wells Fargo Bank Minnesota, N.A., as Trustee, dated August 27, 2003 (Incorporated by reference to Exhibit 4 of the Registrant’s Registration Statement on Form SB-2 filed on June 26, 2003, File No. 333-106501)

4.2
Indenture by and between KH Funding Company, as Issuer, and Wells Fargo Bank Minnesota, N.A., as Trustee, dated August 2, 2004 (Incorporated by reference to Exhibit 4 of the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 filed on July 11, 2005, File No. 333-117038)

4.3
First Supplemental Indenture by and between KH Funding Company, as Issuer, and Wells Fargo Bank, N.A., as Trustee, dated July 1, 2005 (Incorporated by reference to Exhibit 4.3 of the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2 filed on July 1, 2005, File No. 333-124155)

4.4
Security Agreement by and between KH Funding Company, as Issuer, and Wells Fargo Bank, N.A., as Trustee, dated May 18, 2005 (Incorporated by reference to Exhibit 4.4 of the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 filed on June 1, 2005, File No. 333-124155)

4.5
Deposit Account Control Agreement by and among KH Funding Company, as Issuer, Wells Fargo Bank, N.A., as Trustee, and Access National Bank, dated June 15, 2005 (Incorporated by reference to Exhibit 4.5 of the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form SB-2 filed on July 1, 2005, File No. 333-124155)

4.6
Amended and Restated Second Supplemental Indenture by and between KH Funding Company, as Issuer, and Wells Fargo Bank, N.A., as Trustee, dated January 16, 2008 (Incorporated by reference to Exhibit 4.6 of the Registrant’s Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 filed on January 23, 2008 (File No. 333-135330)

4.7
Account Control Agreement by and among KH Funding Company, as Issuer, Wells Fargo Bank, N.A., as Trustee, and the brokerage company a party thereto, dated September 17, 2007 (Incorporated by reference to Exhibit 4.7 of the Registrant’s Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 filed on January 23, 2008 (File No. 333-135330)

4.8
Deposit Account Control Agreement by and among KH Funding Company, as Issuer, Wells Fargo Bank, N.A., as Trustee, and Bank of America, N.A., dated October 17, 2006 (Incorporated by reference to Exhibit 4.8 of the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 filed on August 10, 2005, File No. 333-135330)

5
Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (Incorporated by reference to Exhibit 5 of the Registrant’s Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 filed on January 23, 2008 (File No. 333-135330)

10.1	1998 Stock and Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form SB-2 filed on June 26, 2003, File No. 333-106501)
10.2	Form of Participation Agreement (Incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form SB-2 filed on June 30, 2005, File No. 333-117038)
10.3	2005 Equity Incentive Plan (Incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form SB-2 filed on June 10, 2005, file No 333-124155)
10.4	Selling Agreement by and between KH Funding Company and Spencer Edwards, Inc. (Incorporated by reference to Exhibit 10.3 of the Registrant’s Form 10-KSB for the year ended December 31, 2004)

10.5
Selling Agreement by and between KH Funding Company and Capital Financial Services, Inc. (Incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form SB-2 filed on June 30, 2005, file No. 333-117038)

10.6
Selling Agreement by and between KH Funding Company and CapWest Securities, Inc. (Incorporated by reference to Exhibit 10.6 of the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 filed on August 10, 2005, File No. 333-135330)

10.7
Promissory note dated July 12, 2006 issued by Jin Suk Kim to KH Funding Company and related Pledge Agreement and Guaranty (Incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-QSB for the quarter ended June 30, 2007)

10.8
Promissory note dated August 10, 2006 issued by Jin Suk Kim to KH Funding Company and related Indemnity Deed of Trust and Security Agreement (Incorporated by reference to Exhibit 10.2 of the Registrant’s Form 10-QSB for the quarter ended June 30, 2007)

10.9	Promissory note dated September 12, 2006 issued by Jin Suk Kim to KH Funding Company (Incorporated by reference to Exhibit 10.3 of the Registrant’s Form 10-QSB for the quarter ended June 30, 2007)
23.1	Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander (included in their opinion in Exhibit 5)
23.2	Consent of Stegman & Company*
24	Power of Attorney (previously filed)
25
Statement of Eligibility of Trustee on Form T-1 (Incorporated by reference to Exhibit 25 of the Registrant’s Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 filed on January 23, 2008 (File No. 333-135330)

99.1
Form of Subscription Agreement(s) and related materials (incorporated by reference to Exhibit 99.1 of the Registrant’s Post-Effective Amendment No. 3 to the Registration Statement on Form SB-2 on Form S-1 filed on May 5, 2008, File No. 333-135330)

99.2	Form of Prospectus Supplement (Incorporated by reference to the Registrant’s Form 424B3 filed on October 15, 2007, File No. 333-117038)

* Filed herewith